     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 1, 1996
                                                      REGISTRATION NO. 33-
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                                      CORPORATION
             (Exact name of registrant as specified in its charter)

          NORTH CAROLINA                               6711                           56-0906609
   (State or other jurisdiction                  (Primary Standard                 (I.R.S. Employer
of incorporation or organization)     Industrial Classification Code Number)     Identification No.)

                          NATIONSBANK CORPORATE CENTER
                             100 NORTH TRYON STREET
                        CHARLOTTE, NORTH CAROLINA 28255
                                 (704) 386-5000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                PAUL J. POLKING
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                            NATIONSBANK CORPORATION
                          NATIONSBANK CORPORATE CENTER
                             100 NORTH TRYON STREET
                        CHARLOTTE, NORTH CAROLINA 28255
                                 (704) 386-5000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                   COPIES TO:

                 BOYD C. CAMPBELL, JR.                                       L. PROCTOR THOMAS
          SMITH HELMS MULLISS & MOORE, L.L.P.                              BAKER & BOTTS, L.L.P.
                 227 NORTH TRYON STREET                                     3000 ONE SHELL PLAZA
            CHARLOTTE, NORTH CAROLINA 28202                                 HOUSTON, TEXAS 77002
                     (704) 343-2000                                            (713) 229-1234

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:
                       CALCULATION OF REGISTRATION FEE
[CAPTION]

                                                              PROPOSED MAXIMUM          PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF            AMOUNT TO BE             OFFERING PRICE              AGGREGATE
 SECURITIES TO BE REGISTERED           REGISTERED                 PER UNIT               OFFERING PRICE
Common Stock................        1,420,000 shares                (1)                 $180,138,739(2)
    TITLE OF EACH CLASS OF             AMOUNT OF
 SECURITIES TO BE REGISTERED        REGISTRATION FEE
Common Stock................            $62,117

(1) Not applicable.
(2) Computed in accordance with Rule 457(f) under the Securities Act of 1933, as amended, based on (i) the average of the high and low sale price reported on The Nasdaq Stock Market on March 27, 1996 of the Charter Bancshares, Inc. Common Stock and (ii) the December 31, 1995 book value of the Charter Bancshares, Inc. Special Common Stock, to be received by the Registrant in exchange for the securities registered hereby.
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

                            NATIONSBANK CORPORATION
                             CROSS REFERENCE SHEET
                    PURSUANT TO REGULATION S-K, ITEM 501(B)

FORM S-4 ITEM                                           PROXY STATEMENT-PROSPECTUS HEADING
Information About the Transaction
  1.  Forepart of Registration Statement and Outside
      Front Cover Page of Prospectus..................  Facing Page of Registration Statement; The Cross Reference Sheet;
                                                        Outside Front Cover Page of Proxy Statement-Prospectus
  2.  Inside Front and Outside Back Cover Pages of
      Prospectus......................................  TABLE OF CONTENTS; AVAILABLE INFORMATION; INCORPORATION OF CERTAIN
                                                        DOCUMENTS BY REFERENCE
  3.  Risk Factors, Ratio of Earnings to Fixed Charges
      and Other Information...........................  SUMMARY
  4.  Terms of the Transaction........................  SUMMARY; THE MERGER; COMPARISON OF NATIONSBANK COMMON STOCK AND CHARTER
                                                        CAPITAL STOCK
  5.  Pro Forma Financial Information.................  *
  6.  Material Contacts with the Company Being
      Acquired........................................  THE MERGER -- Background of and Reasons for the Merger, -- Interests of
                                                        Certain Persons in the Merger
  7.  Additional Information Required for Reoffering
      by Persons and Parties Deemed to be
      Underwriters....................................  *
  8.  Interests of Named Experts and Counsel..........  LEGAL OPINIONS; EXPERTS
  9.  Disclosure of Commission Position on Indemni-
      fication for Securities Act Liabilities.........  *
Information About the Registrant
 10.  Information with Respect to S-3 Registrants.....  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE; SUMMARY; INFORMATION
                                                        ABOUT NATIONSBANK
 11.  Incorporation of Certain Information by
      Reference.......................................  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
 12.  Information with Respect to S-2 or
      S-3 Registrants.................................  *
 13.  Incorporation of Certain Information............  *
 14.  Information with Respect to Registrants other
      than S-2 or S-3 Registrants.....................  *
Information About the Company Being Acquired
 15.  Information with Respect to S-3 Companies.......  *
 16.  Information with Respect to S-2 or
      S-3 Companies...................................  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE; SUMMARY; INFORMATION
                                                        ABOUT CHARTER
 17.  Information with Respect to Companies other than
      S-2 or S-3 Companies............................  *
Voting and Management Information
 18.  Information if Proxies, Consents or
      Authorizations are to be Solicited..............  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE; SUMMARY; THE SPECIAL
                                                        MEETING OF SHAREHOLDERS OF CHARTER; THE MERGER -- Dissenters' Rights of
                                                        Charter Shareholders; THE MERGER -- Interests of Certain Persons in the
                                                        Merger; INFORMATION ABOUT NATIONSBANK -- Management and Additional
                                                        Information; INFORMATION ABOUT CHARTER -- Management and Additional
                                                        Information; CHARTER ANNUAL MEETING
 19.  Information if Proxies, Consents or
      Authorizations are not to be Solicited or in an
      Exchange Offer..................................  *

* Item is omitted because answer is negative or item is inapplicable.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. Information contained herein is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                             SUBJECT TO COMPLETION
PROXY STATEMENT-PROSPECTUS                                    APRIL       , 1996

                                  NATIONSBANK(R)
                                  COMMON STOCK
     This Proxy Statement-Prospectus relates to the shares of common stock (the "NationsBank Common Stock") of NationsBank Corporation, a North Carolina corporation ("NationsBank"), offered hereby to the shareholders of Charter Bancshares, Inc., a Texas corporation ("Charter"), upon consummation of a proposed merger (the "Merger") of Charter with and into NB Holdings Corporation, a Delaware corporation and a wholly owned subsidiary of NationsBank ("Holdings"), or a newly formed direct wholly owned subsidiary of NationsBank (Holdings or such new subsidiary being referred to herein as the "Merger Subsidiary") with the Merger Subsidiary as the surviving corporation, pursuant to an Agreement and Plan of Merger between NationsBank and Charter dated as of January 25, 1996 (the "Agreement"). Upon completion of the Merger, each share of Charter common stock, par value $1.00 per share ("Charter Common Stock"), and each share of Charter Class B Special Common Stock, par value $1.00 per share, and each share of Charter Series C Special Common Stock, par value $1.00 per share (collectively, the "Charter Special Common Stock" and, together with the Charter Common Stock, the "Charter Capital Stock") will be converted into the right to receive 0.385 shares of NationsBank Common Stock (the "Exchange Ratio"). Each holder of Charter Capital Stock who would otherwise be entitled to receive a fraction of a share of NationsBank Common Stock (after taking into account all of a shareholder's certificates) will receive, in lieu thereof, the equivalent cash value of such fraction of a share, without interest. Consummation of the Merger is subject to several conditions, including, among others, the affirmative vote of the holders of two-thirds of the votes represented by the outstanding shares of Charter Capital Stock, voting together without distinction as to class, to approve the Agreement and the transactions contemplated thereby and the approval of appropriate regulatory authorities. See "THE MERGER -- Conditions to the Merger."
     NationsBank Common Stock is listed on the New York Stock Exchange, Inc. (the "NYSE") and The Pacific Stock Exchange Incorporated (the "PSE") under the trading symbol "NB," and certain shares of NationsBank Common Stock are listed also on the Tokyo Stock Exchange. The last reported sales price of NationsBank
Common Stock on the NYSE Composite Transactions List on April   , 1996 was
$      per share and on January 24, 1996, the last full trading day preceding public announcement of the proposed Merger, was $67.00 per share. Charter Common Stock is quoted and traded on The Nasdaq Stock Market under the trading symbol "SAIL." The last reported sales price per share of Charter Common Stock as
reported by The Nasdaq Stock Market ("Nasdaq") on April   , 1996 was $      per
share and on January 24, 1996 was $23.50 per share. There is no trading market for Charter Special Common Stock. See "PRICE RANGE OF COMMON STOCK AND DIVIDENDS."
     ANY SHAREHOLDER OF CHARTER WHO DESIRES TO DISSENT FROM THE MERGER HAS THE RIGHT TO DISSENT UNDER APPLICABLE PROVISIONS OF TEXAS LAW AND, UPON STRICT COMPLIANCE WITH APPLICABLE STATUTORY PROCEDURES, TO RECEIVE PAYMENT OF THE FAIR VALUE OF HIS OR HER SHARES OF CHARTER CAPITAL STOCK. A SHAREHOLDER WHO WANTS TO DISSENT FROM THE MERGER MUST NOT VOTE ANY SHARES OF CHARTER CAPITAL STOCK IN FAVOR OF THE AGREEMENT. SEE "THE MERGER -- DISSENTERS' RIGHTS OF CHARTER SHAREHOLDERS."
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION, THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH
      CAROLINA (THE "COMMISSIONER") OR ANY STATE SECURITIES COMMISSION NOR
      HAS THE SECURITIES AND EXCHANGE COMMISSION, THE COMMISSIONER OR ANY
       STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
          ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY
            REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.
THE SHARES OF NATIONSBANK COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS
  OR BANK DEPOSITS, ARE NOT OBLIGATIONS OF OR GUARANTEED BY ANY BANKING OR
     NONBANKING AFFILIATE OF NATIONSBANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT
              INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.
                                PROXY STATEMENT
                       SPECIAL MEETING OF SHAREHOLDERS OF
                      CHARTER BANCSHARES, INC. TO BE HELD
                                  MAY   , 1996
     THIS PROXY STATEMENT-PROSPECTUS SERVES AS A PROXY STATEMENT OF CHARTER IN CONNECTION WITH THE SOLICITATION OF PROXIES TO BE USED AT THE SPECIAL MEETING OF
SHAREHOLDERS OF CHARTER TO BE HELD ON MAY   , 1996 FOR THE PURPOSES DESCRIBED
HEREIN (THE "SPECIAL MEETING") AND IS FIRST BEING MAILED TO SHAREHOLDERS OF
CHARTER ON OR ABOUT APRIL   , 1996.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT-PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NATIONSBANK OR CHARTER. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO EXCHANGE OR SELL, OR A SOLICITATION OF AN OFFER TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT-PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE INFORMATION CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS SPEAKS AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFICALLY INDICATED. INFORMATION CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS REGARDING NATIONSBANK, AND PRO FORMA INFORMATION, HAS BEEN FURNISHED BY NATIONSBANK, AND INFORMATION HEREIN REGARDING CHARTER HAS BEEN FURNISHED BY CHARTER.
                               TABLE OF CONTENTS

                                                        PAGE
    AVAILABLE INFORMATION.............................  PAGE3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......     3
SUMMARY...............................................     4
THE SPECIAL MEETING OF SHAREHOLDERS OF CHARTER........    15
  General.............................................    15
  Proxies.............................................    15
  Solicitation of Proxies.............................    15
  Record Date and Voting Rights.......................    15
  Recommendation of Charter Board.....................    16
THE MERGER............................................    16
  Description of the Merger...........................    16
  Effective Time of the Merger........................    17
  Exchange of Certificates............................    17
  NationsBank Ownership of Charter Common Stock.......    17
  Background of and Reasons for the Merger............    18
  Opinion of Charter's Financial Advisor..............    20
  Conditions to the Merger............................    22
  Conduct of Business Prior to the Merger.............    23
  Modification, Waiver and Termination;
     Expenses.........................................    24
  Certain Federal Income Tax Consequences.............    26
  Interests of Certain Persons in the Merger..........    26
  Dissenters' Rights of Charter Shareholders..........    27
  Accounting Treatment................................    28
  Bank Regulatory Matters.............................    28
  Restrictions on Resales by Affiliates...............    29
  Dividend Reinvestment and Stock Purchase
     Plan.............................................    29
PRICE RANGE OF COMMON STOCK AND DIVIDENDS.............    30
  Market Prices.......................................    30
  Dividends...........................................    30
INFORMATION ABOUT NATIONSBANK.........................    31
  General.............................................    31
  Operations..........................................    31
  Management and Additional Information...............    31
  Supervision and Regulation..........................    32
INFORMATION ABOUT CHARTER.............................    34
  General.............................................    34
  Operations..........................................    34
  Management and Additional Information...............    34
  Supervision and Regulation..........................    35
COMPARISON OF NATIONSBANK COMMON STOCK AND CHARTER
  CAPITAL STOCK.......................................    36
  NationsBank Common Stock............................    36
  Charter Capital Stock...............................    39
  Comparison of Voting and Other Rights...............    39
LEGAL OPINIONS........................................    41
EXPERTS...............................................    41
CHARTER ANNUAL MEETING................................    41
APPENDIX A -- Agreement and Plan of Merger............   A-1
APPENDIX B -- Opinion of Fox-Pitt, Kelton Inc.........   B-1
APPENDIX C -- Provisions of the Texas Business
  Corporation Act Regarding Dissenters' Rights........   C-1

                             AVAILABLE INFORMATION
     NationsBank has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of NationsBank Common Stock to be issued in connection with the Merger. For further information pertaining to the shares of NationsBank Common Stock to which this Proxy Statement-Prospectus relates, reference is made to such Registration Statement, including the exhibits and schedules filed as a part thereof. As permitted by the rules and regulations of the Commission, certain information included in the Registration Statement is omitted from this Proxy Statement-Prospectus. In addition, NationsBank and Charter are subject to certain of the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file certain reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference room of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and copies of such materials can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, copies of such materials are available for inspection and reproduction at the public reference facilities of the Commission at its New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and at its Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Reports, proxy statements and other information concerning NationsBank also may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and at the offices of the PSE, 301 Pine Street, San Francisco, California 94104.
     A copy of Charter's Annual Report on Form 10-K for the year ended December 31, 1995 (the "1995 Annual Report") accompanies this Proxy Statement-Prospectus.
                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The following documents previously filed by NationsBank with the Commission are hereby incorporated by reference in this Proxy Statement-Prospectus: (a) the NationsBank Annual Report on Form 10-K for the year ended December 31, 1995; (b) the description of NationsBank Common Stock contained in the NationsBank registration statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating such description, including the NationsBank Current Report on Form 8-K filed September 21, 1994 and (c) the NationsBank Current Reports on Form 8-K filed January 12, 1996, February 1, 1996 and March 8, 1996.
     The following documents previously filed by Charter with the Commission are hereby incorporated by reference in this Proxy Statement-Prospectus: (a) the Charter Annual Report on Form 10-K for the year ended December 31, 1995; and (b) the Charter Current Report on Form 8-K filed January 31, 1996.
     In addition, all documents filed by NationsBank and Charter with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the time at which the Special Meeting has been finally adjourned are hereby deemed to be incorporated by reference herein. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement-Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus.
     THIS PROXY STATEMENT-PROSPECTUS INCORPORATES CERTAIN DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE DOCUMENTS RELATING TO NATIONSBANK (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH EXHIBITS ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM JOHN E. MACK, SENIOR VICE PRESIDENT AND TREASURER, NATIONSBANK CORPORATION, NATIONSBANK CORPORATE CENTER, CHARLOTTE, NORTH CAROLINA 28255, TELEPHONE (704) 386-5833. THE DOCUMENTS RELATING TO CHARTER (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH EXHIBITS ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM MICHAEL A. ROY, SENIOR VICE PRESIDENT AND SECRETARY, CHARTER BANCSHARES, INC., 2600 CITADEL PLAZA DRIVE, SUITE 600, HOUSTON, TEXAS 77008, TELEPHONE (713) 692-6121. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST
SHOULD BE MADE BY MAY   , 1996. PERSONS REQUESTING COPIES OF EXHIBITS TO SUCH
DOCUMENTS THAT ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS WILL BE CHARGED THE COSTS OF REPRODUCTION AND MAILING.
                                    SUMMARY
     THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN INFORMATION SET FORTH ELSEWHERE IN THIS PROXY STATEMENT-PROSPECTUS AND IS NOT INTENDED TO BE COMPLETE. IT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT-PROSPECTUS, THE ACCOMPANYING APPENDICES AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE.
GENERAL
     This Proxy Statement-Prospectus, Notice of Special Meeting of Charter
shareholders to be held on May   , 1996 and form of proxy solicited in
connection therewith are first being mailed to Charter shareholders on or about
April   , 1996. At the Special Meeting, the holders of Charter Capital Stock will consider and vote on whether to approve the Agreement and the transactions contemplated thereby. A copy of the Agreement is attached hereto as Appendix A. THE COMPANIES
     NATIONSBANK. NationsBank is a multi-bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"), was organized under the laws of the State of North Carolina in 1968 and has as its principal assets the stock of its subsidiaries. Through its banking subsidiaries (the "NationsBank Banks") and its various non-banking subsidiaries, NationsBank provides banking and banking-related services, primarily throughout the Southeast and Mid-Atlantic states and Texas. At December 31, 1995, NationsBank had total assets of $187 billion, making it the third largest banking company in the United States. The principal executive offices of NationsBank are located at NationsBank Corporate Center, Charlotte, North Carolina 28255, and its telephone number is (704) 386-5000. All references herein to NationsBank refer to NationsBank Corporation and its subsidiaries, unless the context otherwise requires.
     For additional information regarding NationsBank and the combined company that would result from the Merger, see "THE MERGER" and "INFORMATION ABOUT NATIONSBANK."
     CHARTER. Charter is a multi-bank holding company registered under the BHCA, was organized under the laws of the State of Texas in 1978 and has as its principal assets the stock of its subsidiaries. Charter provides commercial and related financial banking services through its bank subsidiaries (the "Charter Banks") which in the aggregate form a network of 21 offices in the Houston-Galveston area. At December 31, 1995, Charter had total assets of $915 million. Charter's principal executive offices are located at 2600 Citadel Plaza Drive, Houston, Texas 77008, and its telephone number is (713) 692-6121.
     For additional information regarding Charter, see "THE MERGER" and "INFORMATION ABOUT CHARTER."
SPECIAL MEETING AND VOTE REQUIRED
     The Special Meeting will be held on May   , 1996 at 10:00 a.m., Houston
time, at the Houstonian Hotel and Conference Center, 111 North Post Oak Lane, Houston, Texas, at which time the shareholders of Charter will be asked to approve the Agreement and the transactions contemplated thereby. The record holders of Charter Capital Stock at the close of business on April 1, 1996 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. On the Record Date, there were outstanding 6,061,625 shares of Charter Common Stock held by 520 holders of record, 219,718 shares of Charter Class B Special Common Stock held by 13 holders of record and 49,518 shares of Charter Series C Special Common Stock held by one holder of record.
     Each share of Charter Common Stock outstanding on the Record Date is entitled to one vote, and each share of Charter Special Common Stock outstanding on the Record Date is entitled to 14 votes.
     Approval of the Agreement and the transactions contemplated thereby will require the affirmative vote of the holders of two-thirds of the votes represented by the outstanding shares of Charter Capital Stock, voting together without distinction as to class. As of the Record Date, the directors and executive officers of Charter and their affiliates beneficially owned an aggregate of 1,764,817 shares, or 29.1%, of the Charter Common Stock entitled to vote at the Special Meeting and 268,722 shares, or 99.8%, of the Charter Special Common Stock entitled to vote at the Special Meeting, which shares, in the aggregate, represent 56.2% of the votes entitled to be cast at the Special Meeting. These amounts include 1,639,356 shares of Charter Common Stock and 268,475 shares of Charter Special Common Stock entitled to be voted at the Special Meeting, representing 54.91% of the votes entitled to be cast at the Special Meeting, as to which Jerry E. Finger, Chairman and Chief Executive Officer of Charter, has sole voting power and has agreed to vote in favor of the Agreement and the transactions contemplated thereby; but do not include shares of Charter Common Stock owned by NationsBank. As of the Record Date, NationsBank owned 2,659,249 shares, or 43.87%, of the Charter Common Stock entitled to be voted at the Special Meeting,
                                       4
representing 27.05% of the votes entitled to be cast at the Special Meeting and which NationsBank intends to vote in favor of the Agreement and the transactions contemplated thereby. See "THE SPECIAL MEETING OF SHAREHOLDERS OF CHARTER."
     SINCE JERRY E. FINGER AND NATIONSBANK INTEND TO VOTE THEIR SHARES OF CHARTER CAPITAL STOCK IN FAVOR OF THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND, IN THE AGGREGATE, THEY HOLD SHARES OF CHARTER CAPITAL STOCK REPRESENTING 81.96% OF THE VOTES ENTITLED TO BE CAST AT THE SPECIAL MEETING, APPROVAL OF THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY IS CURRENTLY EXPECTED.
     Approval of the Agreement by the shareholders of NationsBank is not required.
THE MERGER
     Under the Agreement, after satisfaction of the conditions set forth therein, at the effective time of the Merger (the "Effective Time"), Charter will merge with and into the Merger Subsidiary, with the Merger Subsidiary as the surviving entity. At the Effective Time, each share of Charter Capital Stock outstanding immediately prior to the Effective Time (other than shares (i) held by Charter or its subsidiaries or NationsBank or any of its subsidiaries (in each case other than those shares held in a fiduciary capacity or as a result of debts previously contracted) or (ii) as to which dissenters' rights have been perfected) will be converted into the right to receive 0.385 shares of NationsBank Common Stock, with cash to be paid in lieu of any resulting fractional shares of NationsBank Common Stock. At the Effective Time, any shares of Charter Capital Stock held by Charter or its subsidiaries or NationsBank or any of its subsidiaries (other than those held in a fiduciary capacity or as a result of debts previously contracted) will be canceled and retired without consideration being paid therefor. Each share of NationsBank capital stock outstanding prior to the Merger will continue to be outstanding after the Effective Time.
     If the Merger is consummated, and assuming no change in the number of shares of Charter Capital Stock outstanding after the Record Date, approximately 1,414,000 shares of NationsBank Common Stock would be issued in the Merger to Charter shareholders, representing approximately 0.47% of the NationsBank Common Stock to be outstanding immediately after the Effective Time.
     The Merger is subject to the satisfaction of certain conditions, including, among others, an affirmative vote to approve the Agreement by holders of shares of Charter Capital Stock representing two-thirds of the votes entitled to be cast at the Special Meeting, the effectiveness under the Securities Act of a Registration Statement for shares of NationsBank Common Stock to be issued in the Merger, and the approval of appropriate regulatory agencies.
     For additional information relating to the Merger, see "THE MERGER." RECOMMENDATION OF THE CHARTER BOARD OF DIRECTORS
     THE BOARD OF DIRECTORS OF CHARTER (THE "CHARTER BOARD") HAS APPROVED THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, CHARTER AND ALL OF ITS SHAREHOLDERS AND RECOMMENDS THAT CHARTER'S SHAREHOLDERS VOTE "FOR" APPROVAL OF THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. SUCH APPROVAL AND RECOMMENDATION WERE UNANIMOUS AMONG THE CHARTER BOARD EXCEPT THAT FRANK L. GENTRY, WHO IS A SENIOR EXECUTIVE OF NATIONSBANK AND W.J. SMITH, JR., WHO IS A RETIRED SENIOR EXECUTIVE OF NATIONSBANK, DID NOT TAKE PART IN THE CONSIDERATION OF OR VOTE ON THE AGREEMENT. FOR A DISCUSSION OF THE FACTORS CONSIDERED BY THE CHARTER BOARD IN REACHING ITS CONCLUSIONS, SEE "THE MERGER -- BACKGROUND OF AND REASONS FOR THE MERGER."
OPINION OF CHARTER'S FINANCIAL ADVISOR
     Fox-Pitt, Kelton Inc. ("Fox-Pitt, Kelton"), which has served as financial advisor to Charter in connection with the Merger, has rendered its opinion to the Charter Board that, as of January 25, 1996, consideration to be received by the holders of Charter Capital Stock in the Merger (other than NationsBank and its affiliates) is fair to such holders from a financial point of view. A copy of such opinion, dated January 25, 1996, is attached hereto as Appendix B and should be read in its entirety with respect to assumptions made, matters considered and limitations of the review undertaken by Fox-Pitt, Kelton in rendering such opinion. See "THE MERGER -- Opinion of Charter's Financial Advisor."
EFFECTIVE TIME OF THE MERGER
     Unless otherwise agreed by NationsBank and Charter, the Effective Time is expected to occur on the business day and at the time the Articles of Merger to be executed and filed with the Secretary of State of the State of Texas (the "Texas Articles
                                       5
of Merger") and the Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware (the "Delaware Certificate of Merger") become effective with the respective Secretaries of State of such states. The parties have agreed to use their reasonable efforts to cause the Effective Time to occur on or before the tenth business day (as designated by NationsBank) following the last to occur of (i) the effective date of the last required consent of any state or federal regulatory authority having authority over the Merger (including the expiration of all applicable waiting periods following such consents) or (ii) satisfaction or waiver of all conditions to consummation of the Merger, unless otherwise agreed by NationsBank and Charter. If approved by the Charter shareholders and applicable regulatory authorities, the parties expect that the Effective Time will occur on or before June 30, 1996, although there can be no assurance as to whether or when the Merger will occur. See "THE MERGER -- Effective Time of the Merger" and " -- Conditions to the Merger."
COMPARISON OF NATIONSBANK COMMON STOCK AND CHARTER CAPITAL STOCK
     The rights of NationsBank shareholders and other corporate matters relating to NationsBank Common Stock are controlled by the NationsBank Restated Articles of Incorporation ("NationsBank Articles") and Amended and Restated Bylaws ("NationsBank Bylaws") and by the North Carolina Business Corporation Act (the "NCBCA"). The rights of Charter shareholders and other corporate matters relating to Charter Capital Stock are controlled by the Charter Restated Articles of Incorporation (the "Charter Articles") and Amended and Restated Bylaws (the "Charter Bylaws") and the Texas Business Corporation Act (the "TBCA"). Upon consummation of the Merger, shareholders of Charter will become shareholders of NationsBank whose rights will be governed by the NationsBank Articles and NationsBank Bylaws and by the provisions of the NCBCA. See "COMPARISON OF NATIONSBANK COMMON STOCK AND CHARTER CAPITAL STOCK." MODIFICATION, WAIVER AND TERMINATION
     The Agreement provides that it may be amended by a subsequent writing signed by each party upon the approval of its Board of Directors. However, no amendment modifying the manner or basis in which shares of Charter Capital Stock will be exchanged for shares of NationsBank Common Stock in the Merger may be made after the Special Meeting without the further approval of holders of Charter Capital Stock. The Agreement provides that each party may waive any of the conditions precedent to its obligations to consummate the Merger, to the extent legally permitted.
     The Agreement may be terminated by mutual agreement of the Board of Directors of NationsBank (the "NationsBank Board") and the Charter Board. The Agreement may also be terminated by either the NationsBank Board or the Charter Board (i) if the Board of Governors of the Federal Reserve System (the "Federal Reserve") has denied approval of the Merger and such denial has become final and nonappealable or has approved the Merger subject to conditions that, in the judgment of NationsBank, would restrict NationsBank or its subsidiaries or affiliates in their respective spheres of operations and business activities after the Effective Time, (ii) in the event of certain breaches or failures by the other party to satisfy conditions to consummation of the Merger, or (iii) if the Effective Time does not occur by December 31, 1996. NationsBank may also terminate the Agreement if Charter's shareholders fail to approve the Agreement and the transactions contemplated thereby at the Special Meeting.
     Charter may also terminate the Agreement if Charter has not materially breached the Agreement and the Charter Board receives a proposal or offer from another party to acquire all or any significant part of the business and properties or capital stock of Charter that the Charter Board determines in its good faith judgment and in the exercise of its fiduciary duties (based as to legal matters on the written opinion of legal counsel and as to financial matters on the written opinion of an investment banking firm of national reputation) is more favorable to the Charter shareholders than the Exchange Ratio and the Merger and that the failure to terminate the Agreement and accept such offer would be inconsistent with the proper exercise of its fiduciary duties. However, a termination for this reason would not be effective until Charter pays NationsBank a termination fee of $2,000,000, plus up to $500,000 of certain reasonable out-of-pocket expenses incurred by NationsBank in connection with or arising out of the transactions contemplated by the Agreement.
     In addition, the Agreement may be terminated by the Charter Board, at its sole option, if either:
          (1) both (a) the Average Closing Price on the Determination Date (I.E., the average closing price of NationsBank Common Stock for the ten full trading days ending on the date the Federal Reserve approves the Merger) is less than $56.419 and (b) (i) the number obtained by dividing the Average Closing Price on the Determination Date by $66.375 is less than
     (ii) the number obtained by dividing the Index Price (being the weighted average closing price per share of the common stocks of the "Index Group", a group of 20 bank holding companies selected by NationsBank and Charter as being relevant for purposes of distinguishing changes in NationsBank's stock prices that are unique from those reflective
                                       6
     of general changes in comparable companies) on the Determination Date, by $48.67 (being the Index Price on January 17, 1996) and subtracting 0.15 from the quotient in this clause (1)(b)(ii); or
          (2) The Average Closing Price on the Determination Date is less than $53.100.
     See "THE MERGER -- Modification, Waiver and Termination; Expenses."
CERTAIN FEDERAL INCOME TAX CONSEQUENCES
     The Merger is intended to qualify as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). Blanchfield Cordle & Moore, P.A., tax counsel to NationsBank, has delivered an opinion, based upon certain customary assumptions and representations, to the effect that, for federal income tax purposes, no gain or loss will be recognized by the Charter shareholders as a result of the Merger to the extent that they receive NationsBank Common Stock solely in exchange for their Charter Capital Stock. For a more complete description of the federal income tax consequences, see "THE MERGER -- Certain Federal Income Tax Consequences."
INTERESTS OF CERTAIN PERSONS IN THE MERGER
     Certain members of Charter's management and Board of Directors may be deemed to have interests in the Merger in addition to their interests, if any, as shareholders of Charter generally. Among those interests are certain employment and change in control agreements that provide for severance pay and other benefits upon the occurrence of a merger or other change in control, the agreement of NationsBank to pay severance payments to certain employees of Charter and/or to make cash payments in lieu of options or to grant options on NationsBank Common Stock to certain employees of Charter who would have received benefits under a stock option plan proposed by the Compensation Committee of the Charter Board for submission to a vote of Charter shareholders, and agreements by NationsBank to indemnify directors, officers, employees and agents of Charter and its subsidiaries from and after the Effective Time against certain liabilities arising prior to the Effective Time to the full extent permitted under Texas law and the Charter Articles and the Charter Bylaws. NationsBank has also agreed to use its reasonable efforts to maintain Charter's existing directors' and officers' liability insurance policy for a period of six years after the Merger, subject to certain limitations. See "THE MERGER -- Interests of Certain Persons in the Merger."
DISSENTERS' RIGHTS
     If the Agreement and the transactions contemplated thereby are approved by Charter shareholders, any Charter shareholder who follows certain statutory procedures may demand payment of the fair value of such shareholder's Charter Capital Stock in lieu of the NationsBank Common Stock to be received pursuant to the Agreement. A Charter shareholder who wishes to demand such payment must strictly comply with statutory procedures set forth in Sections 5.12 and 5.13 of the TBCA, copies of which are attached hereto as Appendix C. These statutory procedures require that Charter shareholders who desire to exercise dissenters' rights (1) must file with Charter, prior to the Special Meeting, a written objection stating that such shareholder will exercise his or her right of dissent if the Agreement and the transactions contemplated thereby are approved and (2) may not vote in favor of the Agreement and the transactions contemplated thereby. Holders of Charter Capital Stock who vote against the Agreement and the transactions contemplated thereby will receive NationsBank Common Stock and cash in lieu of fractional shares in the event the Agreement and the transactions contemplated thereby are approved if such holders do not properly exercise their dissenters' rights. See "THE MERGER -- Dissenters' Rights of Charter Shareholders."
ACCOUNTING TREATMENT
     It is intended that the Merger will be accounted for as a purchase under generally accepted accounting principles. See "THE MERGER -- Accounting Treatment."
REGULATORY APPROVALS
     The Merger is subject to the approval of the Federal Reserve. The Merger may not be consummated until expiration of applicable waiting periods.
     NationsBank and Charter have filed all required applications for regulatory review and approval or notice with the Federal Reserve in connection with the Merger. There can be no assurance that such approval will be obtained or as to the date of such approval.
                                       7

     See "THE MERGER -- Conditions to the Merger" and " -- Bank Regulatory Matters."
RESALES BY AFFILIATES
     Charter has obtained from each of those individuals identified by it as an affiliate of Charter an agreement to the effect that such individual will not transfer any shares of NationsBank Common Stock received by it as a result of the Merger except in compliance with the applicable provisions of the Securities Act. See "THE MERGER -- Restrictions on Resales by Affiliates."
SHARE INFORMATION AND MARKET PRICES
     NationsBank Common Stock is listed on the NYSE and the PSE under the symbol "NB," and certain shares of NationsBank Common Stock are listed also on the Tokyo Stock Exchange. As of December 31, 1995, there were 274,268,773 shares of NationsBank Common Stock outstanding held by approximately 103,137 holders of record. Charter Common Stock is quoted and traded on Nasdaq under the trading symbol "SAIL." On the Record Date, there were outstanding 6,061,625 shares of Charter Common Stock held by 520 holders of record, 219,718 shares of Charter Class B Special Common Stock held by 13 holders of record and 49,518 shares of Charter Series C Special Common Stock held by one holder of record. There is no trading market for the Charter Special Common Stock. The most recent trades of Charter Capital Stock involved only shares of Charter Common Stock.
     The following table sets forth the last sales price reported on the NYSE Composite Transactions List for shares of NationsBank Common Stock on January 24, 1996, the last full trading day preceding public announcement of the
proposed Merger, and on April   , 1996. It also sets forth the last reported
sales price per share reported by Nasdaq for shares of Charter Common Stock on
January 24, 1996 and on April   , 1996. The "Charter Equivalent" represents the
last sales price of a share of NationsBank Common Stock on such date multiplied by the Exchange Ratio.

                                                                                                CHARTER
                                                                     NATIONSBANK    CHARTER    EQUIVALENT
January 24, 1996..................................................      $67.00      $23.50        $25.80
April   , 1996....................................................     $            $            $

     For additional information regarding the market prices of the NationsBank Common Stock and Charter Common Stock during the previous two years, see "PRICE RANGE OF COMMON STOCK AND DIVIDENDS -- Market Prices."
                                       8

COMPARATIVE UNAUDITED PER SHARE DATA
     The following table sets forth (a) selected comparative per share data for each of NationsBank and Charter on an historical basis and (b) selected unaudited pro forma comparative per share data assuming the Merger had been effective during the period presented for NationsBank and Charter combined. The unaudited pro forma data reflects the Merger using the purchase method of accounting and a preliminary allocation of the purchase price. For a description of the effect of purchase method of accounting on the Merger and the historical financial statements of NationsBank, see "THE MERGER -- Accounting Treatment." In addition, actual pro forma adjustments, which may include adjustments to additional assets and liabilities, will be made on the basis of evaluations as of the Effective Time and, therefore, will differ from those reflected in the unaudited pro forma comparative per share data. The Charter pro forma equivalent amounts are presented with respect to each set of pro forma information.
     The comparative per share data presented are based on and derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of each of NationsBank and Charter incorporated by reference herein. Pro forma amounts are not necessarily indicative of results of operations or combined financial position that would have resulted had the Merger been consummated at the beginning of the period indicated.

                                                                                                                   YEAR ENDED
                                                                                                                  DECEMBER 31,
                                                                                                                      1995
Earnings per common share (primary)
  NationsBank
     Historical...............................................................................................       $ 7.13
     Pro forma combined.......................................................................................         7.12
  Charter
     Historical...............................................................................................         1.69
     Pro forma equivalent (1).................................................................................         2.74
Cash dividends declared per common share
  NationsBank historical......................................................................................         2.08
  NationsBank pro forma combined (2)..........................................................................         2.08
  Charter historical..........................................................................................          .30
  Charter pro forma equivalent (1)............................................................................          .80

                                                                                                                        AT
                                                                                                                   DECEMBER 31,
                                                                                                                       1995
Shareholders' equity per common share (period end)
  NationsBank historical........................................................................................      $46.52
  NationsBank pro forma combined................................................................................       46.62
  Charter historical............................................................................................        9.69
  Charter pro forma equivalent (1)..............................................................................       17.95

(1) Charter pro forma equivalent amounts are calculated by multiplying the pro forma combined amounts by the Exchange Ratio.
(2) Pro forma combined dividends per common share represent the historical dividends per common share paid by NationsBank.
                                       9

SELECTED FINANCIAL DATA
     The following table presents (a) summary selected financial data for each of NationsBank and Charter on an historical basis and (b) summary unaudited pro forma selected financial data for NationsBank and Charter giving effect to the Merger as if it had been consummated (i) on January 1, 1995 for income statement information for the year ended December 31, 1995, and (ii) December 31, 1995 for balance sheet information. The unaudited pro forma data reflect the Merger using the purchase method of accounting and a preliminary allocation of the purchase price. For a description of the effect of purchase accounting on the Merger and the historical financial statements of NationsBank, see "THE
MERGER -- Accounting Treatment." In addition, actual adjustments, which may include adjustments to additional assets and liabilities, will be made on the basis of evaluations as of the Effective Time and, therefore, will differ from those reflected in the summary unaudited pro forma selected financial data.
     The summary selected financial data are based on and derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of each of NationsBank and Charter incorporated by reference herein. The pro forma amounts are not necessarily indicative of results of operations or combined financial position that would have resulted had the Merger been consummated at the beginning of the period indicated.
               SELECTED HISTORICAL FINANCIAL DATA OF NATIONSBANK
         (DOLLARS IN MILLIONS, EXCEPT PER SHARE INFORMATION AND RATIOS)

                                                                                    YEAR ENDED DECEMBER 31,
                                                                      1995        1994        1993        1992        1991
Income statement
  Income from earning assets.....................................   $ 13,220    $ 10,529    $  8,327    $  7,780    $  9,398
  Interest expense...............................................      7,773       5,318       3,690       3,682       5,599
  Net interest income............................................      5,447       5,211       4,637       4,098       3,799
  Provision for credit losses....................................        382         310         430         715       1,582
  Gains (losses) on sales of securities..........................         29         (13)         84         249         454
  Noninterest income.............................................      3,078       2,597       2,101       1,913       1,742
  Restructuring expenses.........................................         --          --          30          --         330
  Noninterest expense............................................      5,181       4,930       4,371       4,149       3,974
  Income before income taxes and effect of change in method of
     accounting for income taxes.................................      2,991       2,555       1,991       1,396         109
  Income tax expense (benefit)...................................      1,041         865         690         251         (93)
  Net income.....................................................      1,950       1,690       1,501(1)    1,145         202
  Net income applicable to common shareholders...................      1,942       1,680       1,491(1)    1,121         171
Per common share
  Net income (primary)...........................................       7.13        6.12        5.78(1)     4.60        0.76
  Net income (fully diluted).....................................       7.04        6.06        5.72(1)     4.52        0.75
  Cash dividends declared........................................       2.08        1.88        1.64        1.51        1.48
  Shareholders' equity (period end)..............................      46.52       39.70       36.39       30.80       27.03
Balance sheet (period end)
  Total assets...................................................    187,298     169,604     157,686     118,059     110,319
  Total loans, leases and factored accounts receivable, net of
     unearned income.............................................    117,033     103,371      92,007      72,714      69,108
  Total deposits.................................................    100,691     100,470      91,113      82,727      88,075
  Long-term debt and obligations under capital leases............     17,775       8,488       8,352       3,066       2,876
  Common shareholders' equity....................................     12,759      10,976       9,859       7,793       6,252
  Total shareholders' equity.....................................     12,801      11,011       9,979       7,814       6,518

         (DOLLARS IN MILLIONS, EXCEPT PER SHARE INFORMATION AND RATIOS)

                                                                                    YEAR ENDED DECEMBER 31,
                                                                      1995        1994        1993        1992        1991
Common shares outstanding at period end (in thousands)...........    274,269     276,452     270,905     252,990     216,071
Performance ratios
  Return on average assets.......................................       1.03%       1.02%        .97%(2)     1.00%       .17%
  Return on average common shareholders' equity (3)..............      17.01       16.10       15.00(2)    15.83        2.70
Risk-based capital ratios
  Tier 1.........................................................       7.24        7.43        7.41        7.54        6.38
  Total..........................................................      11.58       11.47       11.73       11.52       10.30
Leverage capital ratio...........................................       6.27        6.18        6.00        6.16        5.07
Total equity to total assets.....................................       6.83        6.49        6.33        6.62        5.91
Asset quality ratios
  Allowance for credit losses as a percentage of total loans, leases and factored accounts receivable, net of unearned
     income, outstanding (period end)............................       1.85%       2.11%       2.36%       2.00%       2.32%
  Allowance for credit losses as a percentage of nonperforming
     loans (period end)..........................................     306.49      273.07      193.38      103.11       81.82
  Net charge-offs as a percentage of average loans, leases and
     factored accounts receivable................................        .38         .33         .51        1.25        1.86
  Nonperforming assets as a percentage of net loans, leases, factored accounts receivable and other real estate owned
     (period end)................................................        .73        1.10        1.92        2.72        4.01

(1) Includes cumulative effect benefit of $200 million for the adoption of Statement of Financial Accounting Standards No. 109 ("SFAS 109") "Accounting for Income Taxes". The effect on primary earnings per share was $.78 for the year ended December 31, 1993. The effect on fully diluted earnings per share was $.77 for the year ended December 31, 1993.
(2) In 1993, return on average assets and return on average common shareholders' equity after the tax benefit from the impact of adopting SFAS 109 were 1.12% and 17.33%, respectively.
(3) Average common shareholders' equity does not include the effect of market value adjustments to securities available for sale and marketable equity securities.
                                       11

                 SELECTED HISTORICAL FINANCIAL DATA OF CHARTER
         (DOLLARS IN MILLIONS, EXCEPT PER SHARE INFORMATION AND RATIOS)

                                                                                           YEAR ENDED DECEMBER 31,
                                                                                 1995      1994      1993      1992      1991
Income statement
  Income from earning assets.................................................   $   66    $   44    $   39    $   40    $   45
  Interest expense...........................................................       27        15        14        16        24
  Net interest income........................................................       39        29        25        24        21
  Provision for credit losses................................................        1        --         1         1         2
  Gains (losses) on sales of securities......................................       --        --        --         1         2
  Noninterest income.........................................................       18        12         9         7         6
  Noninterest expense........................................................       39        30        27        24        23
  Income before income taxes and effect of change in
     method of accounting for income taxes...................................       17        11         6         7         4
  Effect of change in method of accounting for income taxes..................       --        --         3        --        --
  Income tax expense (benefit)...............................................        6         3         1        --        --
  Net income.................................................................       11         8         8         7         4
  Net income applicable to common shareholders...............................       11         8         8         7         4
Per common share
  Net income (primary).......................................................     1.69      1.21      1.29      1.10       .70
  Net income (fully diluted).................................................     1.69      1.21      1.29      1.05       .69
  Cash dividends declared....................................................      .30       .24       .18        --        --
  Shareholders' equity (period end)..........................................     9.69      7.61      7.14      6.01      4.96
Balance sheet (period end)
  Total assets...............................................................      915       722       667       597       556
  Total loans, leases and factored accounts receivable, net of
     unearned income.........................................................      513       344       291       237       222
  Total deposits.............................................................      734       617       589       525       499
  Long-term debt and obligations under capital leases........................       15        15        14         8         8
  Common shareholders' equity................................................       61        48        45        38        33
  Total shareholders' equity.................................................       62        49        46        39        34
Common shares outstanding at period end (in thousands).......................    6,331     6,331     6,331     6,297     6,264
Performance ratios
  Return on average assets...................................................     1.26%     1.13%     1.25%     1.16%      .79%
  Return on average common shareholders' equity..............................    20.18     16.10     19.49     19.90     14.89
Risk-based capital ratios
  Tier 1.....................................................................    10.75     12.55     14.78     14.41     13.12
  Total......................................................................    13.99     16.57     19.07     16.58     15.47
Leverage capital ratio.......................................................     6.24      7.04      6.90      6.74      6.35
Total equity to total assets.................................................     6.78      6.77      6.86      6.47      6.15
Asset quality ratios
  Allowance for credit losses as a percentage of total loans, leases and factored accounts receivable, net of unearned income, outstanding
     (period end)............................................................     1.10%     1.29%     1.59%     1.60%     1.40%
  Allowance for credit losses as a percentage of nonperforming loans (period
     end)....................................................................   139.60    156.00    182.90    227.20     81.40
  Net charge-offs as a percentage of average loans, leases and factored
     accounts receivable.....................................................      .18       .14       .22       .36       .68
  Nonperforming assets as a percentage of net loans, leases, factored
     accounts receivable and other real estate owned (period end)............      .85      1.11      1.44      2.52      4.51

                       SELECTED PRO FORMA FINANCIAL DATA
         (DOLLARS IN MILLIONS, EXCEPT PER SHARE INFORMATION AND RATIOS)

                                                                                                 AT OR FOR THE YEAR ENDED
                                                                                                    DECEMBER 31, 1995
                                                                                                 HISTORICAL           PRO FORMA
                                                                                           NATIONSBANK    CHARTER     COMBINED
Income statement
  Income from earning assets............................................................    $  13,220     $     66    $  13,286
  Interest expense......................................................................        7,773           27        7,800
  Net interest income...................................................................        5,447           39        5,486
  Provision for credit losses...........................................................          382            1          383
  Gains (losses) on sales of securities.................................................           29           --           29
  Noninterest income....................................................................        3,078           18        3,096
  Restructuring expenses................................................................
  Noninterest expense...................................................................        5,181           39        5,222
  Income before income taxes............................................................        2,991           17        3,006
  Income tax expense....................................................................        1,041            6        1,047
  Net income............................................................................        1,950           11        1,959
  Net income applicable to common shareholders..........................................        1,942           11        1,951
Per common share
  Net income (primary)..................................................................         7.13         1.69         7.12
  Net income (fully diluted)............................................................         7.04         1.69         7.03
  Cash dividends declared (1)...........................................................         2.08          .30         2.08
  Shareholders' equity (period end).....................................................        46.52         9.69        46.62
Balance sheet (period end)
  Total assets..........................................................................      187,298          915      188,208
  Total loans, leases and factored accounts receivable, net of unearned income..........      117,033          513      117,546
  Total deposits........................................................................      100,691          734      101,402
  Long-term debt and obligations under capital leases...................................       17,775           15       17,780
  Common shareholders' equity...........................................................       12,759           61       12,854
  Total shareholders' equity............................................................       12,801           62       12,896
Common shares outstanding at period end (in thousands)..................................      274,269        6,331      275,683
Performance ratios
  Return on average assets..............................................................         1.03%        1.26%        1.03%
  Return on average common shareholders' equity (2).....................................        17.01        20.18        16.96
Risk-based capital ratios
  Tier 1................................................................................         7.24        10.75         7.24
  Total.................................................................................        11.58        13.99        11.57
Leverage capital ratio..................................................................         6.27         6.24         6.26
Total equity to total assets............................................................         6.83         6.78         6.85
Asset quality ratios
  Allowance for credit losses as a percentage of total loans, leases and factored
     accounts receivable, net of unearned income, outstanding (period end)..............         1.85%        1.10%        1.84%
  Allowance for credit losses as a percentage of nonperforming loans
     (period end).......................................................................       306.49       139.60       306.17
  Net charge-offs as a percentage of average loans, leases and factored accounts
     receivable.........................................................................          .38          .18          .38
  Nonperforming assets as a percentage of net loans, leases, factored accounts
     receivable and other real estate owned (period end)................................          .73          .85          .73

(1) Pro forma combined dividends per common share represent the historical dividends per common share paid by NationsBank.
(2) Average common shareholders' equity does not include the effect of market value adjustments to securities available for sale and marketable equity securities.
                                       13

                              RECENT DEVELOPMENTS
RECENT AND PENDING ACQUISITIONS OF CHARTER
     Charter entered into agreements to acquire three banking organizations prior to entering into the negotiations leading up to the execution of the Agreement. On November 9, 1995, Charter National Bank-Colonial, ("Charter-Colonial") one of the Charter Banks, agreed to purchase for cash substantially all of the assets and to assume substantially all of the liabilities of Cypress National Bank, a national bank with three locations in the northwest Houston area ("Cypress National"). At December 31, 1995, Cypress National had total assets of $20.5 million, total loans of $12.1 million and total deposits of $18.6 million. The acquisition of Cypress National was consummated on March 15, 1996.
     On November 22, 1995, Charter and two of the Charter Banks entered into an agreement and plan of merger to acquire for cash, Texas Bank, a Texas state bank with a location in Baytown, Texas and another in Mont Belvieu, Texas. At December 31, 1995, Texas Bank had total assets of $38.5 million, total loans of $19 million and total deposits of $35 million. The acquisition of Texas Bank is not expected to close until after the Effective Time.
     On January 10, 1996, Charter National Bank-Houston, one of the Charter Banks, agreed to purchase for cash substantially all of the assets and to assume substantially all of the liabilities of Houston Independent Bank, National Association, a national bank with one office in southwest Houston ("Houston Independent"). At December 31, 1995, Houston Independent had total assets of $32.8 million, total loans of $6.8 million and total deposits of $29.3 million. The requisite regulatory applications for the acquisition of Houston Independent have been filed, and the transaction is currently expected to close prior to the Effective Time.
     The acquisitions of Texas Bank and Houston Independent are each subject to regulatory and shareholder approval and other conditions. There can be no assurance as to whether or when either acquisition will occur.
REDEMPTION OF PREFERRED STOCK
     In accordance with the terms of the Agreement, the Charter Board called for redemption on March 31, 1996, all 14,201 outstanding shares of Charter preferred stock, initial series, par value $50.00 per share (the "Preferred Stock") at the redemption price of $50.00 per share, plus an accrued dividend of $2.00 per share.
MERGER OF CHARTER BANK, SSB AND CHARTER NATIONAL BANK-HOUSTON
     To facilitate the Merger as well as the merger of the Charter Banks into NationsBank of Texas, National Association, ("NationsBank Texas"), which will occur subsequent to the Effective Time, Charter National Bank-Houston, a national banking association subsidiary of Charter ("Charter-Houston"), and Charter Bank, SSB, a Texas state savings bank subsidiary of Charter ("Charter-SSB"), have entered into a plan of merger pursuant to which Charter-SSB will merge with and into Charter-Houston. The requisite regulatory applications for the merger of Charter-SSB into Charter-Houston have been filed, and the transaction is currently expected to close prior to the Effective Time.
                 THE SPECIAL MEETING OF SHAREHOLDERS OF CHARTER
GENERAL
     This Proxy Statement-Prospectus is first being mailed to Charter
shareholders on or about April   , 1996, and is accompanied by the Notice of
Special Meeting and a form of proxy that is solicited by the Charter Board for
use at the Special Meeting of shareholders of Charter to be held on May   ,
1996, at 10:00 a.m., local time, at the Houstonian Hotel and Conference Center, 111, North Post Oak Lane, Houston, Texas and at any adjournments or postponements thereof. The purpose of the Special Meeting is to take action with respect to the approval of the Agreement and the transactions contemplated thereby.
PROXIES
     A shareholder of Charter may use the accompanying proxy if such shareholder is unable to attend the Special Meeting in person or wishes to have his or her shares voted by proxy even if such shareholder does attend the meeting. A shareholder may revoke any proxy given pursuant to this solicitation by delivering to the Corporate Secretary of Charter, prior to or at the Special Meeting, a written notice revoking the proxy or a duly executed proxy relating to the same shares bearing a later date, or by voting in person at the Special Meeting. All written notices of revocation and other communications with respect to the revocation of Charter proxies should be addressed to Charter Bancshares, Inc., 2600 Citadel Plaza Drive, Suite 600, Houston, Texas 77008, Attention:
Secretary. For such notice of revocation or later proxy to be valid, it must actually be received by Charter prior to the vote of the shareholders. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of approval of the Agreement and the transactions contemplated thereby. The Charter Board is unaware of any other matters that may be presented for action at the Special Meeting. If other matters do properly come before the Special Meeting, it is intended that shares represented by proxies in the accompanying form will be voted or not voted by the persons named in the proxies in their discretion. SOLICITATION OF PROXIES
     Solicitation of proxies may be made in person or by mail, telephone or facsimile, by directors, officers and employees of Charter, who will not be specially compensated for such solicitation. Nominees, fiduciaries and other custodians will be requested to forward solicitation materials to beneficial owners and to secure their voting instructions, if necessary, and will be reimbursed for the expenses incurred in sending proxy materials to beneficial owners. In addition, Charter has engaged the services of Society National Bank to assist the solicitation of proxies at an estimated cost of $2,000 plus expenses.
     All costs of solicitation of proxies from Charter shareholders will be borne by Charter; provided, however, that NationsBank has agreed to pay the printing expenses and filing fees incurred in connection with the Agreement, the Registration Statement and this Proxy Statement-Prospectus.
RECORD DATE AND VOTING RIGHTS
     The Charter Board has fixed April 1, 1996 as the Record Date for the determination of shareholders of Charter entitled to receive notice of and to vote at the Special Meeting. At the close of business on the Record Date, there were outstanding 6,061,625 shares of Charter Common Stock held by 520 holders of record, 219,718 shares of Charter Class B Special Common Stock held by 13 holders of record and 49,518 shares of Charter Series C Special Common Stock held by one holder of record. Each share of Charter Common Stock outstanding on the Record Date is entitled to one vote, and each share of Charter Special Common Stock outstanding on the Record Date is entitled to 14 votes as to (i) the approval of the Agreement and the transactions contemplated thereby and (ii) any other proposal that may properly come before the Special Meeting. Abstentions and broker non-votes will have the same effect as negative votes.
     Approval of the Agreement and the transactions contemplated thereby will require the affirmative vote of the holders of two-thirds of the votes represented by the outstanding shares of Charter Capital Stock, voting together without distinction as to class. As of the Record Date, the directors and executive officers of Charter and their affiliates beneficially owned an aggregate of 1,764,817 shares, or 29.1%, of the Charter Common Stock entitled to vote at the Special Meeting and 268,722 shares, or 99.8%, of the Charter Special Common Stock entitled to vote at the Special Meeting, which shares, in the aggregate, represent 56.2% of the votes entitled to be cast at the Special Meeting. These amounts include 1,639,356 shares of Charter Common Stock and 268,475 shares of Charter Special Common Stock, representing 54.91% of the votes entitled to be cast at the Special Meeting, as to which Jerry E. Finger, Chairman and Chief Executive Officer of Charter, has sole voting power and has agreed to vote in favor of the Agreement and the transactions contemplated thereby, but do not include shares
                                       15
of Charter Common Stock owned by NationsBank. As of the Record Date, NationsBank owned 2,659,249 shares, or 43.87%, of the Charter Common Stock entitled to vote at the Special Meeting, representing 27.05% of the votes entitled to be cast at the Special Meeting and which NationsBank intends to vote in favor of the Agreement and the transactions contemplated thereby.
     SINCE JERRY E. FINGER AND NATIONSBANK INTEND TO VOTE THEIR SHARES OF CHARTER CAPITAL STOCK IN FAVOR OF THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND, IN THE AGGREGATE, THEY HOLD SHARES OF CHARTER COMMON STOCK REPRESENTING 81.96% OF THE VOTES ENTITLED TO BE CAST AT THE SPECIAL MEETING, APPROVAL OF THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY IS CURRENTLY EXPECTED.
     Approval of the Agreement by the shareholders of NationsBank is not required.
RECOMMENDATION OF CHARTER BOARD
     The Charter Board has approved the Agreement and the transactions contemplated thereby, believes that the Merger is fair to, and in the best interests of, Charter and all of its shareholders and recommends that Charter's shareholders vote "FOR" approval of the Agreement and the transactions contemplated thereby. Such approval and recommendation were unanimous among the Charter Board except that Frank L. Gentry, who is a senior executive of NationsBank, and W.J. Smith, Jr., who is a retired senior executive of NationsBank, did not take part in the consideration of or vote on the Agreement. See "THE MERGER -- Background of and Reasons for the Merger."
                                   THE MERGER
     THE FOLLOWING SUMMARY OF CERTAIN TERMS AND PROVISIONS OF THE AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE AND, WITH THE EXCEPTION OF CERTAIN EXHIBITS THERETO, IS INCLUDED AS APPENDIX A TO THIS PROXY STATEMENT-PROSPECTUS.
DESCRIPTION OF THE MERGER
     At the Effective Time, Charter will merge with and into the Merger Subsidiary, with the Merger Subsidiary as the surviving entity. The Certificate of Incorporation and Bylaws of the Merger Subsidiary in effect at the Effective Time will continue to govern the Merger Subsidiary until amended or repealed in accordance with applicable law. The Merger is subject to the approval of the Federal Reserve. See " -- Bank Regulatory Matters."
     At the Effective Time, each share of Charter Capital Stock outstanding immediately prior to the Effective Time (other than shares (i) held by Charter or its subsidiaries or NationsBank or any of its subsidiaries (in each case other than those shares held in a fiduciary capacity or as a result of debts previously contracted) or (ii) as to which dissenters' rights have been perfected) will be converted into the right to receive 0.385 shares of NationsBank Common Stock (the "Exchange Ratio"). At the Effective Time, any shares of Charter Capital Stock held by Charter or its subsidiaries or NationsBank or any of its subsidiaries (other than those shares held in a fiduciary capacity or as a result of debts previously contracted) will be canceled and retired without consideration being paid therefor. If the Merger is consummated, and assuming no change in the number of shares of Charter Capital Stock outstanding after the Record Date, approximately 1,414,000 shares of NationsBank Common Stock would be issued in the Merger to Charter shareholders, representing approximately 0.47% of the NationsBank Common Stock to be outstanding immediately after the Effective Time.
     No fractional shares of NationsBank Common Stock will be issued in the Merger. Instead, each holder of shares of Charter Capital Stock who would otherwise have been entitled to receive a fraction of a share of NationsBank Common Stock (after taking into account all certificates delivered by such holder) will receive, in lieu of such fractional shares, cash (without interest) in an amount equal to such fraction of a share of NationsBank Common Stock multiplied by the market value of NationsBank Common Stock, which is defined in the Agreement as the closing price of one share of NationsBank Common Stock on the NYSE Composite Transactions List (as reported by THE WALL STREET JOURNAL or, if not reported thereby, by any other authoritative source selected by NationsBank) on the last trading day preceding the Effective Time. No holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional shares. See " -- Exchange of Certificates."
     The shares of NationsBank capital stock outstanding immediately prior to the Merger will continue to be outstanding after the Effective Time.
                                       16

     Subsequent to the Merger, NationsBank intends to cause the Charter Banks to be merged with and into NationsBank Texas.
EFFECTIVE TIME OF THE MERGER
     Unless otherwise agreed by NationsBank and Charter, the Effective Time is expected to occur on the date and at the time the Texas Articles of Merger and the Delaware Certificate of Merger become effective with the respective Secretaries of State of such states. The parties have agreed to use their reasonable efforts to cause the Effective Time to occur on or before the tenth business day (as designated by NationsBank) following the last to occur of (i) the effective date of the last required consent of any state or federal regulatory authority having authority over the Merger (including the expiration of all applicable waiting periods following such consents) or (ii) satisfaction or waiver of all conditions to consummation of the Merger, unless otherwise agreed by NationsBank and Charter. If approved by the Charter shareholders and applicable regulatory authorities, the parties expect the Effective Time of the Merger to occur on or before June 30, 1996, although there can be no assurance as to whether or when the Merger will occur.
EXCHANGE OF CERTIFICATES
     Promptly after the Effective Time, NationsBank and Charter shall cause an exchange agent selected by NationsBank (the "Exchange Agent") to mail to each holder of record of Charter Capital Stock as of the Effective Time a letter of transmittal and related forms (the "Letter of Transmittal") for use in forwarding stock certificates previously representing Charter Capital Stock for surrender in exchange for certificates representing NationsBank Common Stock. Risk of loss and title to the certificates theretofore representing shares of Charter Capital Stock shall pass only upon proper delivery of such certificates to the Exchange Agent.
     CHARTER SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.
     Upon surrender to the Exchange Agent of one or more certificates representing shares of Charter Capital Stock, together with a properly completed Letter of Transmittal, there will be issued and mailed to the holder thereof a certificate or certificates representing the aggregate number of whole shares of NationsBank Common Stock to which such holder is entitled, together with all declared but unpaid dividends in respect of such shares and, where applicable, a check for the amount (without interest) representing any fractional shares. A certificate for shares of NationsBank Common Stock, or any check representing cash in lieu of fractional shares or declared but unpaid dividends, may be issued in a name other than the name in which the surrendered certificate is registered only if (i) the certificate surrendered is properly endorsed, accompanied by a guaranteed signature if required by the Letter of Transmittal and otherwise in proper form for transfer, and (ii) the person requesting the issuance of such certificate either pays to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate for such shares in a name other than the registered holder of the certificate surrendered or establishes to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. The Exchange Agent will issue stock certificates evidencing NationsBank Common Stock in exchange for lost, stolen, mutilated or destroyed certificates of Charter Capital Stock only upon receipt of a lost stock affidavit and a bond indemnifying NationsBank against any claim arising out of the allegedly lost, stolen, mutilated or destroyed certificate. In no event will the Exchange Agent, NationsBank or Charter be liable to any persons for any NationsBank Common Stock or dividends thereon or cash delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.
     On and after the Effective Time and until surrender of certificates representing shares of Charter Capital Stock to the Exchange Agent, each certificate that represented outstanding Charter Capital Stock immediately prior to the Effective Time will be deemed to evidence ownership of the number of whole shares of NationsBank Common Stock into which such shares have been converted, and the holders thereof shall be entitled to vote at any meeting of NationsBank shareholders. No shareholder will receive dividends or other distributions on such NationsBank Common Stock until the certificates representing Charter Capital Stock have been surrendered. Upon surrender of certificates representing shares of Charter Capital Stock, Charter shareholders will be paid any dividends or other distributions on NationsBank Common Stock that are payable to holders as of any dividend record date on or following the Effective Time. No interest will be payable with respect to withheld dividends or other distributions.
NATIONSBANK OWNERSHIP OF CHARTER COMMON STOCK
     In December 1986, Charter and NationsBank entered into an Investment Agreement pursuant to which NationsBank purchased 60,000 shares of Charter Series B Preferred Stock for an aggregate purchase price of $6 million. In November
                                       17

1987, the parties entered into a second Investment Agreement (the "Second Investment Agreement") in connection with the purchase by NationsBank of 1,238,750 shares of Charter Common Stock and 11,250 shares of Charter Series C Special Common Stock for an aggregate purchase price of $7 million. NationsBank subsequently converted or exchanged its Charter Series B Preferred Stock and Charter Series C Special Common Stock into Charter Common Stock and has, like other holders of Charter Common Stock, received Common Stock dividends payable in additional shares of Charter Common Stock. As a result, NationsBank currently owns 2,659,249 shares of Charter Common Stock and no other shares of Charter Capital Stock. The Second Investment Agreement provides that, among other things, for as long as NationsBank owns shares of Charter Capital Stock representing more than 10% of the total voting power, Charter will nominate for election to the Charter Board at least one person designated by NationsBank. Since 1987, Frank L. Gentry has been the NationsBank designee nominated by Charter and elected to the Charter Board pursuant to this provision. The Second Investment Agreement also contains provisions which would apply in the event Charter were to receive a proposal (other than from NationsBank) for the merger or consolidation of Charter with and into, or the sale of all or substantially all of Charter's assets to a third party ("Proposal") or in the event any third party made a tender offer or exchange offer ("Offer") for any class of Charter's securities. Under the Second Investment Agreement, NationsBank has agreed to vote its shares of Charter Common Stock with respect to any Proposal in accordance with the recommendation of the Charter Board and to tender its shares of Charter Common Stock in any Offer as to which the Charter Board has recommended that its shareholders do so; provided, however, that NationsBank is not committed to so vote or tender shares of its Charter Common Stock if it makes a Proposal (or, in the case of an Offer, it makes a Proposal or an Offer) which in its good faith opinion is equivalent to or more favorable than the original Proposal or Offer, as the case may be.
BACKGROUND OF AND REASONS FOR THE MERGER
     NATIONSBANK REASONS FOR THE MERGER. The strategy of the NationsBank Board of Directors for building long-term value for NationsBank stockholders includes, in part, having a significant market share in each of the markets its subsidiary banks serve. Pursuant to this strategy, management of NationsBank continually explores and evaluates acquisition opportunities, both in the banking and non-banking areas. NationsBank conducted discussions and negotiated an agreement with Charter beginning in December 1995 and continuing into January 1996 and, on January 25, 1996, entered into the Agreement.
     NationsBank considered several factors in arriving at its decision to approve the acquisition of Charter. It did not assign any relative or specific weights to the factors considered. Such factors included, without limitation, the following:
          (i) The Merger will improve the NationsBank deposit share in the Houston-Galveston area as well as in the State of Texas. Houston is the eighth largest metropolitan area in the country and has a projected growth rate that exceeds the state average. Houston represents 21% of the total deposits in the State of Texas. The State of Texas is also rapidly growing, ranking as the tenth fastest growing state in the country and the fifth fastest growing among populous states.
          (ii) The Merger will maximize the consolidated resources of NationsBank and Charter and, therefore, will enhance the financial performance of each institution.
          (iii) Charter's supermarket branches will provide an alternative delivery channel to NationsBank customers.
     CHARTER REASONS FOR THE MERGER. While Charter has achieved strong financial performance and a substantial increase in shareholder value over the last five years, Charter management believes the changing dynamics of the banking industry is expected to inhibit Charter's ability to continue to attain these levels of performance in future years. Charter's strong operating results and stock appreciation in the recent past have resulted almost exclusively from acquisitions that have been accretive to earnings and non-dilutive to asset quality. While Charter continued to pursue acquisition opportunities prior to entering into negotiations with NationsBank, such opportunities are expected to become increasingly limited in Houston and the surrounding area. Charter's earnings growth and market performance are thus expected to be largely dependent for the foreseeable future on significant improvement in Charter's rate of internal asset growth, which in recent years for Charter has not kept pace with capital formation.
     In developing a strategic plan for Charter, management has been concerned with various external factors that could adversely impact Charter in both the short and long term. The efficiencies of larger banking organizations like NationsBank, whose cost of doing business is on average less than that of Charter and its peer group, creates an inherent competitive advantage for such larger concerns. This advantage is expected to be magnified in the future as the role of technology in the banking industry, and the concomitant deployment of substantial capital to develop and deliver such technology, escalates. In order to deliver competitive products and services, medium-sized banking organizations like Charter will have to invest substantial resources in new technologies, with the return on such investment being highly uncertain. Additional external
                                       18
factors that are regarded as impediments to future financial performance are the ongoing banking industry consolidation, the contracting of net interest margins, the recent enactment of interstate banking legislation, the ability of nonbank competition to provide banking-related services without becoming subject to banking regulation, the regulatory preclusion of banking institutions from engaging in complementary lines of business, and the movement of savings accounts and time deposits to alternative investments.
     From time to time during the last several years, Frank L. Gentry, a senior executive of NationsBank and a member of the Charter Board, and Jerry E. Finger, Chairman and Chief Executive Officer of Charter, have informally discussed the possibility of a business combination of Charter and NationsBank in general terms without any formal offer being solicited or made. Discussions commencing on December 15, 1995, however, resulted in a verbal outline of terms by Mr. Gentry following the regular meeting of the Charter Board on December 21, 1995. Charter's decision to give serious consideration to such terms was based, in significant part, on the Charter Board's appraisal of the challenges facing Charter. Charter's management thus decided to proceed to negotiate with representatives of NationsBank to reach agreement on a fixed exchange ratio of NationsBank Common Stock for each share of Charter Capital Stock, subject to protection against a significant reduction in the market price of NationsBank Common Stock. On January 17, 1996, representatives of Charter and NationsBank reached an agreement in principle on an exchange ratio, subject to further due diligence and negotiation of a definitive merger agreement. During the succeeding days, representatives of Charter and NationsBank concluded due diligence and negotiation of the terms of the Agreement for submission to the respective boards of directors of Charter and NationsBank.
     At the Charter Board meeting on January 25, 1996, the Charter Board reviewed and discussed the terms of the Agreement, the ability of Charter to remain independent, and the reasons for pursuing the merger with NationsBank relative to Charter's shareholders, customers and employees. At this meeting, representatives of Fox-Pitt, Kelton made an extensive presentation and distributed materials to the directors of Charter relating to current banking markets, industry trends and conditions, the current value of and future prospects for Charter and NationsBank, the value of the Merger and a comparison of the Exchange Ratio to those used in comparable bank mergers. Fox-Pitt, Kelton also presented its fairness opinion, a copy of which is attached as Appendix B to this Prospectus-Proxy Statement.
     Following a discussion of the terms and provisions of the Agreement, the Fox-Pitt, Kelton presentation and fairness opinion, and other relevant considerations, the Charter Board approved the Agreement and directed that it be submitted to the shareholders of Charter for their approval. Due to their existing and prior affiliations with NationsBank, Mr. Gentry and W. J. Smith, Jr. were not present during and did not otherwise participate in any of the Charter Board's discussions or vote on the Agreement.
     The Charter Board believes that the Merger is fair to, and in the best interests of, Charter and all of its shareholders. In reaching its determination, the board of directors considered a number of factors, including, without limitation, the following:
          (i) the current and prospective economic and competitive environment and regulatory constraints facing regional banking institutions generally and Charter in particular;
          (ii) Charter's ability to generate an acceptable return on equity without taking undue risk;
          (iii) the opinion of Fox-Pitt, Kelton as described in "Opinion of Charter's Financial Advisor";
          (iv) the relative benefits of remaining independent, including, without limitation, the range of possible values to shareholders that Charter can be expected to obtain as an independent entity and the risks of remaining independent in an increasingly competitive market;
          (v) the effect of NationsBank's existing ownership of Charter Common Stock, its market share in the Houston-Galveston area and its rights under the Second Investment Agreement on Charter's prospects for receiving a more attractive offer from another prospective purchaser;
          (vi) the competitive position of NationsBank which, as of December 31, 1995, in terms of asset size, was the third largest bank holding company in the United States;
          (vii) the higher historical dividend yield paid to holders of NationsBank Common Stock;
          (viii) the intention that the Merger will qualify as a tax-free reorganization for federal income tax purposes;
          (ix) the effect of the Merger on Charter's customers, who will have a broader array of products and services and a more extensive branch network and delivery system available to them through NationsBank; and
                                       19

          (x) the general impact of the Merger on the various constituencies served by Charter, including its customers, employees, communities and others.
     In view of the variety of factors considered in connection with its evaluation of the Merger, the Charter Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination. After deliberating with respect to the Agreement and the transactions contemplated thereby, and considering, among other things, the matters discussed above and the opinion of Fox-Pitt, Kelton referred to above, the Charter Board approved the Agreement and the transactions contemplated thereby, as being in the best interests of Charter and all of its shareholders.
     FOR THE REASONS DESCRIBED ABOVE, THE CHARTER BOARD HAS APPROVED THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. THE CHARTER BOARD BELIEVES THAT THE MERGER IS FAIR TO, AND IS IN THE BEST INTERESTS OF, CHARTER AND ALL OF ITS SHAREHOLDERS AND RECOMMENDS THAT CHARTER'S SHAREHOLDERS VOTE "FOR" APPROVAL OF THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.
OPINION OF CHARTER'S FINANCIAL ADVISOR
     Fox-Pitt, Kelton was retained by Charter to act as its financial advisor in connection with the Merger. In connection with such engagement, Charter requested that Fox-Pitt, Kelton evaluate the fairness, from a financial point of view, of the consideration to be received by the holders of Charter Capital Stock in the Merger. At the January 25, 1996 Charter Board meeting, Fox-Pitt, Kelton delivered a written opinion dated such date to the Charter Board to the effect that, as of the date of such opinion, and based upon and subject to certain matters stated in such opinion, the consideration to be received by the holders of Charter Capital Stock in the Merger (other than NationsBank and its affiliates) was fair to such holders, from a financial point of view.
     In arriving at its opinion, Fox-Pitt, Kelton, among other things, (i) reviewed and analyzed certain publicly available financial statements for Charter and NationsBank, respectively; (ii) analyzed certain internal financial statements, including financial projections, and other financial and operating data prepared by the managements of Charter and NationsBank; (iii) discussed the past, present and future operations, financial condition, and prospects of Charter and NationsBank with the senior managements of the respective companies;
(iv) reviewed the stock prices and trading activity of Charter Capital Stock and NationsBank Common Stock; (v) compared the financial performance and condition of Charter and NationsBank and their stock prices and trading levels with that of certain other comparable publicly traded banking companies; (vi) reviewed and discussed with the senior managements of Charter and NationsBank the strategic objectives of the Merger and the synergies and certain other benefits of the Merger; (vii) reviewed the financial terms, to the extent publicly available, of certain merger and acquisition transactions comparable to the Merger; (viii) reviewed the Agreement prior to its execution by Charter and NationsBank; (ix) reviewed the Second Investment Agreement between Charter and NationsBank; and
(x) performed such other analyses as Fox-Pitt, Kelton deemed appropriate.
     In rendering its opinion, Fox-Pitt, Kelton relied upon, without independent verification, the accuracy and completeness of all financial and other information reviewed by Fox-Pitt, Kelton for purposes of its opinion. Fox-Pitt, Kelton did not make an independent valuation of the assets and liabilities of Charter or NationsBank, nor did Fox-Pitt, Kelton review loan files for either Charter or NationsBank. With respect to financial projections, Fox-Pitt, Kelton assumed that they had been prepared by the management of Charter on bases reflecting the best currently available estimates and judgments of the future financial performance of Charter and NationsBank. Fox-Pitt, Kelton's opinion is based upon market and other conditions as of January 23, 1996.
     THE FULL TEXT OF THE WRITTEN OPINION OF FOX-PITT, KELTON DATED AS OF JANUARY 25, 1996, WHICH HAS BEEN INCLUDED IN THIS PROXY STATEMENT-PROSPECTUS WITH THE CONSENT OF FOX-PITT, KELTON AND SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX B AND INCORPORATED HEREIN BY REFERENCE. CHARTER SHAREHOLDERS ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. FOX-PITT, KELTON'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW AND HAS BEEN PROVIDED FOR THE USE OF THE CHARTER BOARD IN ITS EVALUATION OF THE MERGER, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THIS SUMMARY OF THE OPINION OF FOX-PITT, KELTON SET FORTH IN THIS PROXY STATEMENT-PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.
     In preparing its opinion, Fox-Pitt, Kelton performed a variety of financial and comparative analyses, including those described below.The summary of such analyses does not purport to be a complete description of the analyses underlying Fox-
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Pitt, Kelton's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, Fox-Pitt, Kelton did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to significance and relevance of each analysis and factor. Accordingly, Fox-Pitt, Kelton believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Fox-Pitt, Kelton made numerous assumptions with respect to Charter, NationsBank, industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond the control of Charter and NationsBank. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future values or results, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.
          COMPARABLE COMPANY ANALYSIS. Utilizing publicly available information, Fox-Pitt, Kelton compared Charter's performance from an operating and financial perspective with selected publicly traded banking companies based in Texas, Arkansas, Louisiana and Oklahoma (the "Charter Peer Companies") as of September 30, 1995. In addition, Fox-Pitt, Kelton reviewed the public market valuations for the Charter Peer Companies as an indication of the valuation levels placed on mid-size banking companies in the Southwestern United States. In addition, utilizing publicly available information, Fox-Pitt, Kelton compared NationsBank's performance from an operating and financial perspective with selected publicly traded banking companies throughout the United States with assets greater than $50 billion, excluding large California and New York money center banking companies (the "NationsBank Peer Companies"). In addition, Fox-Pitt, Kelton reviewed the public market valuations for the NationsBank Peer Companies as an indication of the valuation levels placed on larger capitalization regional banking companies.
          COMPARABLE MERGER AND ACQUISITION TRANSACTION ANALYSIS. Utilizing publicly available information, Fox-Pitt, Kelton reviewed all merger and acquisition transactions announced during 1995 and 1996 (through the date of its opinion) and selected ten transactions that it believed were comparable to the proposed Merger. The transactions selected generally involve commercial banking companies of a similar size to Charter that were merged with larger companies in transactions predominantly involving common stock as the form of consideration. In addition, Fox-Pitt, Kelton reviewed all merger and acquisition transactions announced during 1995 and 1996 (through the date of its opinion) involving Texas-based banking companies and selected twelve transactions involving Houston area companies. In all cases, the Texas transactions involved institutions that are smaller in size than Charter. In reviewing the comparable transactions, Fox-Pitt, Kelton examined the multiples paid relative to previous twelve month earnings, book value, tangible book value, core deposits, and the target's market price six days prior to the announcement of the transaction. Fox-Pitt, Kelton determined that the price-to-earnings multiple of comparable nationwide transactions was 15.08x, of Houston area transactions was 11.99x, and of the proposed Merger was 15.29x. Fox-Pitt, Kelton determined that the price-to-book value ratio for comparable nationwide transactions was 202.67%, for Houston area transactions was 167.63%, and for the proposed Merger was 266.68%. Fox-Pitt, Kelton determined that the price-to-tangible book value ratio for comparable nationwide transactions was 231.05%, for Houston area transactions was 168.92%, and for the proposed Merger was 319.21%. Fox-Pitt, Kelton determined that the tangible book value premium-to-core deposits ratio was 11.17% for comparable nationwide transactions, 6.88% for Houston area transactions, and 17.74% for the proposed Merger. Fox-Pitt, Kelton determined that the premium over target share price six days prior to announcement was 29.20% for comparable nationwide transactions, not meaningful for Houston area transactions and 20.20% for the proposed Merger. The calculations of multiples for the proposed Merger were based on December 31, 1995 draft financial statements provided to Fox-Pitt, Kelton by Charter.
          PRO FORMA PER SHARE ANALYSIS. Fox-Pitt, Kelton reviewed the pro forma impact resulting from the Merger from an earnings per share and book value per share basis. In its analysis, Fox-Pitt, Kelton assumed that NationsBank would be able to achieve annual cost savings in connection with the proposed Merger of 50%, that goodwill associated with the proposed Merger will be amortized on a straight-line basis over 15 years and will not be tax deductible to NationsBank, and that NationsBank will issue NationsBank Common Stock to Charter shareholders at a price of $67.13 per share. Fox-Pitt, Kelton also analyzed the dividend increase to Charter's shareholders resulting from exchanging their shares into NationsBank Common Stock at a ratio of 0.385 to 1. From an earnings point of view, NationsBank's pro forma accretion resulting from the proposed Merger, based on the above assumptions, would be 0.70%. Fox-Pitt, Kelton also
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
     determined that the accretion in NationsBank's book value would be 0.23% as a result of the proposed Merger. With respect to dividends, Fox-Pitt, Kelton determined that, based on an exchange ratio of 0.385 to 1, Charter shareholders would receive an increase in dividend of $0.59 per share annually or a percentage increase of 197.73%.
          DIVIDEND DISCOUNT ANALYSIS. Fox-Pitt, Kelton performed a dividend discount analysis to determine a range of present values per share of Charter Common Stock assuming Charter continued as either a stand-alone entity ("Stand-alone Case") or was sold at the end of five years ("Sale Case"). The range was determined by adding the present value of the estimated future dividend stream that Charter could generate for a period beginning in January 1996 and ending in December 2000 and the present value of the terminal values of Charter Common Stock at the end of December 2000 under the two cases. Under one scenario, based on management's projections, Fox-Pitt, Kelton assumed a steady 5% increase in both assets and earnings per share growth from 1997 through 2000 following 18.05% and 10% increases respectively in 1996; and the dividend stream is projected to increase steadily from a payout ratio of 20% in 1996 to 35% in 1998 and thereafter. In the second scenario, Fox-Pitt, Kelton utilized management's projections with respect to earnings and asset growth, but modeled a more aggressive dividend payout ratio of 50% in order to determine the impact of utilizing the excess capital generated by Charter in the form of increased dividend income to its shareholders. The projections assume no new acquisitions, nor do they anticipate significant changes in interest rates.
          The terminal values are based upon two sets of assumptions. In the Stand-alone Case, Fox-Pitt, Kelton utilized a range of price-to-earnings multiples consistent with the range of price-to-earnings multiples at which stocks in the Fox-Pitt, Kelton regional bank stock index have traded over the last five years (8x to 12x earnings per share). In the Sale Case, Fox-Pitt, Kelton assumed that Charter would be sold on a price-to-earnings multiple consistent with those at which similarly sized banking companies have been sold in recent years (13x to 16x previous twelve month earnings per share). The dividend streams and terminal values were presently valued using discount rates of 13%, 14.5% and 16%, which were consistent with the range of internal discount rates currently utilized by buyers of bank stocks and banking companies. No cost savings were assumed in any scenarios other than what management had projected in a normal course of business.
          Applying the above multiples and discount rates, Fox-Pitt, Kelton determined that the fully diluted value of Charter Common Stock in the Stand-alone Case ranged from approximately $11.45 to $19.73 per share utilizing management's projections and Fox-Pitt, Kelton's assumptions and, in the Sale Case at the end of five years, the range of values was approximately $17.25 to $25.02 per share.
     Pursuant to the terms of Fox-Pitt, Kelton's engagement, Charter has agreed to pay Fox-Pitt, Kelton $250,000. Charter has also agreed to reimburse Fox-Pitt, Kelton for travel and other out-of-pocket expenses incurred by Fox-Pitt, Kelton in performing its services, including the fees and expenses of its legal counsel, and to indemnify Fox-Pitt, Kelton and related persons against liabilities, including liabilities under the federal securities laws, arising out of Fox-Pitt, Kelton's engagement.
     Fox-Pitt, Kelton has advised Charter that, in the ordinary course of its business, it may actively trade the securities of both Charter and NationsBank for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.
     Fox-Pitt, Kelton is a nationally recognized investment banking firm and was selected by Charter based on Fox-Pitt, Kelton's experience and expertise. Fox-Pitt, Kelton regularly engages in evaluation of banks and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes.

CONDITIONS TO THE MERGER
     The Merger will occur only if the Agreement is approved by the requisite vote of the shareholders of Charter. Consummation of the Merger is subject to the satisfaction of certain other conditions, unless waived, to the extent legally permitted. Such conditions include (i) the receipt of all required governmental orders, permits, approvals or qualifications (and the expiration of all applicable waiting periods following the receipt of such items or the delivery of appropriate notices), provided that such approvals shall not have imposed any condition or restriction (including requirements relating to the disposition of assets) which in the good faith judgment of NationsBank would so adversely impact the economic or business benefits of the transactions contemplated by the Agreement that, had such condition or requirement been known, NationsBank would not have entered into the Agreement; (ii) the absence of any active litigation seeking any order, decree or injunction of a
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
court of competent jurisdiction to enjoin or prohibit the consummation of the Merger; (iii) the effectiveness of the Registration Statement under the Securities Act and the absence of any stop order or threatened stop order regarding the Registration Statement; (iv) the receipt of authorization to list on the NYSE, upon official notice of issuance, the NationsBank Common Stock to be issued in the Merger; and (v) the receipt of the tax opinion referred to in
" -- Certain Federal Income Tax Consequences."
     In addition, unless waived, each party's obligation to effect the Merger is subject to the performance by the other party of its obligations under the Agreement and the receipt of certain closing certificates and opinions from the other party. No assurances can be provided as to when or whether all of the conditions precedent to the Merger can or will be satisfied or waived by the party entitled to do so.
CONDUCT OF BUSINESS PRIOR TO THE MERGER
     In the Agreement, Charter has agreed, except as otherwise contemplated by the Agreement, to (i) operate its business only in the usual, regular and ordinary course, consistent with past practice (other than certain transactions made pursuant to contracts then in existence), (ii) use its best efforts to preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees, and
(iii) in accordance with the terms of the applicable transaction agreements, diligently proceed to complete its pending acquisitions.
     In addition, Charter has agreed that it will not, without the prior written consent of NationsBank:
     (a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of Charter or any of its subsidiaries to Charter or any of its subsidiaries; it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchase of federal funds, sales of certificates of deposit and entering into Federal Home Loan Bank borrowings with a term of six months or less or repurchase agreements), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance other than in the ordinary course of business consistent with past practice;
     (b) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend (other than regular quarterly cash dividends at a rate not in excess of $0.08 per share through June 30, 1996 and $0.10 per share thereafter) or make any other distribution on, or (other than the redemption of Charter's Preferred Stock which was completed on March 31, 1996 in accordance with the Agreement) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or issue any additional shares of capital stock, or any securities or obligations convertible into or exchangeable for any shares of its capital stock;
     (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of the Agreement;
     (d) make any material investment (other than trades in investment securities in the ordinary course) either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;
     (e) enter into, terminate or fail to exercise any material right under, any contract or agreement involving annual payments in excess of $50,000 and which cannot be terminated without penalty upon 30 days' notice, or make any change in, or extension of (other than automatic extensions), any of its leases or contracts involving annual payments in excess of $50,000 and which cannot be terminated without penalty upon 30 days' notice;
     (f) modify the terms of any Charter benefit plan (including any severance pay plan) or increase or modify in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee other than routine adjustments in compensation and fringe benefits in the ordinary course of business consistent with past practice or accelerate the vesting of any stock options or other stock-based compensation;
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
     (g) take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code;
     (h) settle any claim, action or proceeding involving the payment of money damages in excess of $50,000, except in the ordinary course of business consistent with past practice;
     (i) amend the Charter Articles or the Charter Bylaws;
     (j) fail to maintain its agreements with bank regulators, material licenses and permits or to file in a timely fashion all federal, state, local and foreign tax returns;
     (k) make any capital expenditures of more than $50,000 individually or $300,000 in the aggregate;
     (l) fail to maintain each Charter benefit plan or timely make all contributions or accruals required thereunder in accordance with generally accepted accounting principals applied on a consistent basis;
     (m) issue any additional shares of Charter Capital Stock;
     (n) agree to, or make any commitment to, take any of the actions prohibited by (a) - (m);
     (o) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger not being satisfied or in a violation of any provision of the Agreement, except, in every case, as may be required by applicable law; or
     (p) change any methods of accounting from those used in the preparation of financial statements delivered to NationsBank.
     In the Agreement, Charter has also agreed to terminate the 1991 Charter Bancshares, Inc. Stock Appreciation Rights Plan and all Charter executive deferred compensation plans prior to the Effective Time.
     The Agreement also provides that, except for the transactions contemplated thereby, neither Charter nor its affiliates or representatives shall directly or indirectly solicit the acquisition by any person of a significant part of the business and properties or capital stock of Charter or its subsidiaries. Additionally, except to the extent necessary to comply with the fiduciary duties of the Charter Board, as advised by counsel, neither Charter nor its affiliates or representatives will provide any non-public information that it is not legally obligated to furnish, negotiate with respect to any such acquisition proposal, although Charter may communicate information about such acquisition proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations.
MODIFICATION, WAIVER AND TERMINATION; EXPENSES
     The Agreement provides that it may be amended by a subsequent writing signed by each party upon the approval of its Board of Directors. However, no amendment modifying the manner or basis in which shares of Charter Capital Stock will be exchanged for shares of NationsBank Common Stock in the Merger may be made after the Special Meeting without further approval of holders of Charter Capital Stock.
     The Agreement provides that each party may waive any of the conditions precedent to its obligations to consummate the Merger, to the extent legally permitted. Neither of the parties intends, however, to waive any conditions of the Merger if such waiver would, in the judgment of the waiving party, have a material adverse effect on its shareholders.
     The Agreement may be terminated by mutual agreement of the NationsBank Board and the Charter Board. The Agreement may also be terminated by either the NationsBank Board or the Charter Board (i) in the event of breach of the Agreement by the other party that cannot or has not been cured within 30 days of notice of such breach, (ii) if the required approval of any applicable regulatory authority is not obtained, or (iii) if the Effective Time does not occur by December 31, 1996 (provided that the failure to consummate the Merger by such date is not caused by any breach of the Agreement by the terminating party). NationsBank may also terminate the Agreement if Charter shareholders fail to approve the Agreement and the transactions contemplated thereby at the Special Meeting.
     Charter may also terminate the Agreement if Charter has not materially breached the Agreement and, prior to the Effective Time, the Charter Board receives a proposal or offer (an "Alternative Acquisition Proposal") from another party to acquire all or any significant part of the business and properties or capital stock of Charter that the Charter Board determines in its good faith judgment and in the exercise of its fiduciary duties (based as to legal matters on the written opinion of legal
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
counsel and as to financial matters on the written opinion of an investment banking firm of national reputation) is more favorable to the Charter shareholders than the Exchange Ratio and the Merger and that the failure to terminate the Agreement and accept such Alternative Acquisition Proposal would be inconsistent with the proper exercise of the Charter Board's fiduciary duties. A termination of the Agreement by the Charter Board for this reason would not be effective until Charter pays NationsBank a termination fee of $2,000,000, plus up to $500,000 of certain reasonable out-of-pocket expenses incurred by NationsBank in connection with or arising out of the transactions contemplated by the Agreement.
     In addition, the Agreement may be terminated by the Charter Board, at its sole option, if either:
          (1) both (a) the Average Closing Price on the Determination Date (I.E., the average closing price of NationsBank Common Stock for the ten full trading days ending on the date the Federal Reserve approves the Merger) is less than $56.419 and (b)(i) the number obtained by dividing the Average Closing Price on the Determination Date by $66.375 (the "NationsBank Ratio") is less than (ii) the number obtained by dividing the Index Price (being the weighted average closing price per share of the common stocks of the Index Group) on the Determination Date by $48.67 (being the Index Price on January 17, 1996) and subtracting 0.15 from the quotient in this clause (1)(b)(ii) (such number being referred to as the "Index Group Ratio"); or
          (2) the Average Closing Price on the Determination Date is less than $53.100.
There can be no assurance that the Charter Board would exercise its right to terminate the Agreement if a Termination Event (I.E., the conditions in either
(1) or (2) above) exists.
     The Average Closing Price on the Determination Date on which the occurrence of a Termination Event will be determined is based on the average of the last sale prices of NationsBank Common Stock during a ten-day period ending on the Determination Date. Accordingly, because the market price of NationsBank Common Stock between the Determination Date and the Effective Time, as well as on the date certificates representing shares of NationsBank Common Stock are delivered in exchange for shares of Charter Capital Stock following consummation of the Merger, will fluctuate and possibly decline, the value of the NationsBank Common Stock actually received by holders of Charter Capital Stock may be more or less than (i) the Average Closing Price on the Determination Date, or (ii) the value of the NationsBank Common Stock at the Effective Time resulting from the Exchange Ratio.
     The Index Group consists of 20 bank holding companies selected by NationsBank and Charter as being directly relevant for purposes of distinguishing changes in NationsBank's stock price that are unique from those reflective of general changes in comparable companies. The 20 bank holding companies are Boatman's Bancshares, Inc., Citicorp, BankAmerica Corporation, Chase Manhattan Corporation, J.P. Morgan & Co. Incorporated, Banc One Corporation, Norwest Corporation, First Union Corporation, Bank of New York Company, KeyCorp, SunTrust Banks, Inc., Wachovia Corporation, Mellon Bank Corporation, First Bank System, Inc., PNC Bank Corp., First Chicago NBD Corporation, Barnett Banks, Inc., Bankers Trust New York Corp., Fleet Financial Group and Corestates Financial Corp. If NationsBank or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between January 17, 1996 and the Determination Date, the prices of NationsBank Common Stock or such other common stocks shall be appropriately adjusted for all purposes, including determining whether there is a Termination Event (and, in the case of any such transaction by NationsBank, the Exchange Ratio also shall be appropriately adjusted). In the event there shall have been, between January 17, 1996 and the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization, such company will be removed from the Index Group and the weights will be redistributed proportionately for purposes of computing the Index Group Ratio (which, as described above, is used in determining whether there has been a Termination Event).
     It is not possible to know whether a Termination Event will occur until after the Determination Date. Although the Charter Board has made no decision as to whether to exercise its termination right in such situation, the Charter Board would, consistent with its fiduciary duties, take into account all relevant facts and circumstances that exist at such time and would consult with its financial advisors and legal counsel. Approval of the Agreement by the shareholders of Charter at the Special Meeting will confer on the Charter Board the power, consistent with its fiduciary duties, to elect to consummate the Merger in the event of a Termination Event and without any further action by, or resolicitation of, the shareholders of Charter. If the Charter Board elects to exercise its termination right, Charter must give NationsBank prompt notice of that decision during a ten-day period beginning two days after the Determination Date.
     The foregoing discussion is qualified in its entirety by reference to the applicable provisions in the Agreement (a copy of which is set forth as Appendix A to this Proxy Statement-Prospectus) relating to possible Termination Events.
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
     The Agreement provides that each of the parties shall pay its own expenses relating to the Agreement and to consummation of the Merger except that NationsBank has agreed to pay the printing expenses and filing fees incurred in connection with the Agreement, the Registration Statement and this Proxy Statement-Prospectus and, if Charter were to terminate the Agreement due to receipt of an Alternative Acquisition Proposal, Charter would be required to pay the Termination Fee described above.
CERTAIN FEDERAL INCOME TAX CONSEQUENCES
     Blanchfield Cordle & Moore, P.A., tax counsel to NationsBank has delivered to NationsBank and Charter its opinion that, based upon certain customary assumptions and representations, under Federal law as currently in effect, (a) the proposed Merger will constitute a reorganization within the meaning of
Section 368 of the Code; (b) no gain or loss will be recognized by the shareholders of Charter on the exchange of their shares of Charter Capital Stock for shares of NationsBank Common Stock pursuant to the terms of the Merger to the extent of such exchange; (c) the Federal income tax basis of the NationsBank Common Stock for which shares of Charter Capital Stock are exchanged pursuant to the Merger will be the same as the basis of such shares of Charter Capital Stock exchanged therefor (less any proportionate part of such basis allocable to any fractional interest in any share of NationsBank Common Stock); (d) the holding period of NationsBank Common Stock for which shares of Charter Capital Stock are exchanged will include the period that such shares of Charter Capital Stock were held by the holder, provided such shares were capital assets of the holder; and
(e) the receipt of cash in lieu of fractional shares will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by NationsBank, and gain or loss will be recognized in an amount equal to the difference between the cash received and the basis of the Charter Capital Stock surrendered, which gain or loss will be capital gain or loss if the Charter Capital Stock was a capital asset in the hands of the shareholder.
     THE FOREGOING IS A SUMMARY OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED MERGER UNDER THE CODE AND IS FOR GENERAL INFORMATION ONLY. IT DOES NOT INCLUDE CONSEQUENCES OF STATE, LOCAL OR OTHER TAX LAWS OR SPECIAL CONSEQUENCES TO PARTICULAR SHAREHOLDERS HAVING SPECIAL SITUATIONS. SHAREHOLDERS OF CHARTER SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE AND LOCAL TAX LAWS AND TAX CONSEQUENCES OF SUBSEQUENT SALES OF NATIONSBANK COMMON STOCK.
INTERESTS OF CERTAIN PERSONS IN THE MERGER
     GENERAL. Certain members of Charter management and of the Charter Board have interests in the Merger that are in addition to any interests they may have as shareholders of Charter generally. These interests include, among others, provisions in the Agreement relating to indemnification of Charter directors and officers, directors' and officers' liability insurance, and certain severance and other employee benefits, as described below.
     EMPLOYMENT AND NONCOMPETITION AGREEMENT WITH JERRY E. FINGER. In order to assure continuity following the consummation of the Merger, including the preservation of key customer relationships, NationsBank Texas and Jerry E. Finger, Chairman and Chief Executive Officer of Charter, have entered into an Employment and Noncompetition Agreement dated January 25, 1996 (the "Finger Agreement"). The Finger Agreement is effective only if the Merger is consummated. Under the Finger Agreement, Mr. Finger would become an employee of NationsBank Texas for a seven-year period commencing at the Effective Time, unless terminated earlier by NationsBank Texas for cause (as defined in the Finger Agreement) (the "Employment Period"). During the Employment Period, Mr. Finger would receive a salary of $455,000 per year, plus certain benefits. Upon expiration or termination of the Employment Period (other than upon termination by NationsBank Texas for cause), Mr. Finger would receive a retirement supplement of $300,000 per year for the remainder of his life, provided that such amount will be offset by any benefits payable to Mr. Finger under NationsBank retirement plans and Mr. Finger may elect to have such supplemental retirement benefit paid in any actuarially equivalent optional form available under the NationsBank pension plan. The Finger Agreement provides that for so long as Mr. Finger receives any payments under the Finger Agreement (including the supplemental retirement benefit), Mr. Finger generally may not, with certain limited exceptions, own any interest in or perform any services for any entity that competes with NationsBank in the State of Texas.
     In addition to the Finger Agreement, the Merger Subsidiary and Mr. Finger have entered into a letter agreement dated January 25, 1996, pursuant to which Mr. Finger shall: (i) have the option to purchase certain furniture and office equipment currently owned by Charter, (ii) have the option to purchase from the Merger Subsidiary certain life insurance policies currently maintained by Charter on Mr. Finger and (iii) be entitled to certain office space and secretarial services while
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
employed by NationsBank. The letter agreement also provides that the Merger Subsidiary shall use its best efforts to negotiate with Mr. Finger with respect to certain deferred compensation matters and shall assist Mr. Finger in obtaining certain life insurance policies at Mr. Finger's expense.
     SEVERANCE AND STOCK OPTION LETTER AGREEMENT. In conjunction with the Agreement, Charter and NationsBank entered into a letter agreement (the "Letter Agreement") regarding severance payments and stock options to be made and granted to certain Charter employees. The Letter Agreement was entered into in order to provide for a smooth transition in the Merger and to take into account the options on Charter Common Stock (the "Planned Options") which would have been granted under a stock option plan (the "Proposed Plan") which had previously been proposed by the Compensation Committee of the Charter Board for submission to a vote of Charter shareholders.
     In general, under the Letter Agreement employees of Charter at the Effective Time (other than certain executive employees of Charter), who do not voluntarily terminate their employment, but who are terminated, for reasons other than for "cause" within one year after the earlier of (i) the date 30 days after completion of the merger of the Charter Banks into NationsBank Texas, or
(ii) the date 180 days after the Effective Time (the earlier of such dates, the "Transition Period End"), will receive certain prescribed severance payments. Under the Letter Agreement, the severance pay to such eligible employees will generally be two weeks of base pay for each year of service completed as of the Transition Period End (except that employees with seniority in excess of 10 years will receive additional severance ranging from an additional 12% to an additional 25% of the base severance as calculated above, depending on extent of service beyond 10 years). Regardless of years of service, certain employees of Charter who are terminated are entitled to the minimum severance pay of either 60 days or 90 days of base pay, depending on the position held by the eligible employee.
     The Letter Agreement also provides that eight senior executive officers of Charter are eligible to receive severance payments equal to (i) one times their respective base salaries if the executive officer receives a "comparable job offer" from NationsBank Texas and elects not to accept such offer or (ii) two times their respective base salaries if the executive officer does not receive a "comparable job offer" from NationsBank Texas. As a condition to receiving any such severance payments, NationsBank or Charter may require the executive officer to remain employed through the Transition Period End. Any such executive officer who accepts employment with NationsBank Texas will be deemed to have waived such severance benefits; however, if the officer is involuntarily terminated within two years of accepting employment with NationsBank Texas, other than for "cause," such officer will be entitled to base pay and benefits for the remainder of such two year period.
     In addition, pursuant to the Letter Agreement, those employees of Charter who are entitled to severance pay, and who were listed as among those to whom Planned Options were to be granted, will be entitled to additional severance pay equal to $1.20 multiplied by the number of Planned Options proposed to have been awarded to such individual. The Letter Agreement provides that those employees of Charter who were listed as among those to whom Planned Options were to be granted, who accept continued employment with NationsBank, are entitled to receive, in lieu of the Planned Options, options for NationsBank Common Stock under existing NationsBank stock option plans at least equivalent to the number of Planned Options proposed to have been awarded to such employee, multiplied by the Exchange Ratio of .385.
     INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. NationsBank has agreed that it will, following the Effective Time, indemnify, defend and hold harmless the current and former directors, officers, employees and agents of Charter and its subsidiaries against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring at or prior to the Effective Time to the full extent then permitted under Texas law and by the Charter Articles and the Charter Bylaws as currently in effect, including provisions relating to advances of expenses. NationsBank has also agreed to use its reasonable efforts to maintain in effect Charter's existing directors' and officers' insurance policy for six years after the Effective Time, subject to certain limitations, including the right to replace policies and to limit the premium costs of such coverage.
DISSENTERS' RIGHTS OF CHARTER SHAREHOLDERS
     If the Agreement and the transactions contemplated thereby are approved by Charter shareholders, any Charter shareholder who follows certain statutory procedures may demand payment of the fair value of such shareholder's Charter Capital Stock in lieu of the NationsBank Common Stock provided pursuant to the Agreement. A Charter shareholder who wishes to demand such payment must strictly comply with statutory procedures set forth in Sections 5.12 and 5.13 of the TBCA, copies of which are attached hereto as Appendix C. In accordance with the procedures set forth in such sections, a Charter shareholder wishing to exercise dissenters' rights must file with Charter, prior to the Special Meeting, a written objection stating that such shareholder will exercise his or her right to dissent if the Agreement and the transactions contemplated thereby are approved. In addition, such shareholder may not vote in favor of the Agreement and the transactions contemplated thereby.
                                       27

     After the Effective Time and after notice from the Merger Subsidiary that the Effective Time has occurred, the dissenting shareholder must, within 10 days after delivery of such notice, make written demand on the Merger Subsidiary for payment of the fair value of his or her shares. According to the TBCA, the fair value of the shares of Charter Capital Stock is the value of such shares as of the day immediately preceding the Special Meeting, excluding any increase or decrease in value in anticipation of the Merger. If the dissenting shareholder and the Merger Subsidiary cannot agree on the fair value of the shares held by such shareholder, either party may petition the court to appoint a qualified appraiser.
     Holders of Charter Capital Stock who vote against the Agreement and the transactions contemplated thereby will receive NationsBank Common Stock and cash in lieu of fractional shares in the event the Agreement and the transactions contemplated thereby are approved if such holders do not properly exercise their dissenters' rights.
ACCOUNTING TREATMENT
     Upon consummation of the Merger, the transaction will be accounted for as a purchase, and all of the assets and liabilities of Charter will be recorded in NationsBank's consolidated financial statements at their fair value at the Effective Time. The amount, if any, by which the purchase price paid by NationsBank exceeds the fair value of the net assets acquired by NationsBank through the Merger will be recorded as goodwill. NationsBank's consolidated financial statements will include the operations of Charter after the Effective Time. The unaudited pro forma financial information included in this Proxy Statement-Prospectus reflects the Merger using the purchase method of accounting. See "SUMMARY -- Comparative Unaudited Per Share Data" and
"SUMMARY -- Selected Financial Data."
BANK REGULATORY MATTERS
     FEDERAL RESERVE BOARD. The Merger is subject to prior approval by the Federal Reserve under the BHCA. The BHCA requires the Federal Reserve, when approving a transaction such as the Merger, to take into consideration the financial and managerial resources (including the competence, experience and integrity of the officers, directors and principal shareholders) and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. In considering financial resources and future prospects, the Federal Reserve will, among other things, evaluate the adequacy of the capital levels of the parties to a proposed transaction.
     The BHCA prohibits the Federal Reserve from approving a merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the Federal Reserve finds that the anti-competitive effects of a merger are outweighed by the benefits to the public such as greater convenience, increased competition and gains in efficiency. In addition, under the Community Reinvestment Act of 1977, as amended (the "CRA"), the Federal Reserve must take into account the record of performance of the existing institutions in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions.
     Applicable Federal law provides for the publication of notice and public comment on applications filed with the Federal Reserve and authorizes such agency to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could delay the regulatory approvals required for consummation of the Merger.
     The Merger generally may not be consummated until between 15 and 30 days following the date of Federal Reserve approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the regulatory agency's approval unless a court specifically ordered otherwise. NationsBank and Charter believe that the Merger does not raise substantial antitrust or other significant regulatory concerns and that any divestitures that may be required in order to consummate the Merger will not be material to the financial condition or results of operations of NationsBank or Charter prior to the Effective Time, or NationsBank after the Effective Time.
     STATUS OF REGULATORY APPROVALS AND OTHER INFORMATION. NationsBank and Charter have filed all applications and notices and have taken (or will take) other appropriate action with respect to any requisite approvals or other action of any governmental authority necessary for consummation of the Merger. The Agreement provides that the obligation of each of NationsBank and Charter to consummate the Merger is conditioned upon the receipt of all requisite regulatory approvals, including the approval of the Federal Reserve and the absence of any injunction against the Merger. There can be no assurance that any governmental agency will approve or take any other required action with respect to the Merger, and, if approvals are received or action is taken, there can be no assurance as to the date of such approvals or action, that such approvals or
                                       28
action will not be conditioned upon matters that would cause the parties to abandon the Merger or that no action will be brought challenging such approvals or action, including a challenge by the United States Department of Justice or, if such a challenge is made, the result thereof.
     To facilitate the Merger as well as the merger of the Charter Banks into NationsBank Texas, which will occur subsequent to the Effective Time, Charter-Houston and Charter-SSB have entered into a plan of merger pursuant to which Charter-SSB will merge with and into Charter-Houston. The requisite regulatory applications for the merger of Charter-SSB into Charter-Houston have been filed with the Office of the Comptroller of the Currency and the Texas Savings and Loan Department, and the transaction is currently expected to close prior to the Effective Time. Accordingly, NationsBank has not filed an application with the Texas Savings and Loan Department to acquire control of a Texas state savings bank. If the application to merge Charter SSB with Charter-Houston were denied or delayed for any reason, NationsBank would be required to file an application with the Texas Savings and Loan Department which could delay the Effective Time.
     NationsBank and Charter are not aware of any governmental approvals or actions that may be required for consummation of the Merger other than as described above. Should any other approval or action be required, NationsBank and Charter currently contemplate that such approval or action would be sought. There can be no assurance, however, that any such action or approval, if needed, could be obtained and would not be conditioned in a manner that would cause the parties to abandon the Merger.
     THE MERGER CANNOT PROCEED IN THE ABSENCE OF THE REQUISITE REGULATORY APPROVALS. THERE CAN BE NO ASSURANCES THAT SUCH REGULATORY APPROVALS WILL BE OBTAINED OR AS TO THE DATES OF ANY SUCH APPROVALS. THERE CAN ALSO BE NO ASSURANCE THAT SUCH APPROVALS WILL NOT CONTAIN A CONDITION OR RESTRICTION WHICH CAUSES SUCH APPROVALS TO FAIL TO SATISFY THE CONDITIONS SET FORTH IN THE AGREEMENT. SEE " -- CONDITIONS TO THE MERGER." THERE CAN LIKEWISE BE NO ASSURANCE THAT THE UNITED STATES DEPARTMENT OF JUSTICE WILL NOT CHALLENGE THE MERGER, OR, IF SUCH A CHALLENGE IS MADE, AS TO THE RESULT THEREOF.
     See " -- Effective Time of the Merger," " -- Conditions to the Merger" and " -- Modification, Waiver and Termination; Expenses."
RESTRICTIONS ON RESALES BY AFFILIATES
     The shares of NationsBank Common Stock to be issued to shareholders of Charter in the Merger have been registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Charter, as that term is defined under the Securities Act. Any subsequent transfer of such shares, however, by any person who is an affiliate of Charter at the time the Merger is submitted for vote of the shareholders of Charter will, under existing law, require either (a) the further registration under the Securities Act of the shares of NationsBank Common Stock to be transferred, (b) compliance with Rule 145 promulgated under the Securities Act, which will permit former Charter shareholders immediately after the Effective Time to effect sales of NationsBank Common Stock that do not exceed certain volume limitations in "brokers' transactions" (as defined in Rule 144 promulgated under the Securities Act) or (c) the availability of another exemption from registration. An "affiliate" of Charter, as defined by the rules promulgated pursuant to the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Charter. The foregoing restrictions are expected to apply to the directors, executive officers and each holder of 10% or more of the Charter Capital Stock (and to certain relatives or the spouse of any such person and any trusts, estates, corporations, or other entities in which any such person has a 10% or greater beneficial or equity interest). Stop transfer instructions will be given by NationsBank to the transfer agent with respect to the NationsBank Common Stock to be received by persons subject to the restrictions described above, and the certificates for such stock will be appropriately legended. Charter has obtained from each of those individuals identified by Charter as affiliates agreements to the effect that each such individual will not make any further sales of shares of NationsBank Common Stock received upon consummation of the Merger except in compliance with the restrictions described in this paragraph.
DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
     NationsBank has a dividend reinvestment and stock purchase plan that provides, for those shareholders who elect to participate, that dividends on NationsBank Common Stock will be used to purchase either original issue shares or shares in the open market at market value of NationsBank Common Stock on a quarterly basis. The plan also permits participants to invest in additional shares of NationsBank Common Stock through optional cash payments, within certain dollar limitations, at the then-current market price of such stock at the time of purchase on any of 12 monthly investment dates each year. It is
                                       29
anticipated that NationsBank will continue its dividend reinvestment and stock purchase plan and that shareholders of Charter who receive shares of NationsBank Common Stock in the Merger will have the right to participate therein.
                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS
MARKET PRICES
     NationsBank Common Stock is listed on the NYSE and the PSE under the trading symbol "NB," and certain shares of NationsBank Common Stock are listed also on the Tokyo Stock Exchange. As of December 31, 1995, NationsBank Common Stock was held of record by approximately 103,137 persons. The following table sets forth the high and low sales prices of the NationsBank Common Stock as reported on the NYSE Composite Transactions List for the periods indicated.
     Charter Common Stock is quoted and traded on Nasdaq under the trading symbol "SAIL." There is no trading market for the Charter Special Common Stock. The most recent trades of Charter Capital Stock involved only shares of Charter Common Stock. The following table sets forth the high and low sales prices for Charter Common Stock as reported by Nasdaq for the indicated periods. At the close of business on the Record Date, there were outstanding 6,061,625 shares of Charter Common Stock held by 520 holders of record, 219,718 shares of Charter Class B Special Common Stock held by 13 holders of record and 49,518 shares of Charter Series C Special Common Stock held by one holder of record.

                                                                                                                        CHARTER
                                                                                                                        COMMON
                                                                                            NATIONSBANK               STOCK SALES
                                                                                            SALES PRICES                PRICES
                                                                                       HIGH              LOW             HIGH
Year Ended December 31, 1994:
  First Quarter................................................................          50 7/8           44 3/8           14 1/4
  Second Quarter...............................................................          57 3/8           44 1/2           13 3/4
  Third Quarter................................................................              56           47 1/8           14 3/4
  Fourth Quarter...............................................................          50 3/4           43 3/8           15 1/4
Year Ending December 31, 1995:
  First Quarter................................................................          51 3/4           44 5/8           15 1/2
  Second Quarter...............................................................          57 3/4           49 5/8           16 3/8
  Third Quarter................................................................          68 7/8           53 3/4           19 1/2
  Fourth Quarter...............................................................          74 3/4               64               20
Year Ending December 31, 1996:
  First Quarter................................................................
  Second Quarter (through April   )............................................
                                                                                     LOW
Year Ended December 31, 1994:
  First Quarter................................................................       13 3/4
  Second Quarter...............................................................       13 1/2
  Third Quarter................................................................       13 3/4
  Fourth Quarter...............................................................       13 3/4
Year Ending December 31, 1995:
  First Quarter................................................................       13 3/4
  Second Quarter...............................................................       14 1/4
  Third Quarter................................................................       15 3/4
  Fourth Quarter...............................................................       17 1/2
Year Ending December 31, 1996:
  First Quarter................................................................
  Second Quarter (through April   )............................................

DIVIDENDS
     The following table sets forth dividends declared per share of NationsBank Common Stock and Charter Capital Stock, respectively, for the periods indicated. The ability of either NationsBank or Charter to pay dividends to its shareholders is subject to certain restrictions. See "INFORMATION ABOUT NATIONSBANK -- Supervision and Regulation" and "INFORMATION ABOUT
CHARTER -- Supervision and Regulation."

                                                                                                                    CHARTER
                                                                                                                    CAPITAL
                                                                                                                     STOCK
                                                                                                   NATIONSBANK     DIVIDENDS
                                                                                                    DIVIDENDS         (1)
Year Ended December 31, 1994:
  First Quarter.................................................................................      $ .46           $.06
  Second Quarter................................................................................        .46            .06
  Third Quarter.................................................................................        .46            .06
  Fourth Quarter................................................................................        .50            .06
Year Ending December 31, 1995:
  First Quarter.................................................................................      $ .50           $.07
  Second Quarter................................................................................        .50            .07
  Third Quarter.................................................................................        .50            .08
  Fourth Quarter................................................................................        .58            .08
Year Ending December 31, 1996:
  First Quarter.................................................................................        .58            .08

(1) Dividends on Charter Common Stock, Charter Class B Special Common Stock and Charter Series C Special Common Stock are identical, except that for the first five years after issuance, certain of the shares of Charter Class B Special Common Stock were subject to a provision of Charter's Articles limiting the dividends on such shares to one-half of the dividends on Charter Common Stock.
                                       30

                         INFORMATION ABOUT NATIONSBANK
GENERAL
     NationsBank is a bank holding company established as a North Carolina corporation in 1968 and is registered under the BHCA, with its principal assets being the stock of its subsidiaries. Through its banking and non-banking subsidiaries NationsBank provides banking and banking-related services, primarily throughout the Southeast and Mid-Atlantic states and Texas. The principal executive offices of NationsBank are located at NationsBank Corporate Center in Charlotte, North Carolina 28255. Its telephone number is (704) 386-5000.
OPERATIONS
     NationsBank provides a diversified range of banking and certain non-banking financial services and products through its various subsidiaries. NationsBank manages its activities through three major business units: the General Bank, Global Finance and Financial Services.
     The General Bank provides comprehensive services in the commercial and retail banking fields, including trust and private banking operations, the origination and servicing of home mortgage loans, the issuance and servicing of credit cards (through a Delaware subsidiary), indirect lending, dealer finance and certain insurance services. The General Bank also offers full service brokerage services and discount brokerage services and provides investment advisory services to a proprietary mutual fund, as well as investment management, banking and fiduciary services through subsidiaries of NationsBank. As of December 31, 1995, the General Bank operated 1,833 banking offices through the following bank subsidiaries: NationsBank, N.A. (serving the States of North Carolina, South Carolina, Maryland and Virginia and the District of Columbia); NationsBank, N.A. (South) (serving the States of Florida and Georgia); NationsBank of Kentucky, N.A., NationsBank of Tennessee, N.A.; and NationsBank of Texas, N.A. The General Bank also provides fully automated, 24-hour cash dispensing and depositing services throughout the states in which it is located, through approximately 2,292 automated teller machines.
     Global Finance provides comprehensive corporate banking and investment banking services to domestic and international customers, including treasury management, loan syndication, asset-backed lending, leasing, factoring and arrangement of asset-backed and project financing, as well as underwriting, trading or distributing a wide range of securities (including bank-eligible securities and, to a limited extent, bank-ineligible securities as authorized by the Federal Reserve Board under Section 20 of the Glass-Steagall Act); and trading and distributing a wide range of derivative products in certain interest rate, foreign exchange, commodity and equity markets. Global Finance provides its services through various offices located in major United States cities as well as in London, Frankfurt, Singapore, Bogota, Mexico City, Grand Cayman, Nassau, Seoul, Tokyo, Osaka, Taipei and Hong Kong.
     Financial Services consists of NationsCredit Consumer Corporation (formerly NationsCredit Corporation), primarily a consumer finance subsidiary, and NationsCredit Commercial Corporation (formerly Greyrock Capital Group Inc.), primarily a commercial finance subsidiary. NationsCredit Consumer Corporation, which has approximately 371 offices located in 34 states, provides personal, mortgage and automobile loans to consumers and retail finance programs to dealers. NationsCredit Commercial Corporation, consists of six divisions that specialize in one or more of the following areas: equipment loans and leasing; loans for debt restructuring, mergers and acquisitions and working capital; real estate, golf/recreational and health care financing; and inventory financing to manufacturers, distributions and dealers.
     As part of its operations, NationsBank regularly evaluates the potential acquisition of, and holds discussions with, various financial institutions and other businesses of a type eligible for bank holding company investment. In addition, NationsBank regularly analyzes the values of, and submits bids for, the acquisition of customer-based funds and other liabilities and assets of such financial institutions and other businesses. As a general rule, NationsBank publicly announces such material acquisitions when a definitive agreement has been reached.
MANAGEMENT AND ADDITIONAL INFORMATION
     Certain information relating to the executive compensation, various benefit plans (including stock option plans), voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to NationsBank is incorporated by reference or set forth in the NationsBank Annual Report on Form 10-K for the year ended December 31, 1995, incorporated herein by reference. Shareholders of Charter desiring copies of such document may contact NationsBank at its address or telephone number indicated under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."
                                       31

SUPERVISION AND REGULATION
     GENERAL. As a registered bank holding company, NationsBank is subject to the supervision of, and to regular inspection by, the Federal Reserve. The NationsBank Banks are organized as national banking associations, which are subject to regulation, supervision and examination by the OCC. The NationsBank Banks are also subject to regulation by the FDIC and other federal regulatory agencies. In addition to banking laws, regulations and regulatory agencies, NationsBank and its subsidiaries and affiliates are subject to various other laws and regulations and supervision and examination by other regulatory agencies, all of which directly or indirectly affect NationsBank's operations, management and ability to make distributions. The following discussion summarizes certain aspects of those laws and regulations that affect NationsBank.
     The activities of NationsBank, and those of companies which it controls or in which it holds more than 5% of the voting stock (including Charter), are limited to banking or managing or controlling banks or furnishing services to or performing services for its subsidiaries, or any other activity which the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making such determinations, the Federal Reserve is required to consider whether the performance of such activities by a bank holding company or its subsidiaries can reasonably be expected to produce benefits to the public such as greater convenience, increased competition or gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. Generally, bank holding companies, such as NationsBank, are required to obtain prior approval of the Federal Reserve to engage in any new activity not previously approved by the Federal Reserve or to acquire more than 5% of any class of voting stock of any company. NationsBank received approval of the Federal Reserve prior to its 1988 acquisition of the voting stock of Charter.
     Bank holding companies are also required to obtain the prior approval of the Federal Reserve before acquiring more than 5% of any class of voting stock of any bank which is not already majority-owned by the bank holding company. Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking and Branching Act"), a bank holding company became able to acquire banks in states other than its home state beginning September 29, 1995.
     The Interstate Banking and Branching Act also authorizes banks to merge across state lines, therefore creating interstate branches, beginning June 1, 1997. Under such legislation, each state has the opportunity to "opt out" of this provision, thereby prohibiting interstate branching in such states, or to "opt in" at an earlier time, thereby allowing interstate branching within that state prior to June 1, 1997. Furthermore, pursuant to such act, a bank is now able to open new branches in a state in which it does not already have banking operations, if the laws of such state permit such DE NOVO branching. Of those states in which the NationsBank Banks are located, Delaware, Maryland, North Carolina, Tennessee and Virginia have enacted legislation to "opt in," thereby permitting interstate branching prior to June 1, 1997, and Texas has adopted legislation to "opt out" of the interstate branching provisions (which Texas law currently expires on September 2, 1999).
     As previously described, NationsBank regularly evaluates merger and acquisition opportunities, and it anticipates that it will continue to evaluate such opportunities in light of the new legislation.
     Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures and before the various bank regulatory agencies. In 1995, several bills were introduced in Congress that would have the effect of broadening the securities underwriting powers of bank holding companies and possibly permitting bank holding companies to engage in nonfinancial activities. The likelihood and timing of any such proposals or bills being enacted and the impact they might have on NationsBank and its subsidiaries cannot be determined at this time.
     CAPITAL AND OPERATIONAL REQUIREMENTS. The Federal Reserve, the OCC and the FDIC have issued substantially similar risk-based and leverage capital guidelines applicable to United States banking organizations. In addition, those regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels, whether because of its financial condition or actual or anticipated growth.
     The Federal Reserve risk-based guidelines define a two-tier capital framework. Tier 1 capital consists of common and qualifying preferred shareholders' equity, less certain intangibles and other adjustments. Tier 2 capital consists of subordinated and other qualifying debt, and the allowance for credit losses up to 1.25% of risk-weighted assets. The sum of Tier 1 and Tier 2 capital less investments in unconsolidated subsidiaries represents qualifying total capital, at least 50% of which must consist of Tier 1 capital. Risk-based capital ratios are calculated by dividing Tier 1 and total capital by risk-weighted assets. Assets and off-balance sheet exposures are assigned to one of four categories of risk-weights, based primarily on relative credit risk. The minimum Tier 1 capital ratio is 4% and the minimum total capital ratio is 8%. NationsBank's Tier 1 and total risk-based capital ratios under these guidelines at December 31, 1995 were 7.24% and 11.58%, respectively.
                                       32

     The leverage ratio is determined by dividing Tier 1 capital by adjusted total assets. Although the stated minimum ratio is 3%, most banking organizations are required to maintain ratios of at least 100 to 200 basis points above 3%. NationsBank's leverage ratio at December 31, 1995 was 6.27%. Management believes that NationsBank meets its leverage ratio requirement.
     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) and requires the respective Federal regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements within such categories. FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Failure to meet the capital guidelines could also subject a banking institution to capital raising requirements. An "undercapitalized" bank must develop a capital restoration plan and its parent holding company must guarantee that bank's compliance with the plan. The liability of the parent holding company under any such guarantee is limited to the lesser of 5% of the bank's assets at the time it became "undercapitalized" or the amount needed to comply with the plan. Furthermore, in the event of the bankruptcy of the parent holding company, such guarantee would take priority over the parent's general unsecured creditors. In addition, FDICIA requires the various regulatory agencies to prescribe certain non-capital standards for safety and soundness relating generally to operations and management, asset quality and executive compensation and permits regulatory action against a financial institution that does not meet such standards.
     The various regulatory agencies have adopted substantially similar regulations that define the five capital categories identified by FDICIA, using the total risk-based capital, Tier 1 risk-based capital and leverage capital ratios as the relevant capital measures. Such regulations establish various degrees of corrective action to be taken when an institution is considered undercapitalized. Under the regulations, a "well capitalized" institution must have a Tier 1 capital ratio of at least 6%, a total capital ratio of at least 10% and a leverage ratio of at least 5% and not be subject to a capital directive order. An "adequately capitalized" institution must have a Tier 1 capital ratio of at least 4%, a total capital ratio of at least 8% and a leverage ratio of at least 4%, or 3% in some cases. Under these guidelines, each of the NationsBank Banks is considered adequately or well capitalized.
     Banking agencies have recently adopted final regulations which mandate that regulators take into consideration concentrations of credit risk and risks from non-traditional activities, as well as an institution's ability to manage those risks, when determining the adequacy of an institution's capital. This evaluation will be made as a part of the institution's regular safety and soundness examination. Banking agencies also have recently adopted final regulations requiring regulators to consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in the evaluation of a bank's capital adequacy. Concurrently, banking agencies have proposed a methodology for evaluating interest rate risk. After gaining experience with the proposed measurement process, those banking agencies intend to propose further regulations to establish an explicit risk-based capital charge for interest rate risk.
     DISTRIBUTIONS. NationsBank funds for cash distributions to its shareholders are derived from a variety of sources, including cash and temporary investments. The primary source of such funds, however, is dividends received from its banking subsidiaries. The amount of dividends that each NationsBank Bank may declare in a calendar year without approval of the OCC is the NationsBank Bank's net profits for that year, as defined by statute, combined with its net retained profits, as defined, for the preceding two years. In addition, from time to time NationsBank applies for, and may receive, permission from the OCC for one or more of the NationsBank Banks to declare special dividends. In 1996, the NationsBank Banks can initiate dividend payments without prior regulatory approval of up to an aggregate of $905 million plus an additional amount equal to their net profits for 1996 up to the date of any such dividend declaration.
     In addition to the foregoing, the ability of NationsBank and the NationsBank Banks to pay dividends may be affected by the various minimum capital requirements and the capital and non-capital standards established under FDICIA, as described above. Furthermore, the OCC may prohibit the payment of a dividend by a national bank if it determines that such payment would constitute an unsafe or unsound practice. The right of NationsBank, its shareholders and its creditors to participate in any distribution of the assets or earnings of its subsidiaries is further subject to the prior claims of creditors of the respective subsidiaries.
     SOURCE OF STRENGTH. According to Federal Reserve policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a bank holding company may not be able to provide such support. In the event of a loss suffered or anticipated by the
FDIC -- either as a result of default of a banking or thrift subsidiary of NationsBank or related to FDIC
                                       33
assistance provided to a subsidiary in danger of default -- the other banking subsidiaries of NationsBank may be assessed for the FDIC's loss, subject to certain exceptions.
                           INFORMATION ABOUT CHARTER
GENERAL
     Charter is a Texas bank holding company organized in 1978 under the BHCA. Charter maintains its principal offices at 2600 Citadel Plaza Drive, Suite 600, Houston, Texas 77008 (telephone: 713/692-6121). As of December 31, 1995, Charter had total assets of $915 million and total deposits of $734 million. As of December 31, 1995, Charter had approximately 620 employees.
     Charter owns all of the outstanding capital stock of CBH, Inc. ("CBH"), a Delaware corporation and intermediate bank holding company (unless otherwise indicated, all references herein to Charter include CBH). CBH owns all of the outstanding capital stock of the Charter Banks, namely, Charter-Houston, Charter-Colonial, University National Bank-Galveston ("University Bank-Galveston"), and Charter SSB.
     As a multi-bank holding company, Charter may own or control, directly or indirectly, more than one bank and furnish services to such banks and their operating subsidiaries. Banking activities of Charter are conducted by the Charter Banks, each of which is a separately chartered banking organization. Charter-Houston, Charter-Colonial and University Bank-Galveston are national banks organized under the laws of the United States and Charter-SSB is a state savings bank organized under the laws of the State of Texas. The officers and directors of each Charter Bank direct its operations. The principal role of Charter is to provide management assistance with respect to various aspects of the Charter Banks' operations, including areas such as asset and liability management, capital provision and planning, business development, advertising, loan policies and procedures, loan review, electronic data processing and communication, accounting, auditing, financial reporting, budgetary and long-range planning, and legal and regulatory compliance. While each of the Charter Banks is separately chartered, the holding company system allows the Charter Banks to participate in joint credit extensions and enables them to more effectively meet the credit needs of their local communities.
     Other than asset management and trust services which are offered solely through Charter-Houston, each of the Charter Banks offers a wide range of banking services to its customers, including demand and time deposits and various types of commercial and consumer loans. The Charter Banks also offer discount brokerage services for the purchase of securities through a consortium of the Charter Banks, which operates as Investor Services at Charter Banks ("Charter Investor Services"). The Charter Banks draw substantially all of their deposits and a majority of their loans from the Houston-Galveston area.
     Charter-Houston and Charter-Colonial own all of the outstanding capital stock of Charter Venture Group, Inc., a small business investment company ("Charter Venture"). On April 27, 1994, Charter-Houston acquired substantially all of the assets and assumed certain liabilities of Capital Standard Mortgage, Inc., through a 90%-owned subsidiary operating as Charter Mortgage Company. OPERATIONS
     The Charter Banks offer a wide range of financial services to commercial, industrial, financial and individual customers, including short- and medium-term loans, revolving credit arrangements, inventory and accounts receivable financing, equipment financing, real estate lending, interim construction lending, mortgage warehousing and purchase arrangements, Small Business Administration lending, Export-Import Bank lending, letters of credit, installment and other consumer loans, savings accounts and various savings programs including individual retirement accounts, and interest and non-interest bearing checking accounts. The Charter Banks also offer services including federal tax depository, safe deposit, night depository and cash management services. In addition, the Charter Banks make other installment loans, home improvement loans and mortgage loans to their customers. Charter Investor Services offers a broad array of non-deposit investment products including annuities, mutual funds and discount brokerage. Charter-Houston offers trust and asset management services. Charter Mortgage originates and services one-to-four single family residential mortgage loans.
MANAGEMENT AND ADDITIONAL INFORMATION
     Certain information relating to executive compensation, various benefit plans, voting securities and the principal holders thereof, certain relationships and related transactions and other related matters to Charter is incorporated by reference or set
                                       34
forth in Charter's Annual Report on Form 10-K for the year ended December 31, 1995, which is incorporated herein by reference and a copy of which is enclosed. SUPERVISION AND REGULATION
     Charter, like NationsBank, is a registered bank holding company subject to the supervision of, and regular inspection by, the Federal Reserve. Various requirements of federal and Texas law affect the operation of the Charter Banks, including the requirement to maintain reserves against deposits, restrictions on the nature and amount of loans which may be made and the interest that may be charged thereon, and restrictions relating to investments and other activities. Charter-Houston, Charter-Colonial and University Bank-Galveston are national banks and are subject to regulation, supervision and periodic examination by the OCC. Charter-SSB is a state savings bank subject to regulation, supervision and periodic examination by the FDIC and the Texas Savings and Loan Department. In addition, both national and state savings banks are subject to further regulation by the Federal Reserve and the FDIC. In addition to banking laws, regulations and regulatory agencies, Charter and its subsidiaries and affiliates are subject to various other laws and regulations and supervision and examination by other regulatory agencies, all of which may directly or indirectly affect Charter's operations, management and ability to make distributions. The following discussion summarizes certain aspects of those laws and regulations that affect Charter. This summary is qualified in its entirety by reference to the particular statutory and regulatory provisions referred to below and is not intended to be an exhaustive description of the statutes or regulations applicable to Charter's business. Supervision, regulation and examination of Charter and the Charter Banks by the bank regulatory agencies are intended primarily for the protection of depositors rather than holders of stock of Charter.
     Like NationsBank, the activities of Charter and those companies which it controls or in which it holds more than 5% of the voting stock are limited to banking or managing or controlling banks and furnishing services to or performing services for its subsidiaries, or any other activity which the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making such determinations, the Federal Reserve is required to consider whether the performance of such activities by a bank holding company or its subsidiaries can reasonably be expected to produce benefits to the public such as greater convenience, increased competition or gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. Generally, bank holding companies such as Charter and NationsBank are required to obtain prior approval of the Federal Reserve to engage in any new activity not previously approved by the Federal Reserve or to acquire more than 5% of any class of voting stock of any company.
     Bank holding companies are also required to obtain the prior approval of the Federal Reserve for acquiring more than 5% of any class of voting stock of any bank which is not already majority-owned by such bank holding company. Pursuant to the Interstate Bank and Branching Act, a bank holding company became able to acquire banks in states other than its home state beginning September 29, 1995.
     The Interstate Banking and Branching Act also authorizes banks to merge across state lines, thereby creating interstate branches, beginning June 1, 1997. Under such legislation, each state has the opportunity to "opt out" of this provision, thereby prohibiting interstate branching in such states, or to "opt in" at an earlier time, thereby allowing interstate branching within that state prior to June 1, 1997. Furthermore, pursuant to such Act, a bank is not able to open new branches in a state in which it does not already have banking operations, if the laws of such state permit such DE NOVO branching.
     Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures and before various banks regulatory agencies. In 1995, several bills were introduced in Congress that would have the effect of broadening the securities underwriting powers of bank holding companies and possibly permitting bank holding companies to engage in certain nonfinancial activities. The likelihood and timing of such proposals being enacted and the impact that they might have on Charter cannot be determined at this time.
     As previously described, the Federal Reserve has issued substantially similar risk-based and leverage capital guidelines applicable to bank holding companies and state member banks. Thus, the capital guidelines applicable to Charter and the Charter Banks are substantially similar to those applicable to NationsBank and its subsidiary banks. See "INFORMATION ABOUT
NATIONSBANK -- Supervision and Regulation."
                                       35

     As of December 31, 1995, the capital ratios applicable to Charter were as follows:

                                                                       REGULATORY
                                                                        MINIMUM      CHARTER
Tier 1 capital ratio................................................         4.0%     10.75%
Total capital ratio.................................................         8.0%     13.99
Leverage ratio......................................................     3.0-5.0%      6.24

     The Tier 1 capital ratios, Total capital ratios and Leverage ratios of each of the Charter Banks exceed the regulatory minimums shown in the table above.
     There are also various legal restrictions on the extent to which Charter and its nonbank subsidiaries can borrow or otherwise obtain credit from its subsidiary banks. In general, these restrictions require that any such extensions of credit must be secured by designated amounts of specified collateral and are limited, as to any one of such non-bank companies, to 10% (and 20% for all such extensions of credit in the aggregate) of such lending bank's capital stock and surplus.
     Charter and the Charter Banks are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The appropriate federal authority is authorized to determine under certain circumstances relating to the financial condition of a state bank or bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. The Federal Reserve has indicated that paying dividends that deplete a state member bank's capital base to an inadequate level would be an unsound and unsafe banking practice and has indicated that banking organizations should generally pay dividends only out of current operating earnings.
     FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to growth limitations and are required to submit a capital restoration plan for approval. For a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of 5% of the depository institution's total assets at the time it became undercapitalized and the amount necessary to bring the institution into compliance with applicable capital standards. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized. If the controlling bank holding company fails to fulfill its obligations under FDICIA and files (or has filed against it) a petition under the federal bankruptcy laws, the claim would be entitled to priority in such bankruptcy proceeding over their party creditors of the bank holding company. Because Charter exceeds applicable capital requirements, management of Charter does not believe that these provisions of FDICIA will have any material impact on Charter or its operations.
     Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondence banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.
     Under Federal Reserve policy, Charter is expected to act as a source of financial strength to the Charter Banks and to commit resources to support such subsidiary. This support may be required at times when Charter may not find itself able to provide it. In the event of a loss suffered or anticipated by the FDIC -- other FDIC insured institutions under common control with such institutions may be assessed for the FDIC's loss, subject to certain exceptions.
     Any capital loans by Charter to the Charter Banks, are subordinate in right of payment to deposits and to certain other indebtedness of the Charter Banks. In the event of Charter's bankruptcy, any commitment by it to a federal bank regulatory agency to maintain the capital of its banking subsidiary will be assumed by the bankruptcy trustee and entitled to priority of payment.
        COMPARISON OF NATIONSBANK COMMON STOCK AND CHARTER CAPITAL STOCK NATIONSBANK COMMON STOCK
     GENERAL. NationsBank is authorized to issue 800,000,000 shares of NationsBank Common Stock, of which 274,268,773 shares were outstanding as of December 31, 1995. NationsBank Common Stock is traded on the NYSE and the PSE under the trading symbol "NB"; certain shares of NationsBank Common Stock are also listed and traded on the Tokyo Stock Exchange. As of December 31, 1995,
12.7 million shares of NationsBank Common Stock were reserved for issuance under
                                       36
various employee benefit plans of NationsBank and upon conversion of the NationsBank ESOP Preferred Stock; 2.8 million shares were reserved for issuance under the NationsBank Dividend Reinvestment and Stock Purchase Plan and 30 million shares were reserved for issuance in connection with the acquisition of Bank South Corporation (which was consummated on January 9, 1996 resulting in the issuance of approximately 26 million shares of NationsBank Common Stock). After taking into account the shares reserved as described above, in the number of authorized shares of NationsBank Common Stock available for other corporate purposes as of December 31, 1995 was approximately 755 million. Since that date, 1,500,000 shares have been reserved for issuance in connection with the Merger.
     VOTING AND OTHER RIGHTS. The holders of NationsBank Common Stock are entitled to one vote per share, and, in general, a majority of votes cast with respect to a matter is sufficient to authorize action upon routine matters. Directors are elected by a plurality of the votes cast, and each shareholder entitled to vote in such election is entitled to vote each share of stock for as many persons as there are directors to be elected. In elections for directors, such shareholders do not have the right to cumulate their votes, so long as NationsBank has a class of shares registered under Section 12 of the Exchange Act (unless action is taken to provide otherwise by charter amendment, which action management does not currently intend to propose). In general, (i) amendments to the NationsBank Articles must be approved by each voting group entitled to vote separately thereon by a majority of the votes cast by that voting group, unless the amendment creates dissenters' rights for a particular voting group, in which case such amendment must be approved by a majority of the votes entitled to be cast by such voting group; (ii) a merger or share exchange required to be approved by the shareholders must be approved by each voting group entitled to vote separately thereon by a majority of the votes entitled to be cast by that voting group; and (iii) the dissolution of NationsBank, or the sale of all or substantially all of the property of NationsBank other than in the usual and regular course of business, must be approved by a majority of all votes entitled to be cast thereon.
     In the event of liquidation, holders of NationsBank Common Stock would be entitled to receive pro rata any assets legally available for distribution to shareholders with respect to shares held by them, subject to any prior rights of any Preferred Stock (as described below) then outstanding.
     NationsBank Common Stock does not have any preemptive rights, redemption privileges, sinking fund privileges or conversion rights. All the outstanding shares of NationsBank Common Stock are, and upon issuance the shares of NationsBank Common Stock to be issued to shareholders of Charter will be, validly issued, fully paid and nonassessable.
     Chemical Mellon Shareholder Services, L.L.C. acts as transfer agent and registrar for NationsBank Common Stock.
     DISTRIBUTIONS. The holders of NationsBank Common Stock are entitled to receive such dividends or distributions as the NationsBank Board may declare out of funds legally available for such payments. The payment of distributions by NationsBank is subject to the restrictions of North Carolina law applicable to the declaration of distributions by a business corporation. A corporation generally may not authorize and make distributions if, after giving effect thereto, it would be unable to meet its debts as they become due in the usual course of business or if the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of distribution, to satisfy claims upon dissolution of shareholders who have preferential rights superior to the rights of the holders of its common stock. In addition, the payment of distributions to shareholders is subject to any prior rights of outstanding Preferred Stock. Share dividends, if any are declared, may be paid from authorized but unissued shares.
     The ability of NationsBank to pay distributions is affected by the ability of the Banks to pay dividends. The ability of the Banks, as well as of NationsBank, to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines. See "INFORMATION ABOUT NATIONSBANK -- Supervision and Regulation."
     PREFERRED STOCK. NationsBank has authorized 45,000,000 shares of preferred stock and may issue such preferred stock in one or more series, each with such preferences, limitations, designations, conversion rights, voting rights, distribution rights, voluntary and involuntary liquidation rights and other rights as it may determine (the "Preferred Stock"). NationsBank has designated 3,000,000 shares of ESOP Convertible Preferred Stock, Series C (the "ESOP Preferred Stock"), of which 2,473,081 shares were issued and outstanding as of December 31, 1995.
     THE FOLLOWING SUMMARY OF THE ESOP PREFERRED STOCK IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DESCRIPTION THEREOF CONTAINED IN THE NATIONSBANK ARTICLES ATTACHED AS EXHIBIT 3(I) TO THE NATIONSBANK QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 1994, INCORPORATED HEREIN BY REFERENCE.
     The ESOP Preferred Stock was first issued in the transaction by which NationsBank was formed from the merger of NCNB Corporation and C&S/Sovran Corporation in 1991 upon the conversion of shares of ESOP Convertible Preferred
                                       37

Stock, Series C of C&S/Sovran Corporation. All shares are held by the trustee under the NationsBank Corporation Retirement Savings Plan (the "ESOP").
     Shares of ESOP Preferred Stock have no preemptive or preferential rights to purchase or subscribe for shares of NationsBank capital stock of any class and are not subject to any sinking fund or other obligation of NationsBank to repurchase or retire the series, except as discussed below.
     Each share of ESOP Preferred Stock is entitled to an annual dividend, subject to certain adjustments, of $3.30 per share, payable semiannually. Unpaid dividends accumulate as of the date on which they first became payable, without interest. So long as any shares of ESOP Preferred Stock are outstanding, no dividend may be declared, paid or set apart for payment on any other series of stock ranking on a parity with ESOP Preferred Stock as to dividends, unless like dividends have been declared and paid, or set apart for payment, on the ESOP Preferred Stock for all dividend payment periods ending on or before the dividend payment date for such parity stock, ratably in proportion to their respective amounts of accumulated and unpaid dividends. NationsBank generally may not declare, pay or set apart for payment any dividends (except for, among other things, dividends payable solely in shares of stock ranking junior to the ESOP Preferred Stock as to dividends or upon liquidation) on, make any other distribution on, or make payment on account of the purchase, redemption or other retirement of, any other class or series of NationsBank capital stock ranking junior to the ESOP Preferred Stock as to dividends or upon liquidation, until full cumulative dividends on the ESOP Preferred Stock have been declared and paid or set apart for payment when due.
     The holder of the ESOP Preferred Stock is entitled to vote on all matters submitted to a vote of the holders of NationsBank Common Stock and votes together with the holders of NationsBank Common Stock as one class. Except as otherwise required by applicable law, the holder of the ESOP Preferred Stock has no special voting rights. To the extent that the holder of such shares is entitled to vote, each share is entitled to the number of votes equal to the number of shares of NationsBank Common Stock into which such share of ESOP Preferred Stock could be converted on the record date for determining the shareholders entitled to vote, rounded to the nearest whole vote.
     Shares of the ESOP Preferred Stock initially are convertible into NationsBank Common Stock at a conversion rate equal to 0.84 shares of NationsBank Common Stock per share of ESOP Preferred Stock, and a conversion price of $42.50 per 0.84 shares of NationsBank Common Stock, subject to certain customary anti-dilution adjustments.
     In the event of any voluntary or involuntary dissolution, liquidation or winding-up of NationsBank, the holder of the ESOP Preferred Stock will be entitled to receive out of the assets of NationsBank available for distribution to shareholders, subject to the rights of the holders of any Preferred Stock ranking senior to or on a parity with the ESOP Preferred Stock as to distributions upon liquidation, dissolution or winding-up but before any amount will be paid or distributed among the holders of NationsBank Common Stock or any other shares ranking junior to the ESOP Preferred Stock as to such distributions, liquidating distributions of $42.50 per share plus all accrued and unpaid dividends thereon to the date fixed for distribution. If, upon any voluntary or involuntary dissolution, liquidation or winding-up of NationsBank, the amounts payable with respect to the ESOP Preferred Stock and any other stock ranking on a parity therewith as to any such distribution are not paid in full, the holder of the ESOP Preferred Stock and such other stock will share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which it is entitled, the holder of the ESOP Preferred Stock will not be entitled to any further distribution of assets by NationsBank. Neither a merger or consolidation of NationsBank with or into any other corporation, nor a merger or consolidation of any other corporation with or into NationsBank nor a sale, transfer or lease of all or any portion of NationsBank's assets, will be deemed to be a dissolution, liquidation or winding-up of NationsBank.
     The ESOP Preferred Stock is redeemable, in whole or in part, at the option of NationsBank, at any time. The redemption price for the shares of the ESOP Preferred Stock will depend upon the time of redemption. Specifically, the redemption price for the 12-month period beginning July 1, 1995, is $43.82 per share; on each succeeding July 1, the redemption price will be reduced by $.33 per share, except that on and after July 1, 1999, the redemption price will be $42.50 per share, and the redemption price may be paid in cash or shares of NationsBank Common Stock. In each case, the redemption price also must include all accrued and unpaid dividends to the date of redemption. To the extent that the ESOP Preferred Stock is treated as Tier 1 capital for bank regulatory purposes, the approval of the Federal Reserve Board may be required for redemption of the ESOP Preferred Stock.
     NationsBank is required to redeem shares of the ESOP Preferred Stock at the option of the holder of such shares to the extent necessary either to provide for distributions required to be made under the ESOP or to make payments of principal, interest or premium due and payable on any indebtedness incurred by the holder of the shares for the benefit of the ESOP.
                                       38

The redemption price in such case will be the greater of $42.50 per share plus accrued and unpaid dividends to the date of redemption or the fair market value of the aggregate number of shares of NationsBank Common Stock into which a share of ESOP Preferred Stock then is convertible.
CHARTER CAPITAL STOCK
     GENERAL. Charter is authorized to issue 12,000,000 shares of Charter Common Stock, of which 6,061,625 shares were issued and outstanding as of the Record Date. Charter also is authorized to issue 3,000,000 shares of Charter Special Common Stock. Pursuant to the Charter Articles, the Charter Board has created two series of Charter Special Common Stock: 250,000 shares have been designated Class B Special Common Stock (of which 219,718 shares were issued and outstanding as of the Record Date) and 50,000 shares have been designated Series C Special Common Stock (of which 49,518 shares were issued and outstanding as of the Record Date). Charter Common Stock is quoted and traded on Nasdaq under the trading symbol "SAIL." There is no trading market for the Charter Special Common Stock.
     VOTING AND OTHER RIGHTS. Each share of Charter Common Stock is entitled to one vote per share, and each share of Charter Special Common Stock is entitled to 14 votes per share. Holders of Class B Special Common Stock are entitled to receive dividends at a rate equal to one-half the rate of dividends, if any, paid on Charter Common Stock during the five-year period beginning on the date of original issuance and at a rate equal to the rate of dividends, if any, paid on Charter Common Stock thereafter. The Series C Special Common Stock is identical in all respect to the Class B Common Stock, except that it is convertible on a share-for-share basis into Charter Common Stock and holders of the Series C Special Common Stock are entitled to receive dividends at a rate equal to the rate of dividends, if any, paid on Charter Common Stock. Except for the foregoing, the preferences, limitations and relative rights of all shares of Class B Special Common Stock and Series C Special Common Stock are identical to Charter Common Stock.
COMPARISON OF VOTING AND OTHER RIGHTS
     NationsBank is a North Carolina corporation subject to the provisions of the NCBCA. Charter is a Texas corporation subject to the provisions of the TBCA. Shareholders of Charter, whose rights are governed by the Charter Articles and the Charter Bylaws and by the TBCA, will upon consummation of the Merger, become shareholders of NationsBank. As shareholders of NationsBank, their rights will then be governed by the NationsBank Articles and the NationsBank Bylaws and by the NCBCA. Except as set forth below, there are no material differences between the rights of Charter shareholders under the Charter Articles and the Charter Bylaws and under the TBCA, on the one hand, and the rights of NationsBank shareholders under the NationsBank Articles and the NationsBank Bylaws and the NCBCA, on the other hand. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the governing law and governing corporate documents of each corporation.
     MEETINGS OF SHAREHOLDERS. A special meeting of NationsBank shareholders may be called for any purpose by the NationsBank Board, by the Chairman of the NationsBank Board or by the NationsBank Chief Executive Officer or President. A quorum for a meeting of NationsBank shareholders is a majority of the outstanding shares of NationsBank Common Stock entitled to vote. A majority of the votes cast is generally required for an action by the NationsBank shareholders. North Carolina law provides that these quorum and voting requirements may only be increased with approval of NationsBank shareholders.
     A special meeting of Charter shareholders may be called by the President or any Vice-President of Charter, by the Charter Board or by a holder of not less than one-tenth of all the shares entitled to vote at the meeting. A quorum for a meeting of Charter shareholders is a majority of the total shares issued and outstanding and entitled to vote at such meeting. The vote of the holders of the majority of the votes represented at a meeting at which a quorum is present shall be the act of the shareholders meeting, unless the vote of a greater number is required by law, the Charter Articles or the Charter Bylaws.
     DISTRIBUTIONS. The payment of distributions to holders of NationsBank Common Stock is subject to the provisions of the NCBCA, the preferential rights of the holders of NationsBank Preferred Stock and the ability of the Banks to pay dividends to NationsBank, as restricted by various bank regulatory agencies. See "INFORMATION ABOUT NATIONSBANK -- Supervision and Regulation" and "COMPARISON OF NATIONSBANK COMMON STOCK AND CHARTER CAPITAL STOCK -- NationsBank Common Stock." The payment of distributions to holders of Charter stock is subject to the provisions of Texas law applicable to the declaration of distributions by a business corporation, and the ability of Charter's banking subsidiaries to pay dividends to Charter as restricted by various bank regulatory agencies. See "INFORMATION ABOUT CHARTER -- Supervision and Regulation" and "COMPARISON OF NATIONSBANK COMMON STOCK AND CHARTER CAPITAL STOCK -- Charter Capital Stock."
                                       39

     SIZE AND CLASSIFICATION OF THE BOARD OF DIRECTORS. The size of the NationsBank Board may be established by the shareholders or by the NationsBank Board, provided that the NationsBank Board may not set the number of directors at less than five nor more than 30. Any change to this permissible range for the size of the NationsBank Board must be approved by the NationsBank shareholders. The NationsBank Board is not divided into classes, and all directors are elected annually. The Charter Bylaws provide that the Charter Board shall consist of not less than one nor more than 20 directors. The Charter Board is not divided into classes. All Charter directors are elected annually by the shareholders, except that vacancies on the Charter Board may be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum.
     REMOVAL OF DIRECTORS. Generally, directors of NationsBank may be removed by the shareholders with or without cause by the affirmative vote of a majority of the votes cast, unless the NationsBank Restated Articles of Incorporation are amended to provide otherwise. In addition, the NCBCA provides that an appropriate court can remove a director upon petition of the holders of at least 10% of the outstanding shares of any class of stock of NationsBank upon certain findings by such court. The shareholders of Charter may, at any duly called meeting, remove, with or without cause, any director by the affirmative vote of a majority of the votes cast.
     SHAREHOLDER INSPECTION RIGHTS; SHAREHOLDER LISTS. Under North Carolina law, qualified shareholders have the right to inspect and copy (a) certain of the NationsBank official corporate documents and (b) the NationsBank books and records in good faith and for a proper purpose. Such right of inspection requires that the shareholder give NationsBank written notice of the demand, describing with reasonable particularity his purpose and the requested records. The right of inspection extends not only to shareholders of record but also beneficial owners whose beneficial ownership is certified to NationsBank by the shareholder of record. However, NationsBank is under no duty to provide any accounting records or any records with respect to any matter that it determines in good faith may, if disclosed, adversely effect NationsBank in the conduct of its business or may constitute material nonpublic information, and the right of inspection is limited to NationsBank shareholders who either have been NationsBank shareholders at least six months or who hold at least 5% of the outstanding shares of any class of NationsBank stock. In addition, NationsBank is required to prepare a shareholder list with respect to any shareholders' meeting and to make such list available to NationsBank shareholders beginning two business days after notice of such meeting is given and continuing through such meeting and any adjournments thereof.
     Under Texas law, any person who has been a shareholder for at least six months or who holds at least 5% of all of the outstanding shares of a corporation has the right to examine, in person or by agent, for any proper purpose, the books and records of account, minutes and share transfer records. This right extends to holders of beneficial interests as well as to shareholders. In addition, Charter is required to maintain a list of all shareholders entitled to vote and to make such list available to any shareholder during usual business hours for a period of ten days prior to any meeting.
     ANTI-TAKEOVER STATUTES. North Carolina has two anti-takeover statutes in force, the North Carolina Shareholder Protection Act and the North Carolina Control Share Acquisition Act which restrict business combinations with, and the accumulation of shares of voting stock of, North Carolina corporations. NationsBank has taken action to irrevocably "opt out" of the restrictions imposed by these statutes. Texas has no comparable statutes.
     DISSENTERS' RIGHTS. The NCBCA generally provides dissenters' rights for mergers and share exchanges that require shareholder approval, sales of substantially all the assets (other than sales that are in the usual and regular course of business and certain liquidations and court-ordered sales), and certain amendments to the articles of incorporation of a North Carolina corporation. The TBCA generally provides dissenters' rights to shareholders for mergers that require shareholder approval (except for certain mergers of widely held public companies where shareholders will receive, as their sole consideration, shares of another widely held public company and cash in lieu of fractional shares); sales, leases or other dispositions of all or substantially all of the assets for which the special authorization of shareholders is required; and certain share exchanges involving the class of shares held by such shareholders. For a more complete description of the dissenters' rights available to Charter shareholders under Texas law, see "THE
MERGER -- Dissenters' Rights of Charter Shareholders."
     MISCELLANEOUS. Chemical Mellon Shareholder Services, L.L.C. acts as transfer agent and registrar for the NationsBank Common Stock. Society National Bank acts as the transfer agent and registrar of Charter Capital Stock (except for the Charter Series C Special Common Stock, for which Charter acts as its own transfer agent and registrar). NationsBank Common Stock is listed and traded on the NYSE and the PSE. Certain shares of NationsBank Common Stock are also listed and traded on the Tokyo Stock Exchange. Charter Common Stock is quoted and traded on Nasdaq. There is no market for the Charter Special Common Stock.
                                       40

                                 LEGAL OPINIONS
     The legality of the NationsBank Common Stock to be issued in connection with the Merger and certain other legal matters in connection with the Merger will be passed upon by Smith Helms Mulliss & Moore, L.L.P., Charlotte, North Carolina. As of the date of this Proxy Statement-Prospectus, certain members of Smith Helms Mulliss & Moore, L.L.P., beneficially owned approximately 50,000 shares of NationsBank Common Stock. Certain tax consequences of the Merger will be passed upon by Blanchfield Cordle & Moore, P.A., Charlotte, North Carolina.
                                    EXPERTS
     The consolidated financial statements of NationsBank incorporated in this Proxy Statement-Prospectus by reference to the NationsBank Annual Report on Form 10-K for the year ended December 31, 1995, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.
     The consolidated financial statements of Charter incorporated in this Proxy Statement-Prospectus by reference to Charter's Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
                             CHARTER ANNUAL MEETING
     It is not anticipated that Charter will hold a 1996 Annual Meeting of Shareholders unless the Merger is not consummated. If the Agreement is terminated for any reason, a date will be set for a 1996 Annual Meeting of Shareholders and notice of such meeting will be sent to Charter shareholders.

                                                           Appendix A
                                   Exhibit A


                          AGREEMENT AND PLAN OF MERGER

                                     between

                             NATIONSBANK CORPORATION

                                       AND

                            CHARTER BANCSHARES, INC.






                                January 25, 1996

                                TABLE OF CONTENTS


                                    ARTICLE I

                               CERTAIN DEFINITIONS

                                                                                                                Page


1.01         Certain Definitions..................................................................................1

                                   ARTICLE II

                       THE MERGER AND RELATED TRANSACTIONS

2.01         Merger...............................................................................................7
2.02         Time and Place of Closing............................................................................7
2.03         Effective Time.......................................................................................7
2.04         Reservation of Right to Revise Transaction...........................................................8

                                   ARTICLE III

                           MANNER OF CONVERTING SHARES

3.01         Conversion...........................................................................................8
3.02         Anti-Dilution Provisions.............................................................................9

                                   ARTICLE IV

                               EXCHANGE OF SHARES

4.01         Exchange Procedures.................................................................................10
4.02         Voting and Dividends................................................................................10

                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF CHARTER

5.01         Organization, Standing, and Authority...............................................................11
5.02         Charter Capital Stock...............................................................................11
5.03         Subsidiaries........................................................................................12
5.04         Authorization of Merger and Related Transactions....................................................13
5.05         Securities Reporting Documents and Financial  Statements............................................14
5.06         Absence of Undisclosed Liabilities..................................................................14
5.07         Tax Matters.........................................................................................14
5.08         Allowance for Credit Losses.........................................................................15
5.09         Other Tax and Regulatory Matters....................................................................15
5.10         Properties..........................................................................................16
5.11         Compliance with Laws................................................................................16
5.12         Employee Benefit Plans..............................................................................17
5.13         Commitments and Contracts...........................................................................18
5.14         Material Contract Defaults..........................................................................19
5.15         Legal Proceedings...................................................................................19
5.16         Absence of Certain Changes or Events................................................................19
5.17         Reports.............................................................................................19
5.18         Statements True and Correct.........................................................................20
5.19         Insurance...........................................................................................20
5.20         Labor...............................................................................................20

                                       -i-



                                                                                                               Page

5.21         Material Interests of Certain Persons...............................................................21
5.22         Registration Obligations............................................................................21
5.23         Brokers and Finders.................................................................................21
5.24         State Takeover Laws.................................................................................21
5.25         Environmental Matters...............................................................................21

                                   ARTICLE VI

                  REPRESENTATIONS AND WARRANTIES OF NATIONSBANK

6.01         Organization, Standing and Authority................................................................22
6.02         NationsBank Capital Stock...........................................................................22
6.03         Authorization of Merger and Related Transactions....................................................23
6.04         Financial Statements................................................................................23
6.05         NationsBank SEC Reports.............................................................................24
6.06         Statements True and Correct.........................................................................24
6.07         Common Stock........................................................................................24
6.08         Tax and Regulatory Matters..........................................................................24
6.09         Litigation..........................................................................................24
6.10         Brokers and Finders.................................................................................24

                                   ARTICLE VII

                CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME

7.01         Conduct of Business Prior to the Effective Time.....................................................25
7.02         Forbearances........................................................................................25
7.03         Plan Termination....................................................................................27

                                  ARTICLE VIII

                              ADDITIONAL AGREEMENTS

8.01         Access and Information..............................................................................27
8.02         Registration Statement; Regulatory Matters..........................................................28
8.03         Stockholders' Approval..............................................................................29
8.04         Press Releases......................................................................................29
8.05         Notice of Defaults..................................................................................29
8.06         Miscellaneous Agreements and Consents; Affiliates Agreements........................................29
8.07         Indemnification.....................................................................................30
8.08         SAR Plan; Restricted Stock..........................................................................31
8.09         Certain Change of Control Matters...................................................................31
8.10         Stock Exchange Listing..............................................................................32
8.11         Declaration of Dividends............................................................................32
8.12         Employee Benefits...................................................................................32
8.13         Certain Actions.....................................................................................32
8.14         Acquisition Proposals...............................................................................33
8.15         Termination Fee.....................................................................................33
8.16         Accruals............................................................................................34
8.17         Post-Closing Actions................................................................................34
8.18         Prepayment of Indebtedness..........................................................................34

                                      -ii-



                                                                                                               Page

8.19         Waiver of Restrictions in Investment Agreements.....................................................34

                                   ARTICLE IX

                                   CONDITIONS

9.01         Conditions to Each Party's Obligation to Effect the Merger..........................................34
9.02         Conditions to Obligations of Charter to Effect the  Merger..........................................35
9.03         Conditions to Obligations of NationsBank to Effect the Merger.......................................35

                                    ARTICLE X

                                   TERMINATION

10.01        Termination.........................................................................................36
10.02        Effect of Termination...............................................................................39
10.03        Non-Survival of Representations, Warranties and Covenants
             Following the Effective Time........................................................................39


                                                                                                               Page

                                   ARTICLE XI

                               GENERAL PROVISIONS

11.01        Expenses............................................................................................39
11.02        Entire Agreement....................................................................................39
11.03        Amendments..........................................................................................40
11.04        Waivers.............................................................................................40
11.05        No Assignment.......................................................................................40
11.06        Notices.............................................................................................40
11.07        Specific Performance................................................................................41
11.08        Governing Law.......................................................................................41
11.09        Counterparts........................................................................................41
11.10        Captions............................................................................................41
11.11        Severability........................................................................................41


                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of January 25, 1996, between NATIONSBANK CORPORATION ("NationsBank"), a North Carolina corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and CHARTER BANCSHARES, INC., a Texas corporation and a registered bank holding company under the BHCA ("Charter"). Capitalized terms not otherwise defined herein shall have the meanings ascribed in Article I.

                              W I T N E S S E T H:

         WHEREAS, pursuant to the terms and subject to the conditions of this Agreement, NationsBank will acquire Charter through the merger of Charter with and into NB Holdings Corporation, a Delaware corporation and a wholly owned subsidiary of NationsBank ("Holdings") or a newly formed direct wholly owned subsidiary of NationsBank (Holdings or such new subsidiary being referred to herein as the "Merger Subsidiary"), or by such other means as provided for herein (the "Merger"); and

         WHEREAS, the Merger is intended to qualify as a tax-free reorganization pursuant to Section 368 of the Code; and

         WHEREAS, the respective Boards of Directors of NationsBank and Charter have resolved that the transactions described herein are in the best interests of the parties and their respective stockholders and have approved the transactions described herein; and

         WHEREAS,   NationsBank  and  Charter  desire  to  provide  for  certain
undertakings,   conditions,   representations,   warranties   and  covenants  in
connection with the transactions contemplated by this Agreement;

         NOW THEREFORE, in consideration of the premises and the mutual representations, warranties and agreements contained herein, the parties hereto agree as follows:


                                    ARTICLE I

                               CERTAIN DEFINITIONS

         1.01 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

                      (a) "Acquisition Proposal" shall have the meaning set forth in Section 8.14.

                      (b) "Acquisition Transaction" shall have the meaning set forth in Section 8.14.

                      (c) "Affiliate" shall mean, with respect to any Person, any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person.

                      (d) "Agreement" shall have the meaning set forth in the introduction to this Agreement.

                      (e)  "Allowance"  shall  have  the  meaning  set  forth in
         Section 5.08.

                      (f) "Approvals" shall mean any and all permits, consents, authorizations and approvals of any governmental or regulatory authority or of any other third person necessary to give effect to the arrangement contemplated by this Agreement or necessary to consummate the Merger.

                      (g)  "Authorizations"  shall have the meaning set forth in
         Section 5.01.

                      (h) "BHCA" shall have the meaning set forth in the introduction to this Agreement.

                      (i) "Charter" shall have the meaning set forth in the introduction to this Agreement.

                      (j) "Charter Benefit Plans" shall have the meaning set forth in Section 5.12(a).

                      (k) "Charter Board" shall mean the Board of Directors of Charter.

                      (l) "Charter  Capital Stock" shall mean  collectively  the
         Charter  Common  Stock,   Charter  Special  Common  Stock  and  Charter
         Preferred Stock.

                      (m) "Charter Common Stock" shall mean the common stock, par value $1.00 per share, of Charter.

                      (n)  "Charter   Disclosure   Schedule"   shall  mean  that
         document containing the written detailed information prepared by Charter and delivered by Charter to NationsBank.

                      (o) "Charter ERISA Plan" shall have the meaning set forth in Section 5.12(a).

                      (p) "Charter Financial Statements" shall have the meaning set forth in Section 5.05.

                      (q) "Charter Preferred Stock" shall mean the Preferred Stock, $50.00 par value, of Charter.

                      (r) "Charter Special Common Stock" shall mean the Class B Special Common Stock, par value $1.00 per share, and the Class C Special Common Stock, par value $1.00 per share, of Charter.

                      (s) "Charter Stock Plan" shall have the meaning set forth in Section 5.12.

                      (t) "Closing" shall have the meaning set forth in Section 2.02.
                      (u) "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

                      (v) "Commissioner" shall mean the Commissioner of the Texas Savings and Loan Department and, if its approval of the transactions described herein is required by law, the Texas Banking Commissioner.

                      (w)  "Condition"  shall  have  the  meaning  set  forth in
         Section 5.01.

                      (x) "DGCL"  shall mean the  Delaware  General  Corporation
         Law.

                      (y) "Department" shall mean the Texas Savings and Loan Department and, if its approval of the transactions described herein is required by law, the Texas Department of Banking.

                      (z) "Dissenting Shares" shall have the meaning set forth in Section 3.01.

                      (aa) "Effective  Time" shall have the meaning set forth in
         Section 2.03.

                      (ab) "Employee" shall mean any current or former employee, officer or director, independent contractor or retiree of Charter or its Subsidiaries and any dependent or spouse thereof.

                      (ac) "Environmental Law" shall have the meaning set forth in Section 5.25.

                      (ad) "ERISA" shall have the meaning set forth in Section 5.12.
                      (ae) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                      (af) "Exchange  Agent" shall have the meaning set forth in
         Section 3.01(e).

                      (ag)   "Exchange   Ratio"   shall  mean  0.385  shares  of
         NationsBank Common Stock for each share of Charter Common Stock or Charter Special
         Common Stock.

                      (ah)  "Expenses"  shall  have  the  meaning  set  forth in
         Section 8.15.

                      (ai) "FDIC" shall mean the Federal Deposit Insurance Corporation.

                      (aj) "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System and any Federal Reserve Bank.

                      (ak) "GAAP" shall mean generally accepted accounting principles in the United States.

                      (al) "Holdings" shall have the meaning set forth in the recitals to this Agreement.
                      (am) "Indemnified Party" shall have the meaning set forth in Section 8.07.
                      (an) "Liens" shall have the meaning set forth in Section 5.03.
                      (ao) "Material Adverse Effect" shall have the meaning set forth in Section 5.01.
                      (ap) "Maximum  Amount" shall have the meaning set forth in
         Section 8.07.
                      (aq) "Merger" shall have the meaning set forth in the recitals to this Agreement.
                      (ar) "Merger  Consideration" shall mean the combination of
         (i) NationsBank Common Stock and (ii) cash in lieu of fractional shares to be issued by NationsBank in the Merger.

                      (as) "Merger Subsidiary" shall have the meaning set forth in the recitals of this Agreement.

                      (at)  "NASD"  shall  mean  the  National   Association  of
         Securities Dealers, Inc.
                      (au) "NationsBank" shall have the meaning set forth in the introduction to this Agreement.

                      (av) "NationsBank Common Stock" shall mean the common stock of NationsBank.
                      (aw) "NationsBank Financial Statements" shall have the meaning set forth in Section 6.04.

                      (ax) "NationsBank SEC Documents" shall have the meaning set forth in Section 6.04.

                      (ay) "NYSE" shall mean the New York Stock Exchange, Inc.
                      (az) "OCC" shall mean the Office of the Comptroller of the Currency.

                      (ba) "OTS" shall mean the Office of Thrift Supervision.
                      (bb) "Permitted Liens" are (i) Liens for current taxes not yet due and payable and incurred in the ordinary course of business,
         (ii) with respect to a lease, the interest of the lessor thereunder, including any Liens on the interest of such lessor, and (iii) such imperfections of title, Liens, restrictions and easements that do not materially impair the use or value of the properties or assets or otherwise materially impair the current operations relating to the business of Charter or its
         Subsidiaries.

                  (bc) "Person" or "person" shall mean any individual, corporation, association, partnership, group (as defined in Section 13(d)(3) of the Exchange Act), joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

                  (bd)  "Proxy  Statement"  shall have the  meaning set forth in
         Section 5.18.
                  (be) "Redemption" shall have the meaning set forth in Section 3.01.
                  (bf) "Registration Statement" shall have the meaning set forth in Section 5.18.
                  (bg) "Regulatory Agreement" shall have the meaning set forth in Section 5.11(b).
                  (bh) "Regulatory Authorities" shall have the meaning set forth in Section 5.11(b).

                  (bi) "Remedies Exception" shall mean any bankruptcy, reorganization, insolvency, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

                  (bj)  "Reports"  shall have the  meaning  set forth in Section
         5.17.
                  (bk)  "Restricted  Stock"  shall have the meaning set forth in
         Section 8.08.
                  (bl) "SAR Plan" shall mean the 1991 Charter Bancshares, Inc. Stock Appreciation Rights Plan.

                  (bm) "SEC" shall mean the Securities and Exchange Commission.

                  (bn) "Securities Act" shall mean the Securities Act of 1933, as amended.
                  (bo)  "Securities  Laws"  shall have the  meaning set forth in
         Section 5.04(c).
                  (bp) "Securities Reporting Documents" shall have the meaning set forth in Section 5.05.

                  (bq) "State Regulatory Commissioners" shall have the meaning set forth in Section 5.04(c).

                  (br) "Stockholders' Meeting" shall have the meaning set forth in Section 5.18.

                  (bs) "Subsidiary" shall mean, in the case of either NationsBank or Charter, any corporation, association or other entity in which it owns or controls, directly or indirectly, 25% or more of the outstanding voting securities or 25% or more of the total equity interest; provided, however, that (i) the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith and (ii) in the case of NationsBank, the term shall not include Charter.

                  (bt)  "Subsidiary  Bank Merger(s)"  shall have the meaning set forth in Section 2.04.
                  (bu) "Surviving  Corporation" shall have the meaning set forth in Section 2.01.
                  (bv) "Tax" or "Taxes" shall mean all federal, state, local and foreign taxes, charges, fees, levies, imposts, duties or other assessments, including, without limitation, income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, foreign government or subdivision or agency thereof, including, without limitation, any interest, penalties or additions thereto.

                  (bw) "Taxable Period" shall mean any period prescribed by any governmental authority, including, but not limited to, the United States or any state, local, foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

                  (bx) "Tax Return" shall mean any report, return, information return or other information required to be supplied to a taxing authority in connection with Taxes, including, without limitation, any return of an affiliated or combined or unitary group that includes Charter or any of its Subsidiaries.

                  (by) "TBCA" shall mean the Texas Business Corporation Act, as amended.
                  (bz)     "Termination Fee" shall have the meaning set forth in
         Section 8.15.

                  (ca) "Voting Power" shall mean the right to vote generally in the election of Directors of Charter through the beneficial ownership of Charter Capital Stock or other securities entitled to vote generally in the election of directors of Charter.

                                   ARTICLE II

                       THE MERGER AND RELATED TRANSACTIONS

         2.01  Merger.

                    (a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the TBCA, at the Effective Time, Charter shall be merged with and into Merger Subsidiary. As a result of the Merger, the separate existence of Charter shall thereupon cease, and Merger Subsidiary shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). NationsBank shall cause the Board of Directors of Merger Subsidiary (i) to approve this Agreement and the transactions contemplated hereunder and (ii) to authorize and direct an officer of Merger Subsidiary to execute and deliver a counterpart of this Agreement.

                    (b) The certificate of incorporation of Merger Subsidiary as in effect on the Effective Time (a copy of which at the date of this Agreement is set forth as Exhibit A hereto) shall be the certificate of incorporation of the Surviving Corporation.

                    (c) The bylaws of Merger Subsidiary as in effect on the Effective Time shall be the bylaws of the Surviving Corporation.

                    (d) The directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of Merger Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

                    (e) The Merger shall have the effects set forth in Sections 259 and 261 of the DGCL and Section 5.06 of the TBCA.

         2.02 Time and Place of Closing. The closing of the transactions contemplated hereby (the "Closing") will take place at the offices of counsel to Charter in Houston, Texas at 10:00 A.M. on the date that the Effective Time occurs, or at such other time, and at such place, as may be mutually agreed upon by NationsBank and Charter.

         2.03 Effective Time. On the business day selected by NationsBank occurring within 10 business days following the date on which the expiration of all applicable waiting periods in connection with approvals of governmental authorities necessary to effectuate the Merger occurs and all conditions to the consummation of this Agreement are satisfied or waived, unless an earlier or later date has been agreed by the parties, appropriate articles of merger or certificates of merger shall be executed in accordance with all appropriate legal requirements and shall be filed as required by law, and the Merger provided for herein shall become effective upon such filing or at such time as may be specified in such articles or certificates of merger. The time of such filing or such later effective time is herein called the "Effective Time."

 2.04 Reservation of Right to Revise Transaction; Further Actions. (a) NationsBank may at any time change the method of effecting the acquisition of Charter by NationsBank (including,
                                                         7
without limitation, the provisions as set forth in Article III) if and to the extent that it deems such a change to be desirable; provided, however, that no such change shall (A) alter or change the amount or the kind of the consideration to be received by the holders of Charter Common Stock or Charter Special Common Stock as provided for in this Agreement; (B) adversely affect the tax treatment to Charter stockholders as a result of receiving the Merger Consideration (in the opinion of Charter's tax counsel); (C) take the form of an asset purchase agreement; or (D) adversely affect the timing of the transaction described herein.

         (b) To facilitate the Merger and the acquisition, each of the parties will execute such additional agreements and documents and take such other actions as NationsBank determines necessary or appropriate, including, without limitation, if NationsBank so elects, entering into agreements to facilitate the merger(s) of Charter's banking Subsidiaries with and into each other or NationsBank of Texas, National Association, simultaneously with, or promptly following, the consummation of the Merger (the "Subsidiary Bank Merger(s)").

                                   ARTICLE III

                           MANNER OF CONVERTING SHARES

         3.01  Conversion.

                (a) Subject to the provisions of this Article III, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

                              (i) Each of the  shares of common  stock of Merger
                  Subsidiary issued and outstanding immediately prior to the Effective Time shall remain outstanding as one share of common stock of the Surviving Corporation; and

                             (ii) Except as provided  in Section  3.01(c),  each
                  share of Charter Common Stock and Charter Special Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become the right to receive a fractional number of shares of NationsBank Common Stock equal to the Exchange Ratio.

                 (b) Each share of Charter Preferred Stock issued and outstanding at the date of this Agreement shall be redeemed prior to the Effective Time at the $50.00 plus accrued unpaid dividend per share price and in the manner provided in the Charter Restated Articles of Incorporation, as amended (the "Redemption").

                 (c) Each of the shares of Charter Capital Stock held by NationsBank or any of its wholly owned Subsidiaries or by Charter or its wholly owned Subsidiaries, other than shares held by NationsBank or any of its wholly owned Subsidiaries or Charter or its wholly owned Subsidiaries in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

                  (d) Notwithstanding any other provision of this Agreement, each holder of shares of Charter Common Stock or Charter Special Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive or purchase a fraction of a share of NationsBank Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of NationsBank Common Stock multiplied by the closing price for such share reported by The Wall Street Journal on the last business day prior to the Closing Date. No such holder will be entitled to dividends, voting rights or any other rights as a stockholder in respect of any fractional share.

                   (e) At the Effective Time, the stock transfer books of Charter shall be closed as to holders of Charter Common Stock and Charter Special Common Stock immediately prior to the Effective Time and no transfer of Charter Common Stock and Charter Special Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, certificates are properly presented in accordance with Article IV of this Agreement to the exchange agent, which shall be selected by NationsBank (the "Exchange Agent"), such certificates shall be canceled and exchanged for certificates representing the number of whole shares of NationsBank Common Stock and a check representing the amount of cash in lieu of fractional shares, if any, into which the Charter Common Stock or Charter Special Common Stock represented thereby was converted in the Merger. Any other provision of this Agreement notwithstanding, neither NationsBank, the Surviving Corporation nor the Exchange Agent shall be liable to a holder of Charter Capital Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.

                  (f) Shares held by each holder of Charter Common Stock or Charter Special Common Stock who has not voted such shares in favor of the Merger and with respect to which payment for such shares shall have been duly demanded in accordance with Section 5.12 of the TBCA ("Dissenting Shares") shall not be converted into and represent the right to receive Merger Consideration; provided, however, that if any such stockholder shall withdraw his or her demand for payment or shall fail to perfect his or her dissenter's rights in accordance with the TBCA, then such holder's Dissenting Shares shall cease to be Dissenting Shares and shall, subject to the terms of this Agreement, be converted into and represent the right to receive the Merger Consideration.

         3.02 Anti-Dilution Provisions. The Exchange Ratio shall be adjusted appropriately to reflect any stock dividends, splits, recapitalizations or other similar transactions with respect to the NationsBank Common Stock where the record date occurs prior to the Effective Time.


                                   ARTICLE IV

                               EXCHANGE OF SHARES

         4.01 Exchange Procedures. Before or promptly after the Effective Time, NationsBank and Charter shall cause the Exchange Agent to mail appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of
Charter  Common  Stock or Charter  Special  Common  Stock shall pass,  only upon proper delivery of such certificates to the Exchange Agent) to the former stockholders of Charter. After the Effective Time, each holder of shares of Charter Common Stock or Charter Special Common Stock issued and outstanding at the Effective Time (other than shares to be canceled pursuant to Section
3.01(b)) shall surrender the certificate or certificates theretofore representing such shares, together with such transmittal materials properly executed, to the Exchange Agent and promptly upon surrender shall receive in exchange therefor the consideration provided in Section 3.01 of this Agreement, together with all declared but unpaid dividends in respect of such shares. The certificate or certificates for Charter Common Stock or Charter Special Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. To the extent provided by Section 3.01(c), each holder of shares of Charter Common Stock or Charter Special Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional shares of NationsBank Common Stock to which such holder would otherwise be entitled. NationsBank shall not be obligated to deliver the consideration to which any former holder of Charter Common Stock or Charter Special Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing shares of Charter Common Stock or Charter Special Common Stock for exchange as provided in this Article IV. In addition, certificates surrendered for exchange by any person constituting an "affiliate" of Charter for purposes of Rule 145(c) under the Securities Act shall not be exchanged for certificates representing whole shares of NationsBank Common Stock until NationsBank has received a written agreement from such person as provided in Section 8.06. If any certificate for shares of NationsBank Common Stock, or any check representing cash or declared but unpaid dividends, is to be issued in a name other than that in which a certificate surrendered for exchange is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

         4.02 Voting and Dividends. Former stockholders of record of Charter shall be entitled to vote after the Effective Time at any meeting of NationsBank stockholders the number of whole shares of NationsBank Common Stock into which their respective shares of Charter Capital Stock are converted, regardless of whether such holders have exchanged their certificates representing Charter Capital Stock for certificates representing NationsBank Common Stock in accordance with the provisions of this Agreement. Until surrendered for exchange in accordance with the provisions of Section 4.01, each certificate theretofore representing shares of Charter Capital Stock (other than shares to be canceled pursuant to Section 3.01) shall from and after the Effective Time represent for all purposes only the right to receive shares of NationsBank Common Stock and cash, as set forth in this Agreement. No dividend or other distribution payable to the holders of record of NationsBank Common Stock, at or as of any time after the Effective Time, shall be paid to the holder of any certificate representing shares of Charter Capital Stock issued and outstanding at the Effective Time until such holder physically surrenders such certificate for exchange as provided in Section 4.01, promptly after which time all such dividends or distributions shall be paid (without interest).

                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF CHARTER

          Charter represents and warrants to NationsBank, subject to such exceptions and limitations as are set forth below or in the Charter Disclosure Schedule, as follows:

         5.01 Organization, Standing, and Authority. Charter is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Charter is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified would have a material adverse effect on the financial condition, results of operations or business (the "Condition") of Charter and its Subsidiaries on a consolidated basis or on the ability of Charter or its Subsidiaries to consummate the transactions contemplated hereby (a "Material Adverse Effect"). Charter has all requisite corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business, except where the failure to have such power and authority would not have a Material Adverse Effect, and to execute and deliver this Agreement and perform the terms of this Agreement. Charter is duly registered as a bank holding company under the BHCA. Charter has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses (collectively, "Authorizations") necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect.

         5.02  Charter Capital Stock.

                  (a) At December 31, 1995, the authorized and the issued and outstanding Charter Capital Stock consisted of the following:
                                                                 Issued and
                                             Authorized         Outstanding

         Charter Common Stock:                  12,000,000         6,061,627
         Charter Special Common Stock:
           Class B                                 250,000           219,718
           Series C                                 50,000            49,518
           Additional (undesignated)             2,700,000                 0

         Charter Preferred Stock                   400,000            14,201



         Since December 31, 1995, Charter has issued no additional Charter Capital Stock and has no commitments, options or agreements to issue any additional shares. At the same date, Charter had outstanding shares with a par value of $7,220,000, capital surplus of $41,107,000 and undivided profits of approximately $13,480,000. All of the issued and outstanding shares of Charter Capital Stock are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of the Charter Capital Stock has been issued in the violation of any preemptive rights or any provision of Charter's Restated Articles of Incorporation, as amended. As of the date of this Agreement, no shares of Charter Capital Stock have been reserved for any purpose.

                  (b) Except as set forth above or in Section 5.02 of the Charter Disclosure Schedule, there are no shares of Charter Capital Stock, or other equity securities of Charter outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Charter or contracts, commitments, understandings or arrangements by which Charter is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. There are no contracts, commitments, understandings or arrangements by which Charter or any of its Subsidiaries is or may be bound to transfer any shares of the capital stock of any Subsidiary of Charter, except for a transfer to Charter or any of its wholly owned Subsidiaries and except as set forth in the Charter Disclosure Schedule, and there are no agreements, understandings or commitments relating to the right of Charter to vote or to dispose of such shares, other than such as are held in a fiduciary capacity.

                  (c) The Charter Board has duly authorized and approved the Redemption.

                  (d) Except as set forth in Section 5.02(d) of the Charter Disclosure Schedule, there are no securities required to be issued by Charter under any Charter Stock Plan, dividend reinvestment or similar plan.

         5.03 Subsidiaries. Section 5.03 of the Charter Disclosure Schedule contains a complete list of Charter's Subsidiaries. Except as provided in the Charter Disclosure Schedule, all of the outstanding shares of each Subsidiary are owned by Charter and no equity securities are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. All of the shares of capital stock of each Subsidiary are fully paid and nonassessable and are owned free and clear of any claim, lien, pledge or encumbrance of whatsoever kind ("Liens"). Each Subsidiary (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect, (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted and (iv) has in effect all Authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which Authorizations, individually or in the aggregate, would have a Material Adverse Effect.

         5.04  Authorization of Merger and Related Transactions.

                  (a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the consummation of the Merger, if any) have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Charter, including (i) waiver by the Charter Board of all restrictions upon ownership by NationsBank of Charter Capital Stock contained in any agreement between the parties hereto and (ii) approval of the Merger by the Charter Board, subject to the approval of the Merger by the stockholders of Charter to the extent required by the applicable law. The only stockholder approval required for the approval of the Merger is the approval of two-thirds of the outstanding shares of Charter Capital Stock voting together as if a single class (and in which voting, each share of Charter Special Common Stock shall be entitled to 14 votes). This Agreement, subject to any requisite stockholder approval hereof with respect to the Merger, represents a valid and legally binding obligation of Charter, enforceable against Charter in accordance with its terms, except as such enforcement may be limited by the Remedies Exception.
                  (b) Except as set forth in Section 5.04 of the Charter Disclosure Schedule, neither the execution and delivery of this Agreement by Charter, nor the consummation by Charter of the transactions contemplated hereby or thereby nor compliance by Charter with any of the provisions hereof or thereof will (i) conflict with or result in a breach of any provision of Charter's Restated Articles of Incorporation, as amended, or amended and restated bylaws or (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any Lien upon, any property or assets of any of Charter or its Subsidiaries pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which any of them is a party or by which any of them or any of their properties or assets may be subject and that would have in any such event, a Material Adverse Effect, or (iii) subject to receipt of the requisite approvals referred to in Sections 9.01(a) and 9.01(b) of this Agreement, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Charter or its Subsidiaries or any of their properties or assets.

                  (c) Other than (i) in connection or compliance with the provisions of applicable state corporate and securities laws, the Securities Act, the Exchange Act, and the rules and regulations of the SEC promulgated thereunder (the "Securities Laws"), and (ii) consents, authorizations, approvals or exemptions required from the Commissioner and necessary state insurance commissioners (collectively, the "State Regulatory Commissioners"), the OCC, the OTS, or the Federal Reserve Board, no notice to, filing with, authorization of, exemption by, or consent or approval of any public body or authority is necessary for the consummation by Charter of the Merger and the other transactions contemplated in this Agreement.

         5.05 Securities Reporting Documents and Financial  Statements.  Charter
(i) has delivered to NationsBank copies of the consolidated balance sheets and the related consolidated statements of earnings, changes in shareholders' equity and cash flows (including related notes and schedules) of Charter and its consolidated Subsidiaries as of and for the periods ended September 30, 1995 and December 31, 1994 included in a quarterly report on Form 10-Q or an annual report on Form 10-K, as the case may be, filed by Charter pursuant to the Securities Laws, and (ii) has furnished NationsBank with a true and complete copy of each material report, schedule, registration statement and definitive proxy statement filed by Charter with the SEC from and after January 1, 1993 (each a "Securities Reporting Document"), which are all the material documents (other than preliminary material) that Charter was required to file with the SEC since such date and all of which complied when filed in all material respects with all applicable laws and regulations (clauses
(i) and (ii), and the financial statements and related notes and schedules included in the Securities Reporting Documents, collectively, the "Charter Financial Statements"). The Charter Financial Statements (as of the dates thereof and for the periods covered thereby) (A) are or will be in accordance with the books and records of Charter and its Subsidiaries, which are or will be complete and accurate in all material respects and which have been or will have been maintained in accordance with good business practices, and (B) present or will present fairly the consolidated financial position and the consolidated results of operations, changes in stockholders' equity and cash flows of Charter and its Subsidiaries as of the dates and for the periods indicated, in accordance with GAAP consistently applied except as disclosed, subject in the case of interim financial statements to normal recurring year-end adjustments and except for the absence of certain footnote information in the unaudited statements. Charter has delivered to NationsBank (i) copies of all management letters prepared by Deloitte & Touche LLP (and any predecessor thereto) delivered to Charter since January 1, 1993 and (ii) copies of audited balance sheets and related statements of income, changes in stockholders' equity and cash flows for any Subsidiary of Charter since January 1, 1993 for which a separate audit has been performed.

         5.06 Absence of Undisclosed Liabilities. Except as set forth in the Charter Disclosure Schedule, neither Charter nor any of its Subsidiaries has any obligations or liabilities (contingent or otherwise) in the amount of $500,000 in the aggregate, except obligations and liabilities (i) which are fully accrued or reserved against in the consolidated balance sheet of Charter and its Subsidiaries as of September 30, 1995 included in the Charter Financial Statements or reflected in the notes thereto, or (ii) which were incurred after September 30, 1995 in the ordinary course of business consistent with past practice. Except as set forth in the Charter Disclosure Schedule, since September 30, 1995, neither Charter nor any of its Subsidiaries has incurred or paid any obligation or liability which would have a Material Adverse Effect.

                  5.07 Tax Matters. Except as set forth in Section 5.07 of the Charter Disclosure Schedule:

                 (a) All Tax Returns required to be filed by or on behalf of Charter or any of its Subsidiaries have been timely filed, or requests for extensions have been timely filed, granted and have not expired, for periods ending on or before December 31, 1995, and all such returns filed are complete and accurate in all material respects.

                  (b) There is no audit examination, deficiency or refund litigation or matter in controversy with respect to any Taxes that might reasonably be expected to result in a determination the effect of which would have a Material Adverse Effect. All Taxes due with respect to completed and settled examinations or concluded litigation have been paid or adequately reserved for.

                  (c) Neither Charter nor any of its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

                  (d) Adequate provision for any Taxes due or to become due for Charter and any of its Subsidiaries for any period or periods through and including September 30, 1995, has been made and is reflected on the September 30, 1995 financial statements included in the Charter
         Financial Statements. Deferred Taxes of Charter and its Subsidiaries have been provided for in the Charter Financial Statements in accordance with GAAP, applied on a consistent basis.

                  (e) Charter and its Subsidiaries have collected and withheld all Taxes which they have been required to collect or withhold and have timely submitted all such collected and withheld amounts to the appropriate authorities. Charter and its Subsidiaries are in compliance with the back-up withholding and information reporting requirements under (1) the Code, and (2) any state, local or foreign laws, and the rules and regulations, thereunder.

                  (f) Neither Charter nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract, agreement or other arrangement that could obligate it to make any payments that would not be deductible under Section 280G of the Code.

         5.08 Allowance for Credit Losses. The allowance for credit losses (the "Allowance") shown on the consolidated statement of condition of Charter and its Subsidiaries as of September 30, 1995 included in the Charter Financial Statements and the Allowance shown on the consolidated statement of condition of Charter and its Subsidiaries, as of such date comply in all material respects with OCC Banking Circular 201 (and comparable regulations applicable to Charter Bank, S.S.B.).

         5.09 Other Tax and Regulatory Matters. Neither Charter nor any of its Subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368 of the Code, or (ii) materially impede or delay receipt of any approval referred to in Section 9.01(b).

 5.10 Properties. Except as disclosed in any Securities Reporting Document filed since December 31, 1994 and prior to the date hereof and except for Permitted Liens and Liens arising in the ordinary course of business after the date hereof, Charter and its Subsidiaries have good and marketable title, free and clear of all Liens that are material to the Condition of Charter and its Subsidiaries on a consolidated basis, to all their material properties and assets whether tangible or intangible, real, personal or mixed, reflected in the Charter Financial Statements as being owned by Charter and its Subsidiaries as of the date hereof. All buildings, and all fixtures, equipment and other property and assets which are material to its business on a consolidated basis, held under leases or subleases by any of Charter or its Subsidiaries are held under valid instruments enforceable in accordance with their respective terms, subject to the Remedies Exception. Except where a failure to maintain would not have a Material Adverse Effect, substantially all of Charter's and Charter's Subsidiaries' equipment in regular use has been well maintained and is in good serviceable condition, reasonable wear and tear excepted.

         5.11  Compliance with Laws.

                  (a) Except as set forth in Section 5.11 of the Charter Disclosure Schedule, to the best knowledge of Charter, each of Charter and its Subsidiaries is in compliance with all laws, rules, regulations, policies, guidelines, reporting and licensing requirements and orders applicable to its business or to its employees conducting its business, and with its internal policies and procedures except for failures to comply which will not result in a Material Adverse Effect.

                  (b)  Except  as set  forth  in  Section  5.11  of the  Charter
         Disclosure Schedule, neither Charter nor any of its Subsidiaries has received any notification or communication from any agency or department of any federal, state or local government, including the Federal Reserve Board, or the OCC, the OTS, the FDIC, the State Regulatory Commissioners, the SEC and the NASD and the staffs thereof (collectively, the "Regulatory Authorities") (i) asserting that since January 1, 1993, any of Charter or its Subsidiaries is not in
         substantial compliance with any of the statutes, regulations, or ordinances which such agency, department or Regulatory Authority enforces, or the internal policies and procedures of such company, (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to the Condition of Charter and its Subsidiaries on a consolidated basis, (iii) requiring or threatening to require Charter or any of its Subsidiaries, or indicating that Charter or any of its Subsidiaries may be required to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to restrict or limit in any manner the operations of Charter or any of its Subsidiaries, including, without limitation, any restriction on the payment of dividends, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner the operations of Charter or any of its Subsidiaries, including, without limitation, any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence herein referred to as a "Regulatory Agreement").

                  (c) Except as set forth in Section 5.11 of the Charter Disclosure Schedule, since January 1, 1993, neither Charter nor any of its Subsidiaries has been a party to any effective Regulatory Agreement or memorandum of understanding.

                  (d) Neither Charter nor any of its Subsidiaries is required by
         Section 32 of FDIA to give prior notice to a federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

         5.12  Employee Benefit Plans.

                  (a) Charter has delivered or made available to NationsBank prior to the execution of this Agreement true and complete copies (or, in the case of bonus or other incentive plans, summaries thereof and financial data with respect thereto) of all material pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other
         material   incentive  plans,  all  other
         material employee programs, arrangements or agreements, whether arrived at through collective bargaining or otherwise, all material medical, vision, dental or other health plans, all life insurance plans and all other material employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently adopted by, maintained by, sponsored in whole or in part by, or contributed to by Charter or any of its Subsidiaries or any affiliate thereof for the benefit of any Employee or under which any Employee is eligible to participate and under which Charter or any of its Subsidiaries could have any liability contingent or otherwise (collectively, the "Charter Benefit Plans"). Any of the Charter Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Charter ERISA Plan." Any of the Charter Benefit Plans pursuant to which Charter is or may become obligated to, or obligated to cause any of its Subsidiaries or any other Person to, issue, deliver or sell shares of capital stock of Charter or any of its Subsidiaries, or grant, extend or enter into any option, warrant, call, right, commitment or agreement to issue, deliver or sell shares, or any other interest in respect of capital stock of Charter or any of its Subsidiaries, is referred to herein as a "Charter Stock Plan." No Charter Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA. Charter has set forth in Section 5.12 of the Charter Disclosure Schedule (i) a list of all of the Charter Benefit Plans, (ii) a list of Charter Benefit Plans that are Charter ERISA Plans, (iii) a list of Charter Benefit Plans that are Charter Stock Plans and (iv) a list of the number of shares covered by, exercise prices for, and holders of, all stock options granted and available for grant under the Charter Stock Plans.

                  (b) To the best knowledge of Charter, all Charter Benefit Plans are in substantial compliance with the applicable terms of ERISA and the Code and any other applicable laws, rules and regulations the breach or violation of which could reasonably be expected to result in a Material Adverse Effect.


                  (c) All liabilities under any Charter Benefit Plan are fully accrued or reserved against in the Charter Financial Statements in accordance with GAAP. No Charter ERISA Plan is a defined benefit pension plan subject to Title IV of ERISA.

                  (d) Neither Charter nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Charter Benefit Plan or otherwise, except as set forth in the Charter Disclosure Schedule. There are no restrictions on the rights of Charter or its Subsidiaries to amend or terminate any such Charter Benefit Plan without incurring any material liability thereunder, except for such restrictions as would not have a Material Adverse Effect.

                  (e) Except as set forth in Section 5.12 of the Charter Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment (including, without limitation, severance, golden parachute or otherwise) becoming due to any Employees under any Charter Benefit Plan or otherwise, (ii) increase any benefits
                                                        17
         otherwise payable under any Charter Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

         5.13 Commitments and Contracts. Except as set forth in Section 5.13 of the Charter Disclosure Schedule, neither Charter nor any of its Subsidiaries is a party or subject to, or has amended or waived any rights under, any of the following (whether written or oral, express or implied):

                  (a) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any Employees, including in any such person's capacity as a consultant (other than those which either (i) are terminable at will by Charter or such Subsidiary or (ii) do not involve payments with a present value of more than $50,000 by Charter or such Subsidiary during the remaining term thereof without giving effect to extensions or renewals made after the date hereof;

                  (b)      any labor contract or agreement with any labor union;

                  (c) any contract not made in the usual, regular and ordinary course of business containing non-competition covenants which limit the ability of Charter or any of its Subsidiaries to compete in any line of business or which involve any restriction of the geographical area in which Charter or its Subsidiaries may carry on its business (other than as may be required by law or applicable Regulatory Authorities);

                  (d) any other contract or agreement which would be required to be disclosed as an exhibit to Charter's annual report on Form 10-K and which has not been so disclosed;

                  (e) any real property lease with annual rental payments aggregating $25,000 or more;

                  (f) any employment or other contract requiring the payment of additional amounts as "change of control" payments as a result of transactions contemplated by this Agreement;

                  (g) any agreement with respect to (i) the acquisition of the bank branches or other assets or stock of another financial institution or (ii) the sale of one or more bank branches which would require additional payments by Charter after the date of this Agreement; or

                  (h) any outstanding interest rate exchange or other derivative contracts.

         5.14 Material Contract Defaults. Except as set forth in Section 5.14 of the Charter Disclosure Schedule, neither Charter nor any of its Subsidiaries is, or has received any notice or has any knowledge that any party is, in default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which Charter or any of its Subsidiaries is a party or by which Charter or any of its Subsidiaries or the assets, business
                                                        18
or operations thereof may be bound or affected or under which it or its respective assets, business or operations receives benefits, except for those defaults which would not have, individually or in the aggregate, a Material Adverse Effect; and there has not occurred any event that with the lapse of time or the giving of notice of both would constitute such a default.

         5.15 Legal Proceedings. Except as set forth in Section 5.15 of the Charter Disclosure Schedule, there are no claims or charges filed with, or proceedings or investigations by, Regulatory Authorities or actions or suits instituted or pending or, to the best knowledge of Charter's management, threatened against Charter or any of its Subsidiaries, or against any property, asset, interest or right of any of them, that might reasonably be expected to result in a judgment in excess of $100,000 or that might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement. Neither Charter nor any of its Subsidiaries is a party to any agreement or instrument or is subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule, regulation, code or ordinance that, individually or in the aggregate, might reasonably be expected to have a Material Adverse Effect or, might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement.

         5.16 Absence of Certain Changes or Events. Since December 31, 1994, except (i) as disclosed in any Securities Reporting Document filed since December 31, 1994 and prior to the date hereof or (ii) as set forth in Section
5.16 of the Charter Disclosure Schedule, neither Charter nor any of its Subsidiaries has (A) incurred any liability which has had a Material Adverse Effect, (B) suffered any change in its Condition which would have a Material Adverse Effect, other than changes after the date hereof which affect the banking industry as a whole, (C) failed to operate its business consistent in all material respects with past practice or (D) changed any accounting practices.

         5.17 Reports. Since January 1, 1992, Charter and each of its Subsidiaries have filed on a timely basis all reports and statements, together with all amendments required to be made with respect thereto (collectively "Reports"), that they were required to file with (i) the SEC, including, without limitation, all Forms 10-K, 10-Q and 8-K, (ii) the Federal Reserve Board, (iii) the Commissioner, (iv) any other applicable federal, state, municipal, local or foreign government, securities, banking, savings and loan or other governmental or regulatory authority and (v) the NASD. No Securities Reporting Document with respect to periods beginning on or after January 1, 1992, contained any information that was false or misleading with respect to any material fact or omitted to state any material fact necessary in order to make the statements therein not misleading.

         5.18 Statements True and Correct. None of the information supplied or to be supplied by Charter for inclusion in the registration statement on Form S-4, or other appropriate form, to be filed with the SEC by NationsBank under the Securities Act in connection with the transactions contemplated by this Agreement (the "Registration Statement"), or the proxy statement to be used by Charter to solicit any required approval of its stockholders as contemplated by this Agreement (the "Proxy Statement") will, in the case of the Proxy Statement, when it is first mailed to the stockholders of Charter, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading, or, in the case of the Registration Statement, when it becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of the stockholders of Charter to be held pursuant to
Section 8.03 of this Agreement, including any adjournments thereof (the "Stockholders' Meeting"), be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement or remedy any omission in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that Charter is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of the Securities Laws. The information which is deemed to be set forth in the Charter Disclosure Schedule by Charter for the purposes of this Agreement is true and accurate in all material respects.

         5.19 Insurance. Charter and each of its Subsidiaries are presently insured, and during each of the past five calendar years have been insured, for reasonable amounts against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. The policies of fire, theft, liability (including directors and officers liability insurance) and other insurance maintained with respect to the assets or businesses of Charter and its Subsidiaries provide adequate coverage against all pending or threatened claims, and the fidelity bonds in effect as to which any of Charter or any of its Subsidiaries is a named insured are sufficient for their purpose, except where the failure to have such coverage would not have a Material Adverse Effect.

         5.20 Labor. No material work stoppage involving Charter or its Subsidiaries is pending or, to the best knowledge of Charter's management, threatened. Neither Charter nor any of its Subsidiaries is involved in, or, to the best knowledge of Charter's management, threatened with or affected by, any labor or other employment-related dispute, arbitration, lawsuit or administrative proceeding which might reasonably be expected to have a Material Adverse Effect. Employees of Charter and its Subsidiaries are not represented by any labor union, and, to the best knowledge of Charter's management, no labor union is attempting to organize employees of Charter or any of its Subsidiaries.

         5.21 Material Interests of Certain Persons. Except as disclosed in Charter's Proxy Statement for its 1995 Annual Meeting of Stockholders or as set forth in Section 5.21 of the Charter Disclosure Schedule, no executive officer or director of Charter, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such executive officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Charter or any of its Subsidiaries.

         5.22 Registration Obligations. Neither Charter nor any of its Subsidiaries is under any obligation, contingent or otherwise, presently in effect or which will survive the Merger by reason of any agreement to register any of its securities under the Securities Act.

         5.23 Brokers and Finders. Except as set forth in Section 5.23 of the Charter Disclosure Schedule, neither Charter nor any of its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Charter or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

         5.24 State Takeover Laws. To the best of Charter's knowledge, the transactions contemplated by this Agreement are exempt from any applicable state takeover law and from any applicable charter or contractual provision containing change of control or anti-takeover provisions.

         5.25 Environmental Matters. To Charter's best knowledge, neither Charter, any of its Subsidiaries, nor any properties owned or operated by Charter or any of its Subsidiaries or held as collateral by any of its Subsidiaries has been or is in violation of or liable under any Environmental Law (as hereinafter defined), except for such violations or liabilities that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the best knowledge of Charter's management, threatened relating to the liability of any properties owned or operated by Charter or any of its Subsidiaries under any Environmental Law, except for liabilities or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed,
defined,   designated  or  classified  as  hazardous,   toxic   radioactive  or
dangerous, or otherwise regulated, whether by type or by quantity, includingany material containing any such substance as a component.


                                   ARTICLE VI

                  REPRESENTATIONS AND WARRANTIES OF NATIONSBANK

          NationsBank represents and warrants to Charter as follows:

         6.01  Organization, Standing and Authority.

                  (a) NationsBank is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. NationsBank is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified would have a Material Adverse Effect on the Condition of NationsBank and its Subsidiaries taken as a whole.
                                                        21

         NationsBank has all requisite corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business, and to execute and deliver this Agreement and perform the terms of this Agreement. NationsBank is duly registered as a bank holding company under the BHCA. NationsBank has in effect all Authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a material adverse effect on the Condition of NationsBank and its Subsidiaries on a consolidated basis. At the Effective Time, NationsBank will directly own all of the issued and outstanding shares of Merger Subsidiary's capital stock.

                  (b) Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and to perform the terms of this Agreement.

         6.02  NationsBank  Capital  Stock.  The  authorized  capital  stock  of
NationsBank consists of 800,000,000 shares of NationsBank Common Stock and 45,000,000 shares of Preferred Stock. At December 31, 1995, there were outstanding approximately 274,269,000 shares of NationsBank Common Stock and approximately 2,473,000 shares of NationsBank Preferred Stock and no other shares of capital stock of any class. All of the issued and outstanding shares of NationsBank Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable.


         6.03  Authorization of Merger and Related Transactions.

                  (a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of NationsBank, to the extent required by applicable law. This Agreement represents a valid and legally binding obligation of NationsBank, enforceable against NationsBank in accordance with its terms except as such enforcement may be limited by the Remedies Exception.

                  (b) Neither the execution and delivery of this Agreement by NationsBank, nor the consummation by NationsBank of the transactions contemplated hereby or thereby nor compliance by NationsBank with any of the provisions hereof or thereof will (i) conflict with or result in a breach of any provision of NationsBank's Articles of Incorporation or bylaws or (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any Lien upon any property or assets of any of NationsBank or its Subsidiaries pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which any of them is a party or by which any of them or any of their properties or assets may be subject, and that would, in any such event, have a Material Adverse Effect on the Condition of NationsBank and its Subsidiaries on a consolidated basis or the transactions contemplated hereby or thereby or (iii) subject to receipt of the requisite approvals referred to in Section 9.01 of this

         Agreement, violate any order, writ, injunction, decree, statute, rule or regulation applicable to NationsBank or any of its Subsidiaries or any of their properties or assets.

         6.04 Financial Statements. NationsBank (i) has delivered to Charter copies of the consolidated balance sheets and the related consolidated statements of income, consolidated statements of changes in shareholders' equity and consolidated statements of cash flows (including related notes and schedules) of NationsBank and its consolidated Subsidiaries as of and for the periods ended September 30, 1995 and December 31, 1994 included in a quarterly report filed on Form 10-Q or an annual report filed on Form 10-K, as the case may be, filed by NationsBank pursuant to the Securities Laws (a "NationsBank SEC Document"), and (ii) until the Closing will deliver to Charter promptly upon the filing thereof with the SEC copies of the consolidated balance sheets and related consolidated statements of income, consolidated statements of changes in shareholders' equity and consolidated statements of cash flows (including related notes and schedules) included in any NationsBank SEC Documents filed subsequent to the execution of this Agreement (clauses (i) and (ii) collectively, the "NationsBank Financial Statements"). The NationsBank Financial Statements (as of the dates thereof and for the periods covered thereby) (A) are or will be in accordance with the books and records of NationsBank and its Consolidated Subsidiaries, which are or will be complete and accurate in all material respects and which have been or will have been maintained in accordance with good business practices, and (B) present or will present fairly the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of NationsBank and its Subsidiaries as of the dates and for the periods indicated, in accordance with GAAP, subject in the case of interim financial statements to normal recurring year-end adjustments and except for the absence of certain footnote information in the unaudited statements.

         6.05 NationsBank SEC Reports. Since January 1, 1993, NationsBank has filed on a timely basis all reports and statements, together with all amendments required to be made with respect thereto that as an issuer it is required to file with the SEC. No NationsBank SEC Document with respect to periods beginning on or after January 1, 1993 and until the Closing contained or will contain any information that was false or misleading with respect to any material fact or omitted or will omit to state any material fact necessary in order to make the statements therein not misleading.

         6.06 Statements True and Correct. None of the information supplied or to be supplied by NationsBank for inclusion in the Registration Statement or the Proxy Statement will, in the case of the Proxy Statement, when it is first mailed to the stockholders of Charter, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading or, in the case of the Registration Statement, when it becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement or remedy any omission in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that NationsBank is responsible for filing with any Regulatory Authority in connection with the transactions
                                                        23
contemplated hereby will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of the Securities Laws.

         6.07 Common Stock. At the Effective Time, the NationsBank Common Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

         6.08 Tax and Regulatory Matters. Neither NationsBank nor any of its Subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368 of the Code, or (ii) materially impede or delay receipt of any approval referred to in Section 9.01(b).

         6.09 Litigation. There are no judicial proceedings of any kind or nature pending or, to the knowledge of NationsBank, threatened against
NationsBank before any court or arbitral tribunal or before or by any governmental department, agency or instrumentality involving the validity of the NationsBank Common Stock or the transactions contemplated by this Agreement.

         6.10 Brokers and Finders. Except as previously disclosed to Charter, neither NationsBank nor any of its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for NationsBank or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

                                   ARTICLE VII

                CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME

         7.01 Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, Charter shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice (other than transactions made pursuant to contracts in existence on the date hereof and described in Sections 7.01 or 7.02 of the Charter Disclosure Schedule), (ii) use its best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key Employees and (iii) in accordance with the terms of the applicable transaction agreements, diligently proceed to take all appropriate action to complete those pending transactions listed on Section 5.13 of the Charter Disclosure Schedule and (iv) diligently proceed to obtain approvals for and to complete the Redemption.

         7.02 Forbearances. Except as described in Section 7.02 of the Charter Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, Charter shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of NationsBank, which consent (in the case of subparagraphs (c), (d), (e), (h) and (p)) shall not be unreasonably withheld (and Charter shall provide NationsBank with prompt notice of any events referred to in this Section 7.02 occurring after the date hereof):

                  (a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of Charter or any of its Subsidiaries to Charter or any of its Subsidiaries; it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entering into Federal Home Loan Bank loans with a term of six months or less or repurchase agreements), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance other than in the ordinary course of business consistent with past practice;

                  (b) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend (other than regular quarterly cash dividends at a rate not in excess of $0.08 per share through June 30, 1996 and $0.10 per share thereafter) or make any other distribution on, or (other than the Redemption) directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or issue any additional shares of capital stock, or any securities or obligations convertible into or exchangeable for any shares of its capital stock;

                  (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement;

                  (d) make any material investment (other than trades in investment securities in the ordinary course) either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

                  (e) enter into, terminate or fail to exercise any material right under, any contract or agreement involving annual payments in excess of $50,000 and which cannot be terminated without penalty upon 30 days notice, or make any change in, or extension of (other than automatic extensions), any of its leases or contracts involving annual payments in excess of $50,000 and which cannot be terminated without penalty upon 30 days notice;

                  (f) modify the terms of any Charter Benefit Plan (including any severance pay plan) or increase or modify in any manner the compensation or fringe benefits of any of its Employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such Employees, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any Employee other than routine
                                                        25
         adjustments in compensation and fringe benefits in the ordinary course of business consistent with past practice or accelerate the vesting of any stock options or other stock-based compensation;

                  (g) take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code;

                  (h) settle any claim, action or proceeding involving the payment of money damages in excess of $50,000, except in the ordinary course of business consistent with past practice;

                  (i) amend its Restated Articles of Incorporation, as amended, or its amended and restated bylaws;

                  (j) fail to maintain its Regulatory Agreements, material licenses and permits or to file in a timely fashion all federal, state, local and foreign tax returns;

                  (k) make any capital expenditures of more than $50,000 individually or $300,000 in the aggregate;


                  (l) fail to maintain each Charter Benefit Plan or timely make all contributions or accruals required thereunder in accordance with GAAP applied on a consistent basis;

                  (m)      issue any additional shares of Charter Capital Stock;

                  (n) agree to, or make any commitment to, take any of the actions prohibited by this Section 7.02;

                  (o) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article IX not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law; or

                  (p) change any methods of accounting from those used in the Charter Financial Statements.

         7.03 Plan Termination. Prior to the Effective Time, Charter shall have taken all steps necessary to terminate the SAR Plan and all Charter executive deferred compensation plans.
                                                        26

                                  ARTICLE VIII

                              ADDITIONAL AGREEMENTS

         8.01  Access and Information.

                  (a) During the period from the date of this Agreement through the Effective Time:

                           (i) Charter shall,  and shall cause its  Subsidiaries
                  to, afford NationsBank, and its accountants, counsel and other representatives, full access during normal business hours to the properties, books, contracts, tax returns, commitments and records of Charter and its Subsidiaries at any time, and from time to time, for the purpose of conducting any review or investigation reasonably related to the Merger, and Charter and its Subsidiaries will cooperate fully with all such reviews and investigations.

                           (ii) NationsBank shall upon reasonable notice make personnel and copies of its SEC reports available to Charter and its advisors for purposes of any review or report to its Board of Directors in evaluating the Merger.

                  (b) During the period from the date of this Agreement through the Effective Time, Charter shall furnish to NationsBank (i) all Reports referred to in Section 5.17 promptly upon the filing thereof,
         (ii) a copy of each Tax Return filed by it and (iii) monthly and other interim financial statements in the form prepared by Charter for its internal use.

         During this period, Charter also shall notify NationsBank promptly of any material change in the Condition of Charter or any of its Subsidiaries.

                  (c) Notwithstanding the foregoing provisions of this Section 8.01, no investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties (as modified by information (i) furnished to NationsBank pursuant to the terms of any investment agreement, (ii) disclosed in writing to NationsBank in its due diligence process or (iii) included in the Charter Disclosure Schedule) which are contained herein and each such representation and warranty shall survive such investigation.

                  (d) NationsBank agrees that it will keep confidential any information furnished to it in connection with the transactions contemplated by this Agreement which is reasonably designated as confidential at the time of delivery, except to the extent that such information (i) was already known to NationsBank and was received from a source other than Charter or any of its Subsidiaries, directors, officers, employees or agents, (ii) thereafter was lawfully obtained from another source, or (iii) is required to be disclosed to the SEC, the NASD, the OCC, the OTS, the Federal Reserve Board, FDIC or any other governmental agency or authority, or is otherwise required to be disclosed by law. NationsBank agrees not to use such information, and to implement safeguards and procedures that are reasonably designed to prevent such information from being used, for any purpose other than in connection with the transactions contemplated by this

         Agreement. Upon any termination of this Agreement, NationsBank will return to Charter all documents furnished NationsBank for its review and all copies of such documents made by NationsBank.

                  (e) Charter shall cooperate, and shall cause its Subsidiaries, accountants, counsel and other representatives to cooperate, with NationsBank and its accountants, counsel and other representatives, in connection with the preparation by NationsBank of any applications and documents required to obtain the Approvals which cooperation shall include providing all information, documents and appropriate representations as may be necessary in connection therewith and, when requested by NationsBank, preparing and filing of regulatory applications.

                  (f) From and after the date of this Agreement, each of NationsBank and Charter shall use its reasonable best efforts to satisfy or cause to be satisfied all conditions to their respective obligations under this Agreement. While this Agreement is in effect, neither NationsBank nor Charter shall take any actions, or omit to take any actions, which would cause this Agreement to become unenforceable in accordance with its terms.

         8.02  Registration Statement; Regulatory Matters.

                  (a) NationsBank shall (i) prepare and file the Registration Statement and the Proxy Statement with the SEC as soon as is reasonably practicable, (ii) use its best efforts to cause the Registration Statement to become effective and (iii) take any action required to be taken under any applicable state blue sky or securities laws in connection therewith. Charter and its Subsidiaries shall furnish NationsBank with all information concerning Charter, its Subsidiaries and the holders of Charter Capital Stock as NationsBank may reasonably request in connection with the foregoing.

                  (b) NationsBank and Charter shall cooperate and use their respective best efforts (i) to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties, Regulatory Authorities and other governmental authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, any such approvals or authorizations required by the Federal Reserve, the OCC, the OTS and the Commissioner and (ii) to cause the Merger to be consummated as expeditiously as reasonably practicable.

         8.03 Stockholders' Approval. Charter shall call a meeting of its stockholders to be held as soon as practicable for the purpose of voting upon the Merger and related matters. The Board of Directors of Charter shall, submit for approval of its stockholders the matters to be voted upon at the Stockholders' Meeting, and shall recommend approval of such matters and use its best efforts (including, without limitation, soliciting proxies for such approvals) to obtain such stockholder approvals. The covenants under this
Section 8.03 are subject to the exercise by the Charter Board of its fiduciary obligations.

         8.04 Press Releases. Prior to the public dissemination of any press release or other public disclosure of information about this Agreement, the Merger or any other transaction contemplated hereby, the parties to this Agreement shall mutually agree as to the form and substance of such release or disclosure.

         8.05 Notice of Defaults.  Charter shall promptly notify  NationsBank of
(i) any material change in its business, operations or prospects, (ii) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority, (iii) the institution or the threat of material litigation involving such party, or (iv) any event or condition that might be reasonably expected to cause any of its representations, warranties or covenants set forth herein not to be true and correct in all material respects as of the Effective Time. For purpose of this paragraph, the term material litigation shall mean any claim involving $50,000 or more. Upon any such notice, if any event or condition stated in such notice shall entitle NationsBank to terminate this Agreement pursuant to Section 10.01(c), NationsBank shall not be entitled to terminate this Agreement by reason thereof unless NationsBank exercises such right on or before the later of (i) the date ten business days after such notification or (ii) the expiration of the cure period described in such Section 10.01(c).

         8.06 Miscellaneous Agreements and Consents; Affiliates Agreements. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its respective best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as reasonably practicable, including, without limitation, using their respective best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. NationsBank and Charter shall, and shall cause each of their respective Subsidiaries to, use their best efforts to obtain consents of all third parties and Regulatory Authorities necessary or, in the reasonable opinion of NationsBank or Charter, desirable for the consummation of the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of NationsBank shall be deemed to have been granted authority in the name of Charter to take all such necessary or desirable action.

         Without limiting the foregoing, Charter will take such actions as may be reasonably necessary to identify each of its "affiliates" for purposes of Rule 145 under the Securities Act and to cause each person so identified to deliver to NationsBank within 10 days after the execution of this Agreement a written agreement in form and substance satisfactory to NationsBank providing that such person shall not sell, pledge, transfer or otherwise dispose of any capital stock to be received by such person as part of the Merger Consideration except in compliance with the applicable provisions of the Securities Act. For a period of three years after the date hereof, NationsBank will continue to file in a timely manner all securities reports required to be filed by it pursuant to
Section 13 and Section 15(d) of the Exchange Act.

         8.07  Indemnification.

                  (a) NationsBank shall indemnify, defend, and hold harmless the present and former directors, officers, employees, and agents of Charter or its Subsidiaries (each, an "Indemnified Party") against all
         losses,   expenses  (including  reasonable  attorneys'  fees),
         claims, damages or liabilities and amounts paid in settlement arising out of actions or omissions or alleged acts or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the full extent permitted under the TBCA and by Charter's Restated Articles of Incorporation, as amended, and amended and restated bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any proceeding to the full extent permitted by the TCBA upon receipt of any undertaking required by the TCBA, except the right to indemnification shall not arise in those instances in which the party seeking indemnification has participated in the breach of any covenant or agreement contained herein or knowingly caused any representation or warranty of Charter contained herein to be false or inaccurate in any respect and the claim arises principally from such breach or the falsity or inaccuracy of such representation or warranty. Without limiting the foregoing, in any case in which a determination by NationsBank is required to effectuate any indemnification, NationsBank shall direct, at the election of the Indemnified Party, that the determination shall be made by independent counsel mutually agreed upon between NationsBank and the Indemnified Party.

                  (b) NationsBank shall use its reasonable efforts (and Charter shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six years after the Effective Time Charter's existing directors' and officers' liability insurance policy (provided that NationsBank may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Charter given prior to the Effective Time, any other policy) with 31 respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that NationsBank shall not be obligated to make premium payments for such six-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Charter's directors and officers, 200% of the annual premium payments on Charter's current policy in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, NationsBank shall use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

                  (c) If NationsBank or any of its successors or assigns shall consolidate with or merge into any other person and shall not be the continuing or surviving person of such consolidation or merger or shall transfer all or substantially all of its assets to any person, then and in each case, proper provision shall be made so that the successors and assigns of NationsBank shall assume the obligations set forth in this
         Section 8.07.

                  (d) The provisions of this Section 8.07 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

                  (e) NationsBank shall pay all expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 8.07 if NationsBank has been finally determined to have acted in bad faith in refusing such indemnity. The Indemnified Party shall pay all expenses, including reasonable attorneys' fees, incurred by NationsBank if the indemnification or other obligations provided in this Section 8.07 are denied by a court of competent jurisdiction by final and nonappealable order and such court determines that the assertion of such claims for indemnification was made in bad faith.

         8.08  SAR Plan; Restricted Stock.

                  (a) All restrictions or limitations on transfer with respect to Charter Common Stock awarded under a Charter Stock Plan or any other plan, program or arrangement ("Restricted Stock"), to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to the NationsBank Common Stock into which such Restricted Stock is converted pursuant to Section 3.01.

                  (b) Except as provided herein or as otherwise agreed in writing by the parties, the provisions of the SAR Plan and any other plan, program or arrangement pursuant to which Charter may, or may be required to, make payments based upon the value of the Charter Capital Stock or issue stock or stock-based compensation, shall be terminated by the Effective Time in accordance with the terms of the SAR Plan.

         8.09 Certain Change of Control Matters. From and after the date hereof, Charter shall take all action necessary so that the execution and delivery of this Agreement will not increase any benefits otherwise payable under any Charter Benefit Plan except as set forth in Sections 5.12 and 5.13 of the Charter Disclosure Schedule or increases made with the prior written consent of NationsBank.

         8.10 Stock Exchange Listing. NationsBank shall use its best efforts to list, prior to the Effective Time, on the NYSE and the Pacific Stock Exchange, upon official notice of issuance, the shares of NationsBank Common Stock to be issued to holders of Charter Common Stock in the Merger.

         8.11 Declaration of Dividends. After the date of this Agreement, Charter shall coordinate with NationsBank the declaration of any dividends in respect of NationsBank Common Stock and Charter Common Stock and Charter Special Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Charter Common Stock and Charter Special Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Charter Common Stock or Charter Special Common Stock.

         8.12 Employee Benefits. As soon as practicable following the Effective Time, NationsBank shall provide generally to officers and employees of Charter and its Subsidiaries employee benefits, including without limitation pension benefits, health and welfare benefits, life insurance and vacation arrangements, on terms and conditions which when taken as a whole are substantially similar to those provided from time to time by NationsBank and its Subsidiaries to their similarly situated officers and employees. In that regard, such officers and employees of Charter shall be credited under the employee benefit plans of NationsBank for their years of "eligibility service" and "vesting service" earned under the Charter Benefit Plans as if such service had been earned with NationsBank, while such officers and employees of Charter shall be credited with "benefit service" under the employee benefit plans of NationsBank only with respect to their period of employment with NationsBank and its Subsidiaries after the Effective Time in accordance with the terms and conditions of such employee benefit plans. As of the Effective Time, the employees and their dependents, if any, previously covered as of the Effective Time under Charter's health insurance plan shall be covered under NationsBank's health insurance plan and, to the extent possible under the terms of NationsBank's then current health insurance plan, will not be subject to any pre-existing condition limitations or exclusions, except those excluded under NationsBank's health insurance plan. Charter's employees shall not be required to satisfy the deductible and employee payments required by NationsBank's comprehensive medical and/or dental plans for the calendar year of the Effective Time to the extent of amounts previously credited during such calendar year under comparable plans maintained by Charter.

         8.13 Certain Actions. No party shall take any action which would adversely affect or delay the ability of either NationsBank or Charter to obtain any necessary approvals of any Regulatory Authority or other governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement. No party shall take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

8.14 Acquisition Proposals. Charter shall not, and shall use its best efforts to cause its officers, directors and employees and any investment banker, attorney, accountant, or other agent retained by it or its Subsidiaries not to (i) initiate, encourage or solicit, directly or indirectly, the making of any proposal or offer (an "Acquisition Proposal") to acquire all or any significant part of the business and properties or capital stock of Charter or its Subsidiaries, whether by merger, purchase of securities or assets, tender offer or otherwise (an "Acquisition Transaction"), or initiate, directly or indirectly, any contact with any person in an effort to or with a view towards soliciting any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, an Acquisition Proposal. Notwithstanding the foregoing, Charter may
(i) furnish or cause to be furnished information subject to an appropriate confidentiality agreement, (ii) in response to an Acquisition Proposal, issue a communication to its security holders of the type contemplated by Rule 14d-9(e) under the Exchange Act, and (iii) participate in discussions and negotiations directly and through its representatives with persons who have sought the same if the Charter Board determines, based as to legal matters on the written advice of outside legal counsel, that the failure to furnish such information or to negotiate with such entity or group or to take and disclose such position would be inconsistent with the proper exercise of the fiduciary duties of the Charter Board. In the event Charter receives an Acquisition Proposal or such discussions are sought to be initiated or continued with Charter, it shall promptly inform NationsBank as to the material terms thereof.

         8.15 Termination Fee. To compensate NationsBank for entering into this Agreement, taking action to consummate the transactions hereunder and incurring the costs and expenses related thereto and other losses and expenses, including the foregoing by NationsBank of other opportunities, Charter and NationsBank agree as follows:

                  (a) Provided that NationsBank shall not be in material breach of its obligations under this Agreement (which breach has not been cured promptly following receipt of
                                                        32
         written notice thereof by Charter specifying in reasonable detail the basis of such alleged breach), Charter shall pay to NationsBank the sum of $2,000,000 (the "Termination Fee") plus reasonable out-of-pocket expenses, not in excess of $500,000 (including, without limitation, amounts paid or payable to banks and investment bankers, fees and expenses of counsel and printing expenses) (such expenses are hereinafter referred to as the "Expenses") incurred by NationsBank or any of its affiliates in connection with or arising out of transactions contemplated by this Agreement, regardless of when those expenses are incurred, if this Agreement is terminated by Charter under the provisions of Section 10.01(f). NationsBank shall provide Charter with an itemization of Expenses.

                  (b) Any payment required by paragraph (a) of this Section shall become payable within two business days after termination of the Agreement.

                  (c) Charter acknowledges that the agreements contained in this
         Section 8.15 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, NationsBank would not enter into this Agreement; accordingly, if Charter fails to promptly pay the Termination Fee or Expenses when due, Charter shall in addition thereto pay to NationsBank all costs and expenses (including fees and disbursements of counsel) incurred in collecting such Termination Fee or Expenses, as the case may be, together with interest on the amount of the Termination Fee or Expenses (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by NationsBank at the prime rate of NationsBank Texas, National Association as in effect from time to time during such period.

          8.16 Accruals. Prior to the Effective Time and after consultation with NationsBank, Charter shall, consistent with GAAP, make such changes and modifications to its loan, accrual and reserve policies and practices (including loan classification and allowance for credit losses levels) to bring such policies and practices into line with those presently followed by NationsBank, including appropriate increases in its allowance for credit losses; provided, that all such changes or modifications shall be disregarded in determining the truth or correctness of the representations and warranties contained herein.

         8.17 Post-Closing Actions. None of the parties shall take, or permit any of their Subsidiaries or Affiliates to take, any action after the Closing that would disqualify the Merger as a reorganization within the meaning of
Section 368(a) of the Code.

         8.18 Prepayment of Indebtedness. Prior to the Effective Time, Charter shall have prepaid, or caused its Subsidiaries to prepay, all indebtedness owed by Charter and its Subsidiaries to (i) American National Insurance Company and
(ii) First City Texas-Houston, N.A.

         8.19 Waiver of Restrictions in Investment Agreements. Charter hereby waives any restrictions or limitations on the investment in or ownership of Charter or the Charter Capital Stock contained in any agreement between the parties including (i) the Investment Agreement by and between Charter Bancshares, Inc. and NCNB Corporation dated as of December 17, 1986 and (ii) the Investment Agreement by and between Charter Bancshares, Inc. and NCNB Corporation dated as of November 6, 1987.

                                   ARTICLE IX

                                   CONDITIONS

         9.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each of NationsBank and Charter to effect the Merger and the other transactions contemplated hereby shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

                  (a)  Stockholders  of Charter  shall have approved all matters
         relating  to  the  Merger   required   under   applicable  law  at  the
         Stockholders' Meeting.

                  (b) This Agreement, the Merger and the other transactions contemplated hereby shall have been approved by the Federal Reserve Board, the OCC, the OTS and any other Regulatory Authorities whose approval is required for consummation of the transactions contemplated hereby and all applicable waiting periods shall have expired. No such approval or consent shall be conditioned or restricted in any manner (including requirements relating to the disposition of assets) which in the good faith judgment of NationsBank would so adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or restriction been known, it would not have entered into this Agreement.

                  (c) The Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order.

                  (d) Neither NationsBank nor Charter shall be subject to any active litigation which seeks any order, decree or injunction of a court or agency of competent jurisdiction to enjoin or prohibit the consummation of the Merger.

                  (e) The shares of NationsBank Common Stock issuable pursuant to the Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

                  (f) Each of NationsBank and Charter shall have received an opinion of Blanchfield, Cordle and Moore, P.A., tax counsel to NationsBank, or other counsel to NationsBank reasonably acceptable to Charter, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code and no gain or loss will be recognized by the stockholders of Charter to the extent that they receive NationsBank Common Stock solely in exchange for their Charter Common Stock and Charter Special Common Stock in the Merger, which opinion shall be confirmed as of the date of Closing.

         9.02 Conditions to Obligations of Charter to Effect the Merger. The obligations of Charter to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

                  (a) Representations and Warranties. The representations and warranties of NationsBank set forth in Article VI hereof shall be true and correct in all material
                                                        34
         respects as of the date of this Agreement and as of the Effective Time (as though made on and as of the Effective Time except to the extent such representations and warranties are by their express provisions made as of a specified date) and Charter shall have received a certificate signed by the chairman and chief executive officer, executive vice president or other duly authorized officer of NationsBank to that effect.

                  (b) Performance of Obligations. NationsBank shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and Charter shall have received a certificate signed by the chairman and chief executive officer, executive vice president or other duly authorized officer of NationsBank to that effect and as to the absence of litigation as described in Section 9.01(d).

         9.03 Conditions to Obligations of NationsBank to Effect the Merger. The obligations of NationsBank to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:


                  (a) Representations and Warranties. The representations and warranties of Charter set forth in Article V hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (as though made on and as of the Effective Time except to the extent such representations and warranties are by their express provisions made as of a specified date) and NationsBank shall have received a certificate signed by the chairman or the chief executive officer or other duly authorized officer of Charter to that effect.

                  (b) Performance of Obligations. Charter shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and NationsBank shall have received a certificate signed by the chairman or the chief executive officer or other duly authorized officer of Charter to that effect and as to the absence of litigation as described in Section 9.01(d).

                  (c) Completion of Redemption. Charter shall have completed the Redemption.

                  (d) Prepayment of Indebtedness. Charter shall have prepaid the indebtedness described in Section 8.18.

                  (e) Opinion of Counsel. NationsBank shall have received an opinion of counsel for Charter addressed to NationsBank and in form reasonably satisfactory to it as to the validity of (i) the approvals of the Merger by the directors and stockholders of Charter and (ii) the Redemption.

                                    ARTICLE X

                                   TERMINATION

         10.01 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement, the Merger and the other transactions contemplated hereby by the stockholders of NationsBank and Charter or both, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                  (a) by mutual consent of the Board of Directors of NationsBank and the Board of Directors of Charter; or

                  (b) by the Board of Directors of NationsBank or the Board of Directors of Charter if (i) the Federal Reserve or the OCC has denied approval of the Merger and such denial has become final and nonappealable or has approved the Merger subject to conditions that in the judgment of NationsBank would restrict it or its Subsidiaries or affiliates in their respective spheres of operations and business activities after the Effective Time or (ii) the Effective Time does not occur by December 31, 1996; or

                  (c) by NationsBank (if it is not in breach of any of its obligations hereunder) pursuant to notice in the event of a breach or failure by Charter that would cause a failure of the conditions in
         Section 9.03, which breach or failure has not been, or cannot be, cured within 30 days after written notice of such breach is given to Charter; or

                  (d) by Charter (if it is not in breach of any of its obligations hereunder) pursuant to notice in the event of a breach or failure by NationsBank that would cause a failure of the conditions in
         Section 9.02, which breach or failure has not been, or cannot be, cured within 30 days after written notice of such breach is given to NationsBank; or

                  (e) by NationsBank if the stockholders of Charter fail to approve the Merger at the Stockholder's Meeting; or

                  (f) by Charter if (i) there shall not have been a material breach of any covenant or agreement on the part of Charter under this Agreement and (ii) prior to the Effective Time, a corporation, partnership, person or other entity or group shall have made a bona fide Acquisition Proposal that the Charter Board determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the written opinion of legal counsel and as to financial matters on the written opinion of an investment banking firm of national reputation, is more favorable to the Charter stockholders than the Exchange Ratio and the Merger and that the failure to terminate this Agreement and accept such alternative Acquisition
         Proposal would be inconsistent with the proper exercise of such fiduciary duties; provided, however, that termination under this clause
         (ii) shall not be deemed effective until payment of the Termination Fee required by Section 8.15; or

                  (g) By Charter, if its Board of Directors determines by a vote of a majority of the members of its entire Board, at any time during the ten-day period commencing two days after the Determination Date, if either:

                  (x) both of the following conditions are satisfied:

                                    (1)  the  Average   Closing   Price  on  the
                           Determination Date of shares of NationsBank Common Stock shall be less than $56.419; and

                                    (2) (i) the  quotient  obtained  by dividing
                           the Average Closing Price on the Determination Date by $66.375 (such number being referred to herein as the "NationsBank Ratio") shall be less than (ii) the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.15 from the quotient in this clause (x)(2)(ii) (such number being referred to herein as the "Index Ratio"); or

                  (y) the Average Closing Price on the Determination Date of shares of NationsBank Common Stock shall be less than $53.100;

For purposes of this Section 10.01(g), the following terms shall have the meanings indicated:

                  "Average Closing Price" shall mean the average of the daily closing sales prices of NationsBank Common Stock as reported on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by NationsBank) for the ten consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the Determination Date.

                  "Determination Date" shall mean the date on which the Federal Reserve Board (or its delegate) shall have issued its order approving the Merger.

                  "Index Group" shall mean the 20 bank holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company or companies are removed from the Index Group, the weights (which have been determined based upon the number of outstanding shares of common stock) will be redistributed proportionately for purposes of determining the Index Price. The 20 bank holding companies and the weights attributed to them are as follows:

             Bank Holding Companies                                Weighting

             Boatman's Bancshares, Inc.........................       2.72%
             Citicorp..........................................       9.01
             BankAmerica Corporation...........................       7.84
             Chase Manhattan Corporation.......................       9.29
             J.P. Morgan & Co. Incorporated....................       3.98
             BancOne Corporation...............................       8.29
             Norwest Corporation...............................       7.16
             First Union Corporation...........................       5.89
             Bank of New York Company..........................       4.09
             KeyCorp...........................................       5.03
             SunTrust Banks, Inc...............................       2.40
             Wachovia Corporation..............................       3.61
             Mellon Bank Corporation...........................       2.99
             First Bank System, Inc............................       2.70
             PNC Bank Corp.....................................       7.12
             First Chicago NBD Corporation.....................       6.75
             Barnett Banks, Inc................................       2.01
             Bankers Trust New York Corp.......................       1.67
             Fleet Financial Group.............................       3.00
             Corestates Financial Corp.........................       4.44
                                                                    ------

             Total.............................................     100.00%
                                                                    =======



                  "Index Price" on a given date shall mean the weighted average (weighted in accordance with the factors listed above) of the closing prices of the companies composing the Index Group.

                  "Index Price on the Starting Date" shall mean $48.67.

                  "Starting Date" shall mean January 17, 1996.

         If any company belonging to the Index Group or NationsBank declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or NationsBank shall be appropriately adjusted for the purposes of applying this
Section 10.01(g).

         10.02 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.01, this Agreement shall become void and have no effect, except that (i) the provisions of Section 8.01(d), 8.15 and Section 11.01 shall survive any such termination and abandonment; (ii) no party shall be relieved or released from any liability arising out of an intentional breach of any provision of this Agreement; (iii) in the event Charter shall have completed the Redemption, at the request of Charter, NationsBank will purchase up to $700,000 of Charter's 8% subordinated notes with the shortest maturity and bearing such other terms as shall be necessary for such indebtedness to qualify for Tier 2 treatment under Federal

Reserve Board risk-based guidelines and (iv) if Charter has prepaid the American National Insurance Company loan as required by Section 8.18, NationsBank will reimburse Charter any prepayment premium and, at Charter's request, will make or cause a Subsidiary to make a loan to Charter in the amount and on substantially the terms as the prepaid loan.

         10.03 Non-Survival of Representations, Warranties and Covenants Following the Effective Time. Except for Articles III and IV and Sections 8.07,
8.08 and 8.17, none of the respective representations, warranties, obligations, covenants and agreements of the parties shall survive the Effective Time.

                                   ARTICLE XI

                               GENERAL PROVISIONS

         11.01 Expenses. Except as provided in Section 8.15, Unless otherwise agreed by the parties in writing, each party hereto shall bear its own expenses incident to preparing, entering into and carrying out this Agreement and to consummating the Merger and NationsBank shall pay all printing expenses and filing fees incurred in connection with this Agreement, the Registration Statement and the Proxy Statement.

         11.02 Entire Agreement. Except as otherwise expressly provided herein, this Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereunder and thereunder, and such agreements supersede all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Other than Section 8.07, nothing in this Agreement, expressed or implied, is intended to confer upon any individual, corporation or other entity, other than NationsBank, Charter and the Bank or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
         11.03 Amendments. To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each of NationsBank and Charter; provided, however, that the provisions hereof relating to the manner or basis in which shares of Charter Common Stock or Charter Special Common Stock will be exchanged for the Merger Consideration shall not be amended after the Stockholders' Meeting without any requisite approval of the holders of the issued and outstanding shares of Charter capital stock entitled to vote thereon.

         11.04 Waivers. Prior to or at the Effective Time, each of NationsBank and Charter shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other's obligations under this Agreement and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation.

         11.05 No Assignment. None of the parties hereto may assign any of its rights or delegate any of its obligations under this Agreement to any other person or entity. Any such purported assignment or delegation that is made without the prior written consent of the other parties to this Agreement shall be void and of no effect.

         11.06 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, or by registered or certified mail, postage prepaid to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

 Charter:                  Charter Bancshares, Inc.
                           2600 Citadel Plaza Drive
                           Houston, Texas 77008

                           Attention:  Jerry E. Finger, Chairman
                           Telecopy: (713) 691-7578

Copy to Counsel:           L. Proctor Thomas III
                           Baker & Botts, L.L.P.
                           One Shell Plaza
                           Houston, Texas 77002
                           Telecopy: (713) 229-1522

                           Michael A. Roy
                           General Counsel
                           Charter Bancshares, Inc.
                           2600 Citadel Plaza Drive, Suite 600
                           Houston, Texas 77008
                           Telecopy: (713) 691-7578

NationsBank:               NationsBank  Corporation
                           NationsBank Corporate Center
                           Charlotte, North Carolina 28255

                           Attention: Frank L. Gentry
                           Executive Vice President
                           Telecopy: (704) 386-6416

Copy to Counsel:           NationsBank Corporation
                           NationsBank Corporate Center
                           Charlotte, North Carolina 28255

                           Attention: Paul J. Polking
                           General Counsel
                           Telecopy: (704) 386-6453

         11.07 Specific Performance. The parties hereby acknowledge and agree that the failure of either party to fulfill any of its covenants and agreements hereunder, including the failure to take all such actions as are necessary on its part to cause the consummation of the Merger, will cause irreparable injury for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of the other party's obligations or any arbitration award hereunder and to the granting by any such court of the remedy of the specific performance hereunder.

         11.08 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Delaware.

         11.09 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

         11.10 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

         11.11 Severability. In the event that any one or more of the provisions contained in this Agreement, or in any other instrument referred to herein, shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

         IN WITNESS WHEREOF, NationsBank and Charter have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                     NATIONSBANK CORPORATION


                                     By: /s/ Frank L. Gentry
                                        Executive Vice President

                                     CHARTER BANCSHARES, INC.


                                     By: /s/ Jerry E. Finger
                                         Chairman and Chief Executive Officer

                                                                      APPENDIX B

                          FOX-PITT, KELTON INC.
                          380 MADISON AVENUE
                    NEW YORK, NEW YORK 10017-2513

CORPORATE FINANCE DEPARTMENT                         TELEPHONE: 212-687-1105
                                                     FAX: 212-682-0779
                                                     TELEX: 645217
January 25, 1996
Board of Directors
Charter Bancshares, Inc.
2600 Citadel Plaza Drive, Suite 600
Houston, Texas 77008
Gentlemen:
     Fox-Pitt, Kelton Inc. ("Fox-Pitt, Kelton") understands that Charter Bancshares, Inc. ("Charter" or the "Company") and NationsBank Corporation ("NationsBank"), propose to enter into an Agreement and Plan of Merger (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Charter with and into NB Holdings Corporation, a wholly owned subsidiary of NationsBank or a newly formed wholly owned NationsBank subsidiary (the "Merger Subsidiary") or by such other means as provided for in the Merger Agreement. Pursuant to the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of Common Stock of Charter par value $1.00 per share, and Special Common Stock of Charter, par value $1.00 per share (collectively, the "Charter Common Stock"), other than shares held by NationsBank or any of their affiliates shall be exchanged into 0.385 of a share (the "Exchange Ratio") of common stock, par value $2.50, of NationsBank (the "NationsBank Common Stock"). In addition, each share of Charter Preferred Stock, par value $50.00, will be redeemed at par value plus accrued dividends prior to the effective time of the Merger. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
     You have asked for Fox-Pitt, Kelton's opinion as to whether the consideration to be received by the holders of Charter Common Stock (other than NationsBank and its affiliates) is fair to such holders, from a financial point of view.
     In arriving at the opinion set forth below, Fox-Pitt, Kelton has, among other things:
        (a) reviewed and analyzed certain publicly available financial statements for Charter and NationsBank, respectively;
          (b) analyzed certain internal financial statements, including financial projections, and other financial and operating data prepared by the managements of Charter and NationsBank;
          (c) discussed the past, present and future operations, financial condition and prospects of Charter and NationsBank with the senior managements of the respective companies;
          (d) reviewed the stock prices and trading activity of Charter Common Stock and NationsBank Common Stock;
          (e) compared the financial performance and condition of Charter and NationsBank and their stock prices and trading levels with that of certain other comparable publicly traded banking companies;
          (f) reviewed and discussed with the senior managements of Charter and NationsBank the strategic objectives of the Merger and the synergies and certain other benefits of the Merger;
          (g) reviewed the financial terms, to the extent publicly available, of certain merger and acquisition transactions comparable to the Transaction;
          (h) reviewed the Merger Agreement to be signed on January 25, 1996 between Charter and NationsBank;
                                      B-1

Board of Directors
Charter Bancshares, Inc.
January 25, 1996
Page 2
          (i) reviewed the Investment Agreement between Charter and NationsBank dated November 6, 1987;
          (j) performed such other analyses as we have deemed appropriate.
     In rendering our opinion, we have relied upon, without independent verification, the accuracy and completeness of all of the financial and other information reviewed by us for the purposes of this opinion. We have not made an independent valuation of the assets and liabilities of Charter or NationsBank nor have we reviewed loan files for either Charter or NationsBank. With respect to the financial projections, we have assumed that they have been prepared by the management of Charter on bases reflecting the best currently available estimates and judgments of the future financial performance of Charter and NationsBank. Our opinion is based upon market and other conditions as of January 23, 1996.
     In the normal course of our investment banking business, Fox-Pitt, Kelton is continually engaged in the valuation of banks and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises.
     In the ordinary course of Fox-Pitt, Kelton's business, we provide research coverage on both Charter and NationsBank and have traded the equity securities of both companies for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have acted as financial advisor to Charter in connection with this transaction and have received a fee for our work performed to date and we will also be receiving a fee upon the completion of the transaction.
     It is understood that this letter is for the information of the Board of Directors of Charter only and may not be used for any other purpose without our prior written consent except for inclusion in a proxy or information statement and tender offer statement related to the transaction which we have had an opportunity to review. This opinion does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote on the Merger.
     Based upon the foregoing, Fox-Pitt, Kelton is of the opinion on the date hereof that the consideration to be received by the holders of Charter Common Stock in the Merger (other than NationsBank and its affiliates) is fair to such holders, from a financial point of view.
Very truly yours,
FOX-PITT, KELTON INC.
                                                                      APPENDIX C
                PROVISIONS OF THE TEXAS BUSINESS CORPORATION ACT
                          REGARDING DISSENTERS' RIGHTS
ART. 5.12. PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTIONS
     A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:
     (l)(a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.
     (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.
     (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (l ) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty
(60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.
     (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety
(90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.
                                      C-1

     B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.
     C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.
     D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning ninety-one days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.
     E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.
     F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.
     G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.
                                      C-2

ART. 5.13. PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS
     A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.
     B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholders' rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.
     C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article
5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.
                PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS
     There are no provisions in the Registrant's Restated Articles of Incorporation and no contracts between the Registrant and its directors and officers relating to indemnification. The Registrant's Restated Articles of Incorporation prevent the recovery by the Registrant of monetary damages against its directors. However, in accordance with the provisions of the NCBCA, the Registrant's Amended and Restated Bylaws provide that, in addition to the indemnification of directors and officers otherwise provided by the NCBCA, the Registrant shall, under certain circumstances, indemnify its directors, executive officers and certain other designated officers against any and all liability and litigation expense, including reasonable attorneys' fees, arising out of their status or activities as directors or officers, except for liability or litigation expense incurred on account of activities that were at the time known or reasonably should have been known by such director or officer to be clearly in conflict with the best interests of the Registrant. Pursuant to such bylaw and as authorized by statute, the Registrant maintains insurance on behalf of its directors and officers against liability asserted against such persons in such capacity whether or not such directors or officers have the right to indemnification pursuant to the bylaw or otherwise.
     In addition to the above-described provisions, Sections 55-8-50 through 55-8-58 of the NCBCA contain provisions prescribing the extent to which directors and officers shall or may be indemnified. Section 55-8-51 of the NCBCA permits a corporation, with certain exceptions, to indemnify a current or former director against liability if (i) he conducted himself in good faith, (ii) he reasonably believed (x) that his conduct in his official capacity with the corporation was in its best interests and (y) in all other cases his conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a current or former director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding charging improper personal benefit to him in which he was adjudged liable on such basis. The above standard of conduct is determined by the Board of Directors or a committee thereof or special legal counsel or the shareholders as prescribed in Section 55-8-55.
     Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation to indemnify a director or officer in the defense of any proceeding to which he was a party because of his capacity as a director or officer against reasonable expenses when he is wholly successful in his defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if he is adjudged fairly and reasonably so entitled under Section 55-8-54. Section 55-8-56 allows a corporation to indemnify and advance expenses to an officer, employee or agent who is not a director to the same extent as a director or as otherwise set forth in the Corporation's articles of incorporation or bylaws or by resolution of the Board of Directors.
     In addition, Section 55-8-57 permits a corporation to provide for indemnification of directors, officers, employees or agents in its articles of incorporation or bylaws or by contract or resolution, against liability in various proceedings and to purchase and maintain insurance policies on behalf of these individuals.
     THE FOREGOING IS ONLY A GENERAL SUMMARY OF CERTAIN ASPECTS OF NORTH CAROLINA LAW DEALING WITH INDEMNIFICATION OF DIRECTORS AND OFFICERS AND DOES NOT PURPORT TO BE COMPLETE. IT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE RELEVANT STATUTES WHICH CONTAIN DETAILED SPECIFIC PROVISIONS REGARDING THE CIRCUMSTANCES UNDER WHICH AND THE PERSON FOR WHOSE BENEFIT INDEMNIFICATION SHALL OR MAY BE MADE AND ACCORDINGLY ARE INCORPORATED HEREIN BY REFERENCE AS EXHIBIT
99.4 OF THIS REGISTRATION STATEMENT.
                                      II-1

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
     The following exhibits and financial statement schedules are filed with or incorporated by reference in this Registration Statement:
     (a) Exhibits

EXHIBIT NO.                                                 DESCRIPTION OF EXHIBIT
        2.1   Agreement and Plan of Merger between NationsBank and Charter dated as of January 25, 1996 (included as Appendix A to the Proxy Statement-Prospectus)
        5.1   Opinion of Smith Helms Mulliss & Moore, L.L.P.
        8.1   Opinion of Blanchfield Cordle & Moore, P.A.
       23.1   Consent of Price Waterhouse LLP
       23.2   Consent of Deloitte & Touche LLP
       23.3   Consent of Smith Helms Mulliss & Moore, L.L.P. (included in Exhibit 5.1)
       23.4   Consent of Blanchfield Cordle & Moore, P.A. (included in Exhibit 8.1)
       23.5   Consent of Fox-Pitt, Kelton Inc. (included in Appendix B)
       24.1   Power of Attorney and Certified Resolutions
       99.1   Charter 1995 Annual Report on Form 10-K
       99.2   Notice of Special Meeting of Shareholders of Charter
       99.3   Form of Proxy for Special Meeting of Shareholders of Charter
       99.4   Chairman's letter to Charter Shareholders
       99.5   Provisions of North Carolina law regarding indemnification of directors and officers (incorporated herein by reference to Exhibit 99.1 of the NationsBank Registration Statement on Form S-3, Registration No. 33-63097)
       99.6   Opinion of Fox-Pitt, Kelton Inc. (included as Appendix B to the Proxy Statement-Prospectus)

ITEM 22. UNDERTAKINGS
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the registration statement:
     PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
                                      II-2

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.
     (c)(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
     (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.
     (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
     (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
     (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.
                                      II-3

                                   SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on April 1, 1996.
                                         NATIONSBANK CORPORATION
                                         By:         HUGH L. MCCOLL, JR.*
                                                    HUGH L. MCCOLL, JR.
                                                 CHAIRMAN OF THE BOARD AND
                                                  CHIEF EXECUTIVE OFFICER
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                              TITLE                              DATE
                        HUGH L. MCCOLL, JR.*            Chairman of the Board, Chief Executive Officer      April 1, 1996
                                                          and Director (Principal Executive Officer)
                 HUGH L. MCCOLL, JR.
                        JAMES H. HANCE, JR.*            Vice Chairman and Chief Financial Officer           April 1, 1996
                                                          (Principal Financial Officer)
                 JAMES H. HANCE, JR.
                             MARC D. OKEN*              Executive Vice President and Chief Accounting       April 1, 1996
                                                          Officer (Principal Accounting Officer)
                     MARC D. OKEN
                           RONALD W. ALLEN*             Director                                            April 1, 1996
                   RONALD W. ALLEN
                       WILLIAM M. BARNHARDT*            Director                                            April 1, 1996
                 WILLIAM M. BARNHARDT
                           THOMAS E. CAPPS*             Director                                            April 1, 1996
                   THOMAS E. CAPPS
                          CHARLES W. COKER*             Director                                            April 1, 1996
                   CHARLES W. COKER
                          THOMAS G. COUSINS*            Director                                            April 1, 1996
                  THOMAS G. COUSINS
                           ALAN T. DICKSON*             Director                                            April 1, 1996
                   ALAN T. DICKSON
                         W. FRANK DOWD, JR.*            Director                                            April 1, 1996
                  W. FRANK DOWD, JR.
                              PAUL FULTON*              Director                                            April 1, 1996
                     PAUL FULTON

                                      II-4

                      SIGNATURE                                              TITLE                                DATE
                      L. L. GELLERSTEDT, JR.*           Director                                            April 1, 1996
                L. L. GELLERSTEDT, JR.
                          TIMOTHY L. GUZZLE*            Director                                            April 1, 1996
                  TIMOTHY L. GUZZLE
                             W. W. JOHNSON*             Director                                            April 1, 1996
                    W. W. JOHNSON
                              BUCK MICKEL*              Director                                            April 1, 1996
                     BUCK MICKEL
                            JOHN J. MURPHY*             Director                                            April 1, 1996
                    JOHN J. MURPHY
                                                        Director
                    JOHN C. SLANE
                             JOHN W. SNOW*              Director                                            April 1, 1996
                     JOHN W. SNOW
                       MEREDITH R. SPANGLER*            Director                                            April 1, 1996
                 MEREDITH R. SPANGLER
                          ROBERT H. SPILMAN*            Director                                            April 1, 1996
                  ROBERT H. SPILMAN
                           RONALD TOWNSEND*             Director                                            April 1, 1996
                   RONALD TOWNSEND
                         E. CRAIG WALL, JR.*            Director                                            April 1, 1996
                  E. CRAIG WALL, JR.
                            JACKIE M. WARD*             Director                                            April 1, 1996
                    JACKIE M. WARD
        By: *           /s/ CHARLES M. BERGER
                  CHARLES M. BERGER
                   ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS

                                                                                          SEQUENTIAL
EXHIBIT NO.                                 DESCRIPTION                                    PAGE NO.
    2.1       Agreement and Plan of Merger between NationsBank and Charter dated as of
              January 25, 1996 (included as Appendix A to the Proxy
              Statement-Prospectus)
    5.1       Opinion of Smith Helms Mulliss & Moore, L.L.P.
    8.1       Opinion of Blanchfield Cordle & Moore, P.A.
   23.1       Consent of Price Waterhouse LLP
   23.2       Consent of Deloitte & Touche LLP
   23.3       Consent of Smith Helms Mulliss & Moore, L.L.P. (included in Exhibit 5.1)
   23.4       Consent of Blanchfield Cordle & Moore, P.A. (included in Exhibit 8.1)
   23.5       Consent of Fox-Pitt, Kelton Inc. (included in Appendix B)
   24.1       Power of Attorney and Certified Resolutions
   99.1       Charter 1995 Annual Report on Form 10-K
   99.2       Notice of Special Meeting of Shareholders of Charter
   99.3       Form of Proxy for Special Meeting of Shareholders of Charter
   99.4       Chairman's letter to Charter Shareholders
   99.5       Provisions of North Carolina law regarding indemnification of directors and officers (incorporated herein by reference to Exhibit 99.1 of the
              NationsBank Registration Statement on Form S-3, Registration No.
              33-63097)
   99.6       Opinion of Fox-Pitt, Kelton Inc. (included as Appendix B to the Proxy
              Statement-Prospectus)

                                      II-6